As filed with the Securities and Exchange Commission on March 27, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ShiftPixy, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	3751	26-1449404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Venture, Suite 150

Irvine, CA 92618

(888) 798-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Absher

Chief Executive Officer

1 Venture, Suite 150

Irvine, CA 92618

(888) 798-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ivan K. Blumenthal, Esq. Daniel A. Bagliebter, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3500	Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway Street New York, NY 10019 (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)		Amount of Registration Fee
Common Stock, par value $0.0001 per share	$11,500,000		$1,492.70
Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof	$11,500,000		1,492.70
Underwriter’s warrants	$1,265,000		$164.20
Common Stock issuable upon exercise of underwriter’s warrants(2)(5)
Total	$24,265,000	(4)	$3,149.60

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes the offering price of any additional securities that the underwriter has the option to purchase.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering, and therefore the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $11,500,000.

(4)	Includes the aggregate offering price of the additional shares that the underwriters have the option to purchase to cover over allotments, if any.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. The underwriter’s warrants are exercisable at a per-share exercise price equal to 110% of the public offering price per share of common stock. The proposed maximum aggregate offering price of the underwriter’s warrants is $1,265,000, or 5% of $23,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 27, 2020

Shares of Common Stock

Pre-Funded Warrants to Purchase	Shares of Common Stock

We are offering           shares of our common stock, par value $0.0001 per share.

We are also offering to each purchaser, if any, whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in the purchaser's beneficial ownership exceeding 4.99% (or at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be immediately exercisable for one share of our common stock and may be exercised at any time until all of the pre-funded warrants are exercised in full. The purchase price of each pre-funded warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “PIXY.” On March      , 2020, the last reported sale price of our common stock was $            per share.

The final public offering price of the shares of common stock in this offering, including the price of any pre-funded warrant, will be determined through negotiation between us and the lead underwriter in the offering and the recent market price used throughout this prospectus will not be indicative of the final offering price. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on any national securities exchange.

The offering is being underwritten on a firm commitment basis. We have granted the underwriters an option to buy up to an additional                          shares of common stock from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 45-day period from the date of this prospectus.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and, as such, have elected to comply with certain reduced public disclosure requirements for this prospectus and future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before investing in our securities.

	No Exercise of Over-Allotment			Full Exercise of Over-Allotment
	Per Share of Common Stock	Per Pre-Funded Warrant	Total	Per Share of Common Stock	Per Pre-Funded Warrant	Total
Public offering price	$	$	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$	$	$
Proceeds to us, before expenses	$	$	$	$	$	$

(1)	In addition, we have agreed to reimburse the underwriters for certain expenses and issue warrants to the underwriter in an amount equal to 5% of the aggregate number of shares and shares issuable upon exercise of the pre-funded warrants. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 45-day option from the date of this prospectus to purchase approximately      additional shares of our common stock. If the underwriters exercise the option in full, the underwriting discounts and commissions payable by us will be $       , and the total proceeds to us, before expenses will be $ .

The underwriters expect to deliver the shares of common stock and any pre-funded warrants to the purchasers on or about               , 2020.

Sole Book-Running Manager

A.G.P.

The date of this prospectus is                 , 2020

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” on page 11, “Cautionary Note Regarding Forward-Looking Statements” on page 30 and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in this prospectus, before making an investment decision. Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” and “our” refer to ShiftPixy, Inc.

Company Overview

Our current business, and the primary source of our revenues to date, has been under a traditional staffing services business model. Our initial market focus is to use this traditional approach, coupled with developed technology, to address an underserved market containing predominately lower wage employees with high turnover in light industrial, services, and food and hospitality. We provide human resources, employment compliance, insurance, payroll, and operational employment services solutions for our business clients (“clients” or “operators”) and shift work or gig opportunities for worksite employees (“WSEs” or “shifters”). As consideration for providing these services, we receive administrative or processing fees as a percentage of a client’s gross payroll, process and file payroll taxes and payroll tax returns, provide workers’ compensation insurance, and provide employee benefits. We have built a substantial business on a recurring revenue model since our inception in 2015. For the fiscal year ended August 31, 2019, we processed over $350 million of payroll billings. Our business has significantly grown for each year since inception and we expect to continue our high degree of growth. However, we have experienced losses to date as we have invested in both our technology solutions as well as the back-office operations required to service a large employee base under a traditional staffing model.

We are currently focused on clients in the restaurant and hospitality industries, traditionally market segments with high employee turnover and low pay rates. We believe that our focus on these industries will be better served by our Human Resources Information System (“HRIS”) technology platform which provides payroll and human resources tracking for our clients and will result in lower operating costs, improved customer experience and revenue growth acceleration. All of our clients enter into service agreements with us or our wholly-owned subsidiary, ReThink Human Capital Management, Inc.

Our revenues for the year ended August 31, 2019 primarily consist of administrative fees calculated as a percentage of gross payroll processed, payroll taxes due on WSEs billed to the client and remitted to the applicable taxation authority, and workers’ compensation premiums billed to the client for which we facilitate workers’ compensation coverage. Our costs of revenues consist of accrued and paid payroll taxes and our costs to provide the workers’ compensation coverage including premiums and loss reserves. A significant portion of our assets and liabilities is for our workers’ compensation reserves. Our cash balances related to these reserves are carried as assets and our estimates of projected workers’ compensation claims are carried as liabilities. Since 2019, we have provided a self-funded workers’ compensation policy for up to $500,000 and purchase reinsurance for claims in excess of $500,000. As of November 30, 2019, we have workers’ compensation related assets in excess of our projected workers’ compensation losses. We actively monitor and manage our clients and WSEs’ workers’ compensation claims which we believe allows us to provide a lower cost workers’ compensation option for our clients than they would otherwise be able to purchase on their own.

As of August 31, 2019, we had 246 clients with over 13,000 WSEs and processed payroll of over $350 million during our fiscal year ending August 31, 2019, an increase of nearly 60% for our year ending August 31, 2018. Of these WSEs, approximately 60% represent workers in the restaurant industry. In addition, as of August 31, 2019, there were an additional 12,000 inactive WSEs in our HRIS technology platform who are available for gig opportunities. In January 2020, in connection with an asset purchase agreement, we assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 and certain operating assets for $19.1 million in cash of which $9.6 million was received at closing and $9.5 million is due over the next four years, commencing in April 2020, subject to certain conditions, including the performance of the assigned contracts. For the month ended January 31, 2020, we added nine clients, billed 56 clients in total (all related to the food service industry), billed approximately 3,900 total WSEs and retained approximately 30,000 unbilled WSEs in our HRIS platform for an annualized growth rate of over 100% for both clients and WSEs since November 30, 2019. We have also entered into an agreement with a large customer with multiple locations representing approximately 1,000 additional WSEs. These new WSEs were added to our HRIS platform through our new automated onboarding process which was placed into service in November 2019. We believe there is significant business interest in our HRIS platform and scheduling tools for multi-location client opportunities.

Our Services

Our core business is to provide regular payroll processing services to clients under an employer administration services (“EAS”) model in addition to individual services, such as payroll tax compliance, workers’ compensation insurance, and employee HR compliance management. In addition, in November, 2019, we launched our employee onboarding and scheduling functions to our customers in the mobile application. We expect to complete the full commercial launch of our mobile application software later this year which will provide additional services including “white label” food delivery functionality.

Our core EAS services are typically provided to our clients for one-year renewable terms. Through November 30, 2019, we have not had any material revenues or billings generated within our HRIS from additional services. We expect that our future service offerings, including technology-based services provided through our HRIS system and mobile application, will provide for additional revenue streams and support cost reductions for existing and future clients. We expect that our future services will be offered through “a la carte” pricing via customizable on-line contracts.

The new market trend towards flexible, temporary or freelance jobs, often involving connecting with clients or customers through an online platform (the “Gig Economy”) has created legal issues regarding the classification of workers as independent contractors or employees. In addition, the rising trend of predictive scheduling creates logistical issues for our clients regarding worker’s schedules. We provide solutions to businesses struggling with these compliance issue primarily by absorbing our clients’ workers, who we refer to as WSEs but are also referred to as “shift workers,” “shifters,” “gig workers,” or “assigned employees.” WSEs are included under our corporate employee umbrella and we handle certain employment-related compliance responsibilities for our clients as part of our services. This arrangement benefits WSEs by providing additional work opportunities through access to our clients. WSEs further benefit from employee status benefits through our benefit plan offerings, including minimum essential health insurance coverage plans and 401(k) plans, as well as enjoying the protections of workers’ compensation coverage.

Competition

We have two primary sources of competition. Competitors to our gig business model include businesses such as ShiftGig, Instawork, Snag, Jobletics and other comparable businesses that seek to arrange short-term work assignments for both employees and independent contractors. Competitors to our HRIS system include businesses such as Kelly Services, ManpowerGroup, and Barrett Business Services which provide human resource software solutions. We believe our service offering competes effectively based on our strategy of combining an ecosystem of employment services with the individualized ability to link trained workers to specific shift-work opportunities.

Recent Developments

Reverse Stock Split

On November 13, 2019, our board of directors authorized a one-for-forty (1:40) reverse split of our issued and outstanding common stock that became effective on December 16, 2019 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each forty (40) shares of our issued and outstanding common stock were automatically combined and converted into one issued and outstanding share of common stock. The Reverse Stock Split affected all issued and outstanding shares of our common stock, as well as common stock underlying stock options, preferred stock and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split. The Reverse Stock Split did not decrease the number of our authorized shares of common stock, alter the par value of common stock, which remains at $0.0001 per share, nor modify any voting rights or other terms of our capital stock. Unless otherwise indicated, all information set forth in this prospectus gives effect to the Reverse Stock Split.

Vensure Asset Transfer

As previously reported, on January 3, 2020, effective January 1, 2020, we entered into an asset purchase agreement with Shiftable HR Acquisition, LLC, part of Vensure Employer Services, Inc. (“Vensure”), that assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 and certain operating assets in exchange for up to approximately $19.1 million of consideration (the “Vensure Asset Transfer”). We received $9.6 million upon closing and expect to receive additional proceeds of approximately $2.4 million per year, payable monthly, for the next four years if certain transaction conditions are met, including the performance of the assigned client contracts. This transaction required us to relinquish our service rights to certain clients but allowed us to retain the clients’ WSE information in our HRIS platform which now represents approximately 30,000 potential gig employees. We also retained all of our intellectual property rights, including our HRIS and our mobile application technology, and 47 clients with approximately 2,400 billable WSEs.

Convertible Note Settlements

Between December 5, 2019 and March 24, 2020, we entered into a series of settlements, agreed upon note conversions, note exchanges, and principal repayments (the “Convertible Note Settlements”) for (i) our 8% Senior Secured Convertible Notes we issued on June 4, 2018 (the “June 2018 Notes”), (ii) certain of our 8% Senior Secured Convertible Notes we issued pursuant to a Limited Settlement Agreement and Mutual Release, dated December 20, 2018, with certain holders of the June 2018 Notes (the “December 2018 Notes”), (iii) certain of our Convertible Notes issued on March 12, 2019 (the “March 2019 Notes”) and, together with the June 2018 Notes and the December 2018 Notes, the “Senior Convertible Notes”) and (iv) all of our warrants issued in connection with the March 2019 Notes (the “March 2019 Warrants”) that previously included full-ratchet anti-dilution price protection. Pursuant to the Convertible Note Settlements, we issued an adjustment of 302,271 shares of common stock for conversions and 123,358 shares of common stock for inducements and cashless warrant exercises for the Senior Convertible Notes and to extinguish the remaining March 2019 Notes and March 2019 Warrants with full-ratchet anti-dilution protection. On December 5, 2019, we exchanged $2,445,000 of the March 2019 Notes and $222,000 of the June 2018 Notes for new Senior Convertible Notes in an aggregate principal amount of $2,934,000 (the “December 2019 Exchange Notes” and, together with the June 2018 Notes, the December 2018 Notes and the March 2019 Notes, the “Senior Convertible Notes”). On March 23, 2020 and March 24, 2020, we (i) further amended the December 2019 Exchange Notes to fix the conversion price at $9.20 per share of common stock, (ii) exchanged $830,000 of the March 2019 Notes with full-ratchet anti-dilution price protection for $997,000 of amended March 2019 Notes with a fixed conversion price at $9.20 per share of common stock and (iii) amended, cancelled or exercised for shares of common stock via cashless exercise all March 2019 Warrants which previously included full-ratchet anti-dilution price protection and issued new warrants to purchase 423,669 shares of common stock at an exercise price of $10.17 per share. Pursuant to the Convertible Note Settlements, we also paid cash of approximately $2,600,000 to satisfy all default claims and litigation relating to our Senior Convertible Notes and as repayment of all remaining principal on our June 2018 Notes and December 2018 Notes. The remaining gross principal balances of the Senior Convertible Notes as of March 24, 2020 represent $995,000 of the amended March 2019 Notes, convertible at $9.20 per share, and $1,828,550 of the amended December 2019 Exchange Notes, convertible at $9.20 per share, which amortize in cash or shares or common stock beginning April 1, 2020 at 12.5% of the current principal balance. Also in March 2020, the holder of the amended December 2019 Exchange Notes converted the scheduled April 2020 and July 2020 amortization payments into shares of common stock at $9.20 per share. For further discussion of the Senior Convertible Notes, see “Description of Our Capital Stock – Debt and Equity Offerings.”

Risks Associated with Our Business and this Offering

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section of this prospectus entitled “Risk Factors”. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

•	We have incurred net losses in recent periods and require additional financing. If financing is not available, we may be required to further downsize or discontinue operations.

•	We assume the obligation to make wage, tax, and regulatory payments for our WSEs, and, as a result, are exposed to client credit risks.

•	Our business strategy depends upon our ability to receive future proceeds in connection with the Vensure Asset Transfer, which are contingent upon profits associated with our former clients that were transferred to Vensure.

•	If you purchase our securities in this offering, you will incur immediate and substantial dilution.

•	We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

•	The price of our common stock and warrants may be volatile.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise generally applicable to public companies. As a result, the information that we provide to shareholders may be different than the information you may receive from other public companies in which you hold equity. For example, so long as we are an emerging growth company:

•	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”), regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor’s discussion and analysis);

•	we are not required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced disclosure and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering (“IPO”), or such earlier time that we are no longer an emerging growth company. For example, if certain events occur before the end of such five-year period, including if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company.

As mentioned above, the JOBS Act permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected not to opt out of the extended transition period which means that when an accounting standard is issued or revised, and it has different application dates for public or private companies, as an emerging growth company, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible because of the potential differences in accounting standards used to compare our financial statements with the financial statements of a public company that is not an emerging growth company or the financial statements of an emerging growth company that has opted out of using the extended transition period.

Our Corporate Information

We were incorporated under the laws of the State of Wyoming on June 3, 2015. Our principal executive office is located at 1 Venture, Suite 150, Irvine, CA 92618, and our telephone number is (888) 798-9100. Our website address is www.shiftpixy.com. Our website does not form a part of this prospectus and listing of our website address is for informational purposes only.

THE OFFERING

Common stock offered	shares.

Pre-funded warrants offered	We are also offering to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in the purchaser's beneficial ownership exceeding 4.99% (or at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Option to purchase additional shares of common stock	The underwriter has a 45-day option to purchase up to an additional shares of common stock from us at the public offering price less underwriting discounts and commissions.

Common stock to be outstanding after this offering	shares of common stock, assuming no exercise of the pre-funded warrants (or shares of common stock if the underwriter exercises in full its option to purchase additional shares of common stock, assuming no exercise of the pre-funded warrants). Assuming all of the pre-funded warrants were immediately exercised, there would be shares of common stock issued and outstanding.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $         million, or approximately $         million if the underwriters exercise their option to purchase additional shares in full, excluding any proceeds that may be received upon the exercise of the pre-funded warrants, after deducting underwriting discounts and commissions.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock or pre-funded warrants in this offering.

Nasdaq symbol	Our common stock is listed on Nasdaq under the symbol “PIXY.” We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriter of its over-allotment option, assumes no sale of any pre-funded warrants in this offering, excludes exercise of the warrants to be issued to the underwriters and accounts for Reverse Stock Split that became effective on December 16, 2019. The number of shares of our common stock that are and will be outstanding immediately before and after this offering as shown above is based on 1,321,804 shares outstanding as of March 24, 2020. The number of shares outstanding as of March 24, 2020, as used throughout this prospectus, unless otherwise indicated, excludes:

•	526,349 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock that were outstanding as of March 24, 2020, with a weighted-average exercise price of $17.92 per share;

•	197,110 shares of common stock reserved for future issuance under our 2017 Stock Option and Share Issuance Plan (the “ 2017 Plan”);

•	43,415 shares of common stock issuable upon the exercise of options to purchase common stock issued pursuant to our 2017 Plan as of March 24, 2020, with a weighted-average exercise price of $99.56 per share;

•	307,078 shares of common stock issuable upon the conversion of the Senior Convertible Notes that were outstanding as of March 24, 2020 with a weighted-average conversion price of $9.20 per share; and

•	657,845 shares of common stock reserved for future issuance pursuant to an option granted to shareholders of record on September 28, 2016 to purchase preferred stock with a conversion price of $0.0001 per share.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information are presented to illustrate the Vensure Asset Transfer whereby we assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 and certain operating assets in exchange for up to approximately $19.1 million of total consideration, if certain conditions are met. The following unaudited pro forma condensed consolidated financial information should be read together with the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein. The unaudited pro forma condensed consolidated financial statements, and the data derived therefrom, included in this prospectus were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All per share and shares outstanding are adjusted to reflect our Reverse Stock Split.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three Months Ended November 30, 2019

	Actual	Discontinued Operations		Pro Forma (unaudited)
Revenues	$15,866,000	$13,887,000	(1)	$1,979,000
Cost of revenue	12,552,000	10,865,000	(1)	1,687,000
Gross profit	3,314,000	3,022,000		292,000
Operating expenses:
Salaries, wages, and payroll taxes	2,283,000	506,000	(2)	1,777,000
Commissions	774,000	696,000	(3)	78,000
Professional fees	840,000	-		840,000
External software development	353,000	-		353,000
General and administrative	1,401,000	-		1,401,000
Total operating expenses	5,651,000	1,202,000		4,449,000
Operating income (loss)	(2,337,000)	1,820,000		(4,157,000)

Other expense	(219,000)	-		(219,000)

Total other income (expense)	(219,000)	-		(219,000)

Net loss	$(2,556,000)	$1,820,000		$(4,376,000)

Loss per share	$(2.86)			$(4.90)

Weighted average shares outstanding	893,904			893,904

See notes to the unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Fiscal Year Ended August 31, 2019

	Actual	Discontinued Operations		Pro Forma (unaudited)
Revenues	$53,436,000	$48,013,000	(1)	$5,423,000
Cost of revenue	41,046,000	36,452,000	(1)	4,594,000
Gross profit	12,390,000	11,561,000		829,000
Operating expenses:
Salaries, wages, and payroll taxes	7,702,000	3,032,000	(2)	4,670,000
Commissions	2,732,000	2,532,000	(3)	200,000
Professional fees	3,918,000	-		3,918,000
External software development	1,209,000	-		1,209,000
General and administrative	6,502,000	-		6,502,000
Total operating expenses	22,063,000	5,564,000		16,499,000
Operating income (loss)	(9,673,000)	5,997,000		(15,670,000)

Other income (expense)	(9,054,000)	-		(9,054,000)

Net (loss) income	$(18,727,000)	$5,997,000		$(24,724,000)

Loss per share	$(22.90)			$(30.24)

Weighted average shares outstanding	817,720			817,720

Unaudited Pro Forma Condensed Consolidated Statement of Operations
 Fiscal Year Ended August 31, 2018

	Actual	Discontinued Operations		Pro Forma (unaudited)
Revenues	$34,959,000	$33,139,000	(1)	$1,819,000
Cost of revenue	29,459,000	27,970,000	(1)	1,488,000
Gross profit	5,500,000	5,169,000		331,000
Operating expenses:
Salaries, wages, and payroll taxes	5,383,000	2,442,000	(2)	2,941,000
Commissions	1,594,000	1,501,000	(3)	93,000
Professional fees	2,078,000	-		2,078,000
External software development	3,828,000	-		3,828,000
General and administrative	4,189,000	-		4,189,000
Total operating expenses	17,072,000	3,943,000		13,129,000
Operating income (loss)	(11,572,000)	1,226,000		(12,798,000)

Other income (expense)	(5,251,000)	-		(5,251,000)

Net (loss) income	$(16,823,000)	$1,226,000		$(18,049,000)

Loss per share	$(23.36)			$(25.06)

Weighted average shares outstanding	720,253			720,253

See notes to the unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

November 30, 2019

	Actual	Discontinued Operations		Pro Forma (unaudited)
Assets
Current assets
Cash	$49,000	$9,575,000	(5)	$9,624,000
Accounts receivable	1,822,000	(1,518,000	)(6)	304,000
Unbilled accounts receivable	11,347,000	(9,594,000	)(6)	1,753,000
Deposit – workers’ compensation	1,987,000			1,987,000
Prepaid expenses	371,000	(164,000	)(6)	207,000
Other current assets	164,000			164,000
Other receivables – transaction related	-	1,583,000	(7)	1,583,000
Total current assets	15,740,000	(118,000)		15,622,000

Fixed assets	3,136,000	-		3,136,000
Deposits – workers’ compensation	6,167,000	-		6,167,000
Deposits and other assets	124,000	-		124,000
Other receivables – transaction related	-	6,099,000	(7)	6,099,000

Total assets	$25,167,000	$5,981,000		$31,148,000

Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable and other current liabilities	$5,911,000	$(378,000	)(6)	$5,533,000
Payroll related liabilities	17,469,000	(9,323,000	)(6)	8,146,000
Convertible notes, net	3,426,000	-		3,426,000
Accrued workers’ compensation costs	1,987,000	-		1,987,000
Default penalties accrual	1,800,000	-		1,800,000
Derivative liabilities	2,814,000	-		2,814,000
Total current liabilities	33,407,000	(9,701,000)		23,706,000
Non-current liabilities
Accrued workers’ compensation costs	6,194,000	-		6,194,000
Convertible notes, net	778,000	-		778,000
Total liabilities	40,379,000	(9,701,000)		30,678,000

Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock	-	-		-
Common stock	-	-		-
Additional paid-in capital	32,619,000	-		32,619,000
Treasury stock	(325,000)	-		(325,000)
Accumulated deficit	(47,506,000)	15,682,000	(4)	(30,006,000)
Total stockholders’ equity (deficit)	(15,212,000)	15,682,000		470,000
Total liabilities and stockholders’ equity (deficit)	$25,167,000	$5,981,000		$31,148,000

See notes to the unaudited pro forma condensed consolidated financial information.

Notes to Pro Forma Condensed Consolidated Financial Information

(1)	This adjustment reflects the elimination of revenues and costs of revenues associated with the clients transferred.

(2)	This adjustment reflects the elimination of wages, employer taxes, and benefits associated with the employees transferred under the terms of the transaction.

(3)	This adjustment represents the elimination of commissions paid and associated with the client business transferred.

(4)	This adjustment represents the addition for the expected gain on the transaction consisting of $9.6 million of cash received at closing and $9.5 million of contingently receivable, discounted at a 10% annual interest rate to $7.7 million and as reduced by the $1.5 million of working capital required to be transferred under the terms of the asset transfer agreement. The proceeds receivable are contingent upon delivery of a guaranteed level of client gross profit delivered and a minimum of $1.5 million of working capital transferred, calculated effective to the closing date. We expect to utilize tax net operating losses to offset any tax due as a result of the transaction.

(5)	This adjustment represents the net effect of cash received at closing representing $9,500,000 of deal proceeds and net reimbursement of $75,000 of additional cash paid for working capital transferred in excess of the $1,500,000 required to be transferred.

(6)	This adjustment represents the elimination of a working capital assets or liabilities transferred or assumed under the terms of the transfer agreement. Total net assets transferred are subject to an additional true up 90 days subsequent to the closing date of the transaction. The initial transfer was based on November 30, 2019 balances.

(7)	This adjustment represents the addition of $9.5 million of payments receivable over four years of which $1.6 million is expected to be collected within one year of November 30, 2019 and $6.1 million is expected to be collected subsequent to November 30, 2020. The proceeds receivable are contingent upon delivery of a guaranteed level of client gross profit delivered and a minimum of $1.5 million of working capital transferred, calculated effective to the closing date. The balance expected to be collected subsequent to November 30, 2020 is shown at the present value of the expected cash flows using a 10% annual discount rate, representing a $1.8 million discount to expected gross future cash flows.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this prospectus before deciding whether to invest in our common stock, including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. The risks set forth below are those which we believe are the material risks that we face. The occurrence of any of such risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

Purchasers in the offering will suffer immediate dilution.

If you purchase common stock in this offering, the value of your shares based on our actual book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At the public offering price of $           per share, purchasers of common stock in this offering will experience immediate dilution of approximately $           per share. Based upon the pro forma as adjusted net tangible book value of our common stock at $                  , your shares may be worth less per share than the price you paid in the offering. See “Dilution.” The net tangible book value of our common stock as used in this prospectus has been adjusted for (i) the Vensure Asset Transfer and (ii) the Convertible Note Settlements.

If the options, warrants and convertible securities we previously granted are exercised, additional dilution will occur. As of March 24, 2020, options to purchase 43,415 shares of common stock at a weighted-average exercise price of $99.56 per share were outstanding, warrants to purchase up to 526,349 shares of common stock at a weighted-average exercise price of $17.92 per share were outstanding, Senior Convertible Notes convertible into 307,078 shares of common stock at $9.20 per share were outstanding and options to purchase 657,845 shares of preferred stock, convertible into 657,845 shares of common stock, with a conversion price of $0.0001 per share were outstanding.

Furthermore, if we raise additional funding by issuing additional equity securities, the newly-issued shares will further dilute your percentage ownership of our shares and may also reduce the value of your investment. The discussion above assumes no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis until such warrants are exercised.

We have a significant number of outstanding warrants, some of which contain full-ratchet anti-dilution protection, which may cause significant dilution to our shareholders, have a material adverse impact on the market price of our common stock and make it more difficult for us to raise funds through future equity offerings.

As of March 24, 2020, we had 1,321,804 shares of common stock outstanding. In addition, as of that date we had outstanding warrants to acquire up to 526,349 shares of common stock. The issuance of shares of common stock upon the exercise of warrants would dilute the percentage ownership interest of all shareholders, might dilute the book value per share of our common stock and would increase the number of our publicly traded shares, which could depress the market price of our common stock.

Historically, certain of our outstanding warrants contain full-ratchet anti-dilution provisions which, subject to limited exceptions, would reduce the exercise price of the warrants (and increase the number of shares issuable) in the event that we in the future issue common stock, or securities convertible into or exercisable to purchase common stock, at a price per share lower than the exercise price then in effect, to such lower price. On June 4, 2018, in connection with the issuance of June 2018 Notes, we issued warrants (the “June 2018 Warrants”) which are exercisable for 25,104 shares of common stock at an exercise price of $10.17 per share contain a price protection anti-dilution provision. At the assumed offering price of $                          , the closing price of our common stock as reported on Nasdaq on                        , 2020, the anti-dilution provision in the June 2018 Warrants will be triggered in connection with this offering and will result in the June 2018 Warrants becoming exercisable into 30,256 shares of common stock at an exercise price of $                           per share. In addition, on March 12, 2019, in connection with the issuance of March 2019 Notes, we issued the March 2019 Warrants, which were exercisable for 74,390 shares of common stock at an exercise price of $70.00 per share and contain a full-ratchet anti-dilution provision. As of March 24, 2020, all such warrants were either cancelled, exercised or exchanged for warrants without such a full-ratchet anti-dilution provision.

In addition to the dilutive effects described above, the perceived risk of dilution as a result of the significant number of outstanding warrants may cause our common shareholders to be more inclined to sell their shares, which would contribute to a downward movement in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our common stock price could encourage investors to engage in short sales of our common stock, which could further contribute to price declines in our common stock. The fact that our shareholders and warrant holders can sell substantial amounts of our common stock in the public market, whether or not sales have occurred or are occurring, as well as the existence of full-ratchet anti-dilution provisions in our warrants, could make it more difficult for us to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

We have warrants and convertible notes, including the Senior Convertible Notes, that may be converted into shares of our common stock in the future, which would dilute your ownership interest.

On June 4, 2018, December 20, 2018, and March 12, 2019 we issued the June 2018 Notes, the December 2018 Notes and the March 2019 Notes, respectively, to certain institutional investors pursuant to which, at any time while there is an outstanding balance, the notes may be converted for shares of our common stock, at the option of the holders, at a conversion price for the principal and interest, subject to adjustment from down round price protection. As of March 24, 2020, the Senior Convertible Notes, if converted at the applicable discount price, would be convertible into approximately 307,078 shares of common stock. We also have warrants outstanding to purchase up to 526,349 shares of common stock, which may be exercised for up to five years from their issuance date. These warrants may also include the requirement for us to reduce the exercise price if a future financing is entered into at a price per share below the warrant exercise price. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership of our common shareholders.

The agreements governing our Senior Convertible Notes contain a mandatory default amount when an event of default occurs.

The indentures governing our Senior Convertible Notes contain mandatory default amounts when an event of default occurs. These notes accrue default interest at an annual rate of 18%, include a conversion feature that provides for a default conversion rate at a 15% discount to market price, and provide for mandatory redemption for up to 130% of the remaining principal balance.

Our common stock is closely held by our founders which may limit a minority shareholder from influencing corporate governance.

Approximately 50% of our issued and outstanding common stock is held by our founders, Scott Absher, our Chief Executive Officer, and Steven Holmes. In addition, these individuals have options to purchase preferred shares which in turn may be converted into additional common stock in the future. Individual shareholders with a minority stake may have limited influence over shareholder matters.

We have received a delisting notice from Nasdaq and may not be able to maintain our Nasdaq market presence.

On June 6, 2019 we received a notice from the regulations department of Nasdaq for (i) failure to maintain our share price at $1.00 per share for a thirty day period as required under Nasdaq Listing Rule 5550(a)(2) and (ii) failure to comply with the Minimum Market Value of Listed Securities of $35,000,000 as registered under Nasdaq Listing Rule 5550(b)(2). The notice provided for a six month cure period. On December 4, 2019 we received a de-listing notice that would result in us being delisted from Nasdaq on December 13, 2019 unless we filed for a hearing by December 11, 2019. We filed for a hearing date which was scheduled for January 23, 2020. On February 4, 2020, we received a letter from the Hearings Advisor of the Nasdaq Office of General Counsel, which notified that us that we have until April 15, 2020 to issue a public disclosure that we have either a) $2.5 million in shareholder equity or b) a market value of listed securities is equal to or greater than $35 million. We also need to disclose that we have 500,000 publicly held shares by April 15, 2020. The letter also noted that the issue of our share price closing below $1.00 per share is now moot. While we believe we are taking steps to address the listing requirements, we may not be successful in maintaining our Nasdaq listing which may result in our being listed on another exchange, or listed on the OTC Markets or in the “pink sheets.” Such a downgrading in our listing market may limit our ability to make a market in our common stock and which may impact purchases or sales of our securities.

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the pre-funded warrants will be limited.

Our board of directors and our shareholders recently approved an amendment to our Articles of Incorporation to add conversion rights to our preferred stock that would be dilutive to the purchasers and current holders of our common stock.

Our board of directors and our shareholders recently approved an amendment to the rights of our preferred stock to provide for its conversion into our common stock on a one-for-one basis which will not take effect until at least 20 days after we file an Information Statement regarding such shareholder approval with the SEC. The purchase price for such preferred stock was set at $0.0001 per share of preferred stock. The conversion of the preferred stock to common stock will have an immediate dilutive effect on our then current shareholders. The aggregate dilution our shareholders will incur will depend on the number of shares of preferred stock that are converted into common stock.

Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the offering price.

Our stock could be subject to wide fluctuation in response to many risk factors listed in this section and others beyond our control, including:

•	Market acceptable and commercialization of our products;

•	Our being able to timely demonstrate achievement of milestones, including those related to revenue generation, cost control, cost effective source supply and regulatory approvals;

•	Regulatory developments or enforcements in the United States and non-U.S. countries with respect to our products or our competitors’ products;

•	Failure to achieve pricing acceptable to the market;

•	Actual or anticipated fluctuations in our financial condition and operating results, or our continuing to sustain operating losses;

•	Competition from existing products or new products that may emerge;

•	Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	Failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;

•	Rumors and market speculation involving us or other companies in our industry;

•	The financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	Actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	Actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	Litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	Changes in accounting standards, policies, guidelines, interpretations or principles;

•	Announcement or expectation of additional financing efforts, particularly if our cash available for operations significantly decreases;

•	Fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	Share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	Additions or departures of key management personnel;

•	Disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	Entry by us into any material litigation or other proceedings;

•	Sales of our common stock by us, our insiders, or our other shareholders;

•	Market conditions for stocks in general; and

•	General economic and market conditions unrelated to our performance.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. If the market price of shares of our common stock after this offering does not exceed the IPO price, you may not realize any return on your investment in us and may lose some or all of your investment.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock is impacted by the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure that analysts will continue to cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We currently intend to allocate the net proceeds that we will receive from this offering as described in this prospectus under the “Use of Proceeds” section of this prospectus. However, our management will have broad discretion in the actual application of the net proceeds, and we may elect to allocate proceeds differently from that described herein if we believe it would be in our best interest to do so. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could have a material adverse effect on our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Future sales, or the possibility of future sales, of a substantial number of shares of our common stock could adversely affect the price of the shares and dilute shareholders.

Future sales of a substantial number of shares of our common stock, or the perception that such sales will occur, could cause a decline in the market price of our common stock. This is particularly true if we sell our stock at a discount. In addition, in connection with this offering, our directors and executive officers entered into lock-up agreements. If, after the end of such lock-up agreements, these shareholders sell substantial amounts of shares of our common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

In addition, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause our common share price to decline.

Holders of pre-funded warrants purchased in this offering will have no rights as common shareholders until such holders exercise their pre-funded warrants and acquire our common stock.

Until holders of pre-funded warrants acquire shares of our common stock upon exercise of the pre-funded warrants, holders of pre-funded warrants will have no rights with respect to the shares of our common stock underlying such pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock, which may decrease in value.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We are an “emerging growth company” as that term is used in the JOBS Act, and we intend to continue to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common stock being less attractive to investors and adversely affect the market price of our common stock or make it more difficult to raise capital as and when we need it.

We are an “emerging growth company” as that term is used in the JOBS Act, and we intend to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved, and exemptions from any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements. We currently take advantage of some, but not all, of the reduced regulatory and reporting requirements that are available to us under the JOBS Act, and intend to continue to do so as long as we qualify as an “emerging growth company.” For example, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would have otherwise been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate us.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our business, results of operations, financial condition and cash flows, and future prospects may be materially and adversely affected.

Risks Relating to Our Business

We have limited operating history, which makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We are an emerging business and are in the process of developing our products and services. We have been in business since July 2015. Although we have processed gross billings of over $350 million for the fiscal year ended August 31, 2019 it is still difficult, if not impossible, to forecast our future results based upon our limited historical operating data. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. If we make poor budgetary decisions as a result of unreliable data, our gross billings in the future may decline, which may result in a decline in our stock price.

There is uncertainty regarding our ability to implement our business plan and to grow our business to a greater extent than we can with our existing financial resources without additional financing. Except from the proceeds of our initial public offering and our recent private placements of senior secured convertible notes to institutional investors raising $13 million of gross proceeds ($11.9 million net of costs), we have no binding agreements, commitments or understandings to secure additional financing at this time. We have no binding agreements, commitments or understandings to acquire any other businesses or assets. Our long-term future growth and success is dependent upon our ability to generate cash from operating activities. There is no assurance that we will be able to generate sufficient cash from operations, to borrow additional funds or to raise additional equity capital. Our inability to obtain additional cash could have a material adverse effect on our ability to fully implement our business plan as described herein and grow our business to a greater extent than we can with our existing financial resources.

We have incurred net losses in recent periods and require additional financing. If financing is not available, we may be required to further downsize or discontinue operations.

As of November 30, 2019, we had cash of $0.1 million and a working capital deficiency of $17.6 million. During the year ended August 31, 2019, we used approximately $2.1 million of cash in operations and an additional $1.2 million on capitalized software and fixed asset purchases. During the quarter ended November 30, 2019, we used approximately $1.5 million of cash in operations. On January 3, 2020 we received $9.6 million in connection with the Vensure Asset Transfer, and expect to receive approximately $0.2 million per month for four years thereafter. After taxes and payments of outstanding obligations, we retained $3.5 million for current operations as of These conditions raise substantial doubt as to our ability to continue as going concern and our independent registered public accounting firm has included an explanatory paragraph regarding going concern qualification in its audit report for the year ended August 31, 2019. Management has prepared a liquidity plan to address the going concern issue and while we believe that these liquidity plan measures will be adequate to satisfy our liquidity requirements for at least the next twelve months, there is no assurance that the liquidity plan will be successfully implemented. Failure to successfully implement the liquidity plan may have a material adverse effect on our business, results of operations and financial condition, and may adversely affect our ability to continue as a going concern. If we do not become consistently profitable, our accumulated deficit will grow larger and our cash balances will decline further, and we will require additional financing to continue operations. Any such financing may not be accessible on acceptable terms, if at all. If we cannot generate sufficient cash or obtain additional financing, we may be required to downsize our business further or discontinue our operations altogether.

Our success depends on adoption of our products and services by our various types of customers, and if these potential customers do not accept and acquire our products and services then our revenue will be severely limited.

The major customer groups to whom we believe our products and services will appeal, both employers and employees, particularly related to shift work, may not embrace our products and services. Acceptance of our products and services will depend on several factors, including: cost, ease of use, familiarity of use, convenience, timeliness, strategic partnerships, and reliability. If we fail to adequately meet our customers’ needs and expectations, our product offerings may not be competitive and our ability to commence or continue generating revenues could be reduced. We also cannot be sure that our business model will gain wide acceptance among all targeted customer groups. If the market fails to continue to develop, or develops more slowly than we expect, our ability to continue generating revenues could be reduced.

We assume the obligation to make wage, tax, and regulatory payments for our WSEs, and, as a result, are exposed to client credit risks.

Under the Contract Service Agreement, we become a co-employer of WSEs and assume the obligations to pay their salaries, wages and related benefits costs and payroll taxes. We assume such obligations as an agent, not as a principal, of the client. Our obligations include responsibility for:

•	payment of the salaries and wages for work performed by WSEs, regardless of whether the client timely pays us the associated service fee; and

•	withholding and payment of federal and state payroll taxes with respect to wages and salaries reported by us.

If a client does not pay us, our ultimate liability for WSE payroll and benefits costs could have a material adverse effect on our financial condition or results of operations.

If we are unable to effectively manage growth and maintain low operating costs, our results of operations and financial condition may be adversely affected.

We have experienced rapid growth since our inception, and our plans contemplate significant expansion of our business. If we are unable to manage our growth effectively, including having geographically dispersed offices and employees or to anticipate and manage our future growth accurately, our business may be adversely affected. If we are unable to manage our expansion and growth effectively, we may be unable to keep our operating costs low or effectively meet the requirements of an ever-growing, geographically dispersed client base. Our business relies on data systems, billing systems and financial reporting and control systems, procedures and controls. Our success in managing our expansion and growth in a cost-effective manner will require us to upgrade and improve these systems, procedures and controls. If we are unable to adapt our systems and put adequate controls in place in a timely manner, our business may be adversely affected. In addition, our growth may place significant demands on our management, and our overall operational and financial resources. A failure on our part to meet any of the foregoing challenges inherent in our growth strategy may have an adverse effect on our results of operations and financial condition.

Our targeted customer base is diverse, and we face a challenge in adequately meeting each group’s needs.

Because we will serve both employers and employees, we must work constantly to understand the needs, standards and requirements of each group and must devote significant resources to developing products and services for their interests. If we do not accurately predict our customers’ needs and expectations, we may expend valuable resources in developing products and services that do not achieve broad acceptance across the markets, and we may fail to grow our business.

We face intense competition across all markets for our services, which may lead to lower revenue or operating margins. Competing forms of Gig Economy oriented staffing management products and services may be more desirable to consumers or may make our products and services obsolete.

Our competitors range in size from diversified global companies with significant research and development resources to small, specialized firms whose narrower service lines may let them be more effective in deploying technical, marketing, and financial resources. Barriers to entry in many of our businesses are low and many of the areas in which we compete evolve rapidly with changing and disruptive technologies, shifting user needs, and frequent introductions of new products and services. Our ability to remain competitive depends on our success in making innovative products, devices, and services that appeal to customers.

Companies compete with us based on a growing variety of business models. The competitive pressures described above may cause decreased sales volumes, price reductions, and/or increased operating costs, such as for research and development, marketing, and sales incentives. This may lead to lower revenue, gross margins, and operating income.

There are currently several different competing Gig Economy oriented staffing management product and service technologies that are being marketed to our potential customers. Further development of any of these technologies may lead to advancements in technology that will make our products and services obsolete. Consumers may prefer alternative technologies and products and services. We cannot guarantee that users of Gig Economy oriented staffing management products and services who will be using our products and services will continue to grow within the industry as a whole. Any developments that contribute to the obsolescence of our products and services may substantially impact our business, reducing our ability to sustain generating revenues.

Providing specialized Gig Economy oriented staffing management products and services is an emerging yet competitive business, and many of our competitors have greater resources that may enable them to compete more effectively.

We will compete in the same markets with many companies that offer not only staffing management products and services focused on the Gig Economy but also more traditional staffing management products and services. There are limited barriers to entry. Price competition in the industry, particularly from larger, more traditional industry model competitors, is intense, and pricing pressures from competitors and clients are increasing. New competitors entering our markets may further increase pricing pressures.

Clients may competitively bid new contracts; a trend is expected to continue for the foreseeable future. Some of our competitors have greater resources than we do, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products and services that will directly compete with our product lines, and new, more efficient competitors may enter the market. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

We operate in an immature and rapidly evolving industry and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

The industry in which we operate is characterized by rapidly changing regulatory requirements, evolving industry standards and shifting user and client demands. Our business model is also evolving and is different from models used by other companies in our industry. As a result of these factors, the success and future revenue and income potential of our business is uncertain. Any evaluation of our business and our prospects must be considered in light of these risks and uncertainties, some of which relate to our ability to:

•	Expand employer and employee client relationships;

•	Increase the number of our employer clients and grow a WSE base;

•	Develop relationships with third-party vendors such as insurance companies;

•	Expand operations and implement and improve our operational, financial and management controls;

•	Raise capital at attractive costs, or at all;

•	Attract and retain qualified management, employees and independent service providers;

•	Successfully introduce new processes, technologies products and services and upgrade our existing processes, technologies, products and services;

•	Protect our proprietary processes and technologies and our intellectual property rights; and

•	Respond to government regulations relating to the internet, personal data protection, email, software technologies, cyber security and other regulated aspects of our business.

If we are unable to successfully address the challenges posed by operating in an immature and rapidly evolving industry and having a relatively new business model, our business could suffer.

We have claims and lawsuits against us that may result in adverse outcomes.

We are subject to a variety of claims and lawsuits. These claims may arise from a wide variety of business practices, significant business transactions, operational claims, and employment practices. Adverse outcomes in some or all of these claims may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business. The litigation and other claims are subject to inherent uncertainties and management’s view of these matters may change in the future. A material adverse impact on our consolidated financial statements could occur for the period in which the effect of an unfavorable outcome becomes probable and reasonably estimable.

We have identified material weaknesses in our internal control over financial reporting. If our internal control over financial reporting is not effective, we may not be able to accurately report our financial results or file our periodic reports in a timely manner, which may cause adverse effects on our business and may cause investors to lose confidence in our reported financial information and may lead to a decline in stock price.

Effective internal control over financial reporting is necessary in order to provide reliable financial reports in a timely manner. In connection with the audit of our consolidated financial statements for the year ended August 31, 2019, we concluded that there were material weaknesses in our internal control over financial reporting relating to our IT environment, controls over cut-off procedures, a related party transaction, accounting for certain litigation accruals, segregation of duties and corporate oversight functions. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

If we are unable to successfully remediate our material weaknesses or identify any future significant deficiencies or material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, a material misstatement in our consolidated financial statements could occur, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports, which may adversely affect our business and our stock price may decline as a result. In addition, even if we remediate our material weaknesses, we will be required to expend significant time and resources to further improve our internal controls over financial reporting, including by further expanding our finance and accounting staff to meet the demands that are placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act. If we fail to adequately staff our accounting and finance function to remediate our material weaknesses, or fails to maintain adequate internal control over financial reporting, any new or recurring material weaknesses could prevent us from concluding our internal control over financial reporting is effective and impair our ability to prevent material misstatements in our consolidated financial statements, which could cause our business to suffer.

If we are unable to secure or pay for the insurance coverage required for our business operations, or if we lose any existing coverage, we may not be able to offer some of our services and our revenues could be reduced.

We are required to obtain and maintain various types of insurance coverage for our business, in particular health and workers’ compensation insurance related to our employees. Although we have contracts with all types of providers currently necessary for our business, if in the future we are unable to secure the insurance coverage required for our business operations, or if we lose any existing coverage, we may not be able to offer some of our services and our revenues could be reduced. In addition, any increases in the cost of insurance coverage we are required to maintain could reduce profitability (or increase net losses).

We provide limited self-insurance for our workers’ compensation services provided to our clients. If we have claims in excess of our collected premiums we may incur additional losses. Workers’ compensation costs for shifter employees may rise and reduce our margins and require more liquidity.

We are responsible for and pay workers’ compensation costs for our shift workers. We currently provide self-insurance for up to $500,000 per occurrence and purchase reinsurance for claims in excess of $500,000. Our workers’ compensation billings are designed to cover expected claims based on insurance annuity calculations. These calculations are based on our limited operating history and claims experiences due to our limited operating history. At times, these costs have risen substantially as a result of increased claims and claim trends, general economic conditions, changes in business mix, increases in healthcare costs, and government regulations. Although we carry insurance and currently have reserves in excess of projected losses, unexpected changes in claim trends, including the severity and frequency of claims, actuarial estimates, and medical cost inflation could result in costs that are significantly different than initially reported. If future claims-related liabilities increase due to unforeseen circumstances, or if new laws, rules, or regulations are passed, costs could increase significantly. There can be no assurance that we will be able to increase the fees charged to clients in a timely manner and in a sufficient amount to cover increased costs as a result of any changes in claims-related liabilities.

We may be subject to penalties and interest payable on taxes as a result of data entry into our software or manual error.

Our input of data in our tax processing software must be entered properly in order to process the data and payments correctly with regard to clients, employees and applicable tax agencies. If we input incorrect data or input accurate data incorrectly, we could inadvertently overbill or underbill our clients or overpay or underpay applicable taxes, resulting in the loss of net income and/or clients and/or the incurrence of tax penalties and interest. Despite our efforts to reconcile taxes on a monthly basis, we may incur additional taxes, penalties and interest for which we may or may not bill our clients.

Our ability to adjust and collect service fees for increases in unemployment tax rates may be limited.

We record our State Unemployment Tax (“SUI”) expense based on taxable wages and tax rates assigned by each state. SUI tax rates vary by state and are determined, in part, based on prior years’ compensation experience in each state. Prior to the receipt of final tax rate notices, we estimate our expected SUI tax rate in those states for which tax rate notices have not yet been received for purposes of pricing. In a period of adverse economic conditions state unemployment funds may experience a significant increase in the number of unemployment claims. Accordingly, SUI tax rates would likely increase substantially. Some states have the ability under law to increase SUI tax rates retroactively to cover deficiencies in the unemployment fund.

In addition, taxes under the Federal Unemployment Tax Act (“FUTA”) may be retroactively increased in certain states in the event the state fails to timely repay federal unemployment loans. Employers in such states are experiencing higher FUTA tax rates as a result of not repaying their unemployment loans from the federal government in a timely manner. The credit reduction is an additional tax on the FUTA wage base for employers in states that continue to have outstanding federal unemployment insurance loans beginning with the fifth year in which there is a balance due on the loan. States have the option to apply for a waiver before July 1st of the year in which the credit reduction is applicable.

Generally, our contractual agreements allow us to incorporate such statutory tax increases into our service fees upon the effective date of the rate change. However, our ability to fully adjust service fees in our billing systems and collect such increases over the remaining term of the clients’ contracts could be limited, resulting in a potential tax increase not being fully recovered. As a result, such increases could have a material adverse effect on our financial condition or results of operations.

Epidemic diseases, such as the coronavirus, could negatively affect various aspects of our business, make it more difficult to meet our obligations to our clients, and could result in reduced demand from our clients, which could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of respiratory illness caused by a novel coronavirus disease (“COVID-19”) first identified in Wuhan, China in December 2019. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic disease. Potential impacts of the spread of COVID-19 include disruptions or restrictions on our employees’ and WSEs’ ability to travel and temporary closures of the facilities of our clients. For example, many of our WSEs perform services in the restaurant and hospitality industries, and since early March 2020, there has been significant decline in restaurant and hotel traffic. Government agencies have since declared a state of emergency in the U.S., and some have restricted movement, required restaurant, bar and hotel closures, and advised people not to visit restaurants or bars and otherwise restrict non-essential travel. In some jurisdictions, people have been instructed to shelter in place to reduce the spread of COVID-19, in response to which restaurants have temporarily closed and have shifted operations at others to provide only take-out and delivery service. Travel and tourism across the globe has significantly decreased, in response to which hotels have temporarily closed and furloughed employees.  All of these developments and similar developments that have occurred as a result of the spread of COVID-19 negatively affect our clients and the ability of our WSEs to perform services. As a result, we expect our results of operations to be materially and negatively affected by these actions.

Additionally, our headquarters are located in Irvine, CA in Orange County, a region that has seen a recent rise of confirmed cases of COVID-19. We are continuing to monitor and assess the effects of the COVID-19 outbreak on our commercial operations, including any potential impact on our revenue in 2020. However, we cannot at this time accurately predict what effects these conditions will ultimately have on our operations due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and likely impact our operating results.

Risks Relating to Technology

We collect, use, transmit and store personal and business information with the use of data service vendors, and a security or privacy breach may damage or disrupt our businesses, result in the disclosure of confidential information, damage our reputation, increase our costs or cause losses.

In connection with our business, we collect, use, transmit and store with data services vendors large amounts of personal and business information about our clients and shift employees, including payroll information, healthcare information, personal and limited business financial data, social security numbers, bank account numbers, tax information and other sensitive personal and business information. In addition, as we continue to grow the scale of our business, we will process and store with data services vendors an increasing volume of personally identifiable information of our users. Our data services vendors include PrismHR, Amazon Web Services, Microsoft OneDrive, ShareFile, Dropbox, Egnyte, Smartsheet, MasterTax, Microsoft Outlook, Microsoft Office 365, and RightSignature; we believe these vendors implement industry standard or more stringent data security measures to protect the data that we transmit through and/or store with them. Despite our efforts to protect customer data, perceptions that the collection, use, and storage of personal information are not satisfactorily protected could inhibit sales of our services and could limit adoption of our services. In addition, the continued occurrence of high-profile data breaches provides evidence of an external environment increasingly hostile to information security.

We are focused on ensuring that our operating environments safeguard and protect personal and business information, and we will devote significant resources to maintain and regularly update our systems and processes. The cost to maintain these safeguards is significant and may increase as we grow, which may limit our ability to employ our resources elsewhere and slow our ability to grow. Despite our efforts to maintain security controls across our business, it is possible our security controls over personal data, our training of employees and vendors on data security, and other practices we follow may not prevent the improper disclosure of customer data we or our vendors store and manage. In addition, attacks on information technology systems continue to grow in frequency, complexity and sophistication, and we may be targeted by unauthorized parties using malicious tactics, code and viruses.

We have third party contractors who monitor our activities in a manner designed to prevent, detect and respond to data security incidents. However, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software, or applications we develop or procure from third-parties may contain defects in design or manufacture or other problems that could unexpectedly compromise the confidentiality, integrity or availability of data or our systems. Unauthorized parties may also attempt to gain access to our systems or facilities, or those of third-parties with whom we do business, through fraud, trickery, or other methods of deceiving our employees, contractors, or temporary staff. As these threats continue to evolve, we may be required to invest significant additional resources to modify and enhance our information security and controls or to investigate and remediate any security vulnerabilities. In addition, while our operating environment is designed to safeguard and protect personal and business information, we do not have the ability to monitor the implementation of similar safeguards by our clients, vendors or their respective employees, and, in any event, third-parties may be able to circumvent those security measures.

Any cyber-attack, unauthorized intrusion, malicious software infiltration, network disruption, denial of service, corruption of data, theft of non-public or other sensitive information, any similar act by a malevolent party, or inadvertent acts by our own employees, could result in the disclosure or misuse of confidential or proprietary information, harm our reputation, and could have a materially adverse effect on our business operations, or that of our clients, create financial liability, result in regulatory sanction, or generate a loss of confidence in our ability to serve clients or cause current or potential clients to choose another service provider, or subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. Although we believe that through our third-party contractors we maintain a program of information security and controls and any threats that we might have encountered to date have not materially impacted us, the impact of a data security incident could have a materially adverse effect on our business, results of operations and financial condition. While we have insurance coverage for risks for exchanging and maintaining data electronically that is designed to address certain aspects of cyber-risks, such insurance coverage may be denied or be insufficient to cover all losses or all types of claims that may arise in the continually evolving area of cyber-risk. In addition, any further security measures we may undertake to address further protections may cause higher operating expenses.

We are also subject to various federal and state laws, rules and regulations relating to the collection, use, transmission and security of personal and business information. In addition, the possession and use of personal information and data in conducting our business subjects us to laws that may require notification to regulators, clients or employees in the event of a privacy breach and may impose liability on us for privacy deficiencies, including but not limited to liability under laws that protect the privacy of personal information, such as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and regulatory penalties. These laws continue to develop, the number of jurisdictions adopting such laws continues to increase, and these laws may be inconsistent from jurisdiction to jurisdiction. The future enactment of more restrictive laws, rules or regulations could have a materially adverse impact on us through increased costs or restrictions on our businesses and noncompliance could result in regulatory penalties and significant legal liability. In addition, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase.

Some of the activities in which our shift workers could become involved include health care information-related responsibilities that could invoke the need for compliance with HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”). The United States Department of Health and Human Services issued regulations that establish uniform standards governing the conduct of certain electronic health care transactions and protecting the privacy and security of protected health information used or disclosed by health care providers and other covered entities. Three principal regulations with which we are required to comply have been issued in final form under HIPAA: privacy regulations, security regulations, and standards for electronic transactions, which establish standards for common health care transactions. The privacy regulations cover the use and disclosure of protected health information by health care providers. They also set forth certain rights that an individual has with respect to his or her protected health information maintained by a health care provider, including the right to access or amend certain records containing protected health information or to request restrictions on the use or disclosure of protected health information. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of protected health information that is electronically transmitted or electronically stored. The HITECH Act, among other things, establishes certain health information security breach notification requirements. A covered entity must notify any individual whose protected health information is breached. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing protected health information. These laws contain significant fines and other penalties for wrongful use or disclosure of protected health information. Additionally, to the extent that we submit electronic health care claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA and the HITECH Act, payments to us may be delayed or denied.

We may be vulnerable to security breaches that could disrupt our operations and adversely affect our business.

Despite security measures and business continuity plans, our information technology networks and infrastructure may be vulnerable to damage, disruptions, or shutdowns due to unauthorized access, computer viruses, cyber-attacks, distributed denial of service, and other security breaches. An attack on or security breach of our network could result in interruption or cessation of access and services, our inability to meet our access and service level commitments, and potentially compromise customer data transmitted over our network. We cannot guarantee that our security measures will not be circumvented, resulting in network failures or interruptions that could impact our network availability and have a material adverse effect on our business, financial condition, and results. We may be required to expend significant resources to protect against such threats. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, and we could lose customers. Any such events could result in legal claims or penalties, disruption in operations, misappropriation of sensitive data, damage to our reputation, and/or costly response measures, which could adversely affect our business. Although we maintain insurance coverage that may, subject to policy terms and conditions (including self-insured deductibles, coverage restrictions and monetary coverage caps), cover certain aspects of our cyber risks, such insurance coverage may be unavailable or insufficient to cover our losses.

If we are unable to protect our proprietary and technology rights our operations will be adversely affected.

Our success will depend in part on our ability to protect our proprietary rights and technologies, including those related to our products and services. Protecting our intellectual property rights and combating unlicensed copying and use of our software and other intellectual property is difficult. Except as otherwise noted herein, we have not applied for any formal patent, trademark or similar protection. Our failure to adequately protect our proprietary rights may adversely affect our operations. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use trade secrets or other information that we regard as proprietary. Based on the nature of our business, we may or may not be able to adequately protect our rights through patent, copyright and trademark laws. Our means of protecting our proprietary rights in the United States or abroad may not be adequate, and competitors may independently develop similar technologies. In addition, litigation may be necessary in the future to:

•	Enforce intellectual property rights;

•	Protect our trade secrets;

•	Determine the validity and scope of the rights of others; or

•	Defend against claims of infringement or invalidity.

Any such litigation could result in substantial costs if we are held to have willfully infringed or to expend significant resources to develop non-infringing technology and would divert the attention of management from the implementation of our business strategy. Furthermore, the outcome of litigation is inherently difficult to predict and we may not prevail in any litigation in which we become involved.

Software products we use in our business may contain defects which will make it more difficult for us to establish and maintain customers.

We are currently using PrismHR software for our payroll processing. We also use MasterTax to process our tax reports and filings. We also use a host of other software products in the course of conducting our business. The mobile app component of our mobile application, along with the client portal and the ShiftPixy Command Hub, constitute our proprietary software and contain components that are licensed from third parties and that are public domain software. Our payroll processing software and other software products, including our mobile application, we use in our business may contain undetected design faults and software errors, or “bugs” that are discovered only after they has been installed and used by a greater number of customers. Any such defect or error in new or existing software or applications could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technologies are intended to be utilized to supply human resources related services, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that our specialized human resources software and services has yet to gain widespread acceptance in the market, any delays or other problems caused by software bugs would likely have a more detrimental impact on our business than if we were a more established company.

If a contract relating to our mission critical software that we use in our business is terminated or not renewed, our business could be seriously disrupted and our revenues significantly reduced.

If a contract relating to our mission-critical software services, such as that applicable to payroll and payroll tax processing, is terminated or non-renewed, and we do not have an effective replacement software, our business and revenues would suffer. Although there are other software vendors we can use, it may take time to negotiate an agreement and make operational this replacement software. Accordingly, if the software agreements that we use in our business are terminated or not renewed, our business could be seriously disrupted and our revenues significantly reduced until we locate and make operational replacement software.

Our systems may be subject to disruptions that could have a materially adverse effect on our business and reputation.

Our business is and will continue to be highly dependent on our ability to process, on a daily basis, a large number of complicated transactions. We rely heavily on our payroll, financial, accounting, and other data processing systems. We may not be successful in preventing the loss of client data, service interruptions or disruptions to our operations from system failures. If any of these systems fails to operate properly or becomes disabled even for a brief period of time, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention, or damage to our reputation, any of which could have a materially adverse effect on our results of operation or financial condition.

Because we store data in the cloud with providers such as Microsoft and Amazon, any disruptions in our ability to access this data or any breach of security concerning this data in the cloud could have a materially adverse effect on our business and reputation.

Our business is and will continue to be highly dependent on data storage in the cloud with providers such as Microsoft and Amazon. These cloud storage systems may fail to operate properly or become disabled even for a brief period of time. There could also be security breaches of our data stored in the cloud. If there is loss of client data, service interruptions or disruptions to our operations related to our cloud data storage, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention, or damage to our reputation, any of which could have a materially adverse effect on our results of operation or financial condition.

We make significant investments in our software that may not achieve our expectations.

Developing new technologies is complex. It can require long development and testing periods. Significant delays in new releases or significant problems in creating new products or services could adversely affect our revenue.

Third parties may claim we infringe their intellectual property rights.

From time to time, others claim we infringe their intellectual property rights. The number of these claims may grow because of constant technological change in the markets in which we compete, the extensive patent coverage of existing technologies and the rapid rate of issuance of new patents. To resolve these claims, we may enter into royalty and licensing agreements on terms that are less favorable than currently available, stop selling or redesign affected products or services, or pay damages to satisfy indemnification commitments with our customers. These outcomes may cause operating margins to decline. Besides money damages, in some jurisdictions plaintiffs can seek injunctive relief that may limit or prevent importing, marketing, and selling our products or services that have infringing technologies.

We may not be able to protect our source code from copying if there is an unauthorized disclosure of source code.

Source code, the detailed program commands for our operating systems and other software programs, is critical to our business. We take significant measures to protect the secrecy of large portions of our source code. If a significant portion of our source code leaks, we might lose future trade secret protection for that source code. It may become easier for third parties to compete with our products by copying functionality, which could adversely affect our revenue and operating margins. Unauthorized disclosure of source code also could increase the security risks described in the next paragraph.

We may have outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure.

Our increasing user traffic, growth in services, and the complexity of our services demand more computing power. We spend substantial amounts to build, purchase, or lease datacenters and equipment and to upgrade our technology and network infrastructure to handle more data. These demands continue to increase as we grow our workforce. Maintaining, securing, and expanding this infrastructure is expensive and complex. It requires that we maintain an internet connectivity infrastructure that is robust and reliable within competitive and regulatory constraints that continue to evolve. Inefficiencies or operational failures, including temporary or permanent loss of customer data or insufficient internet connectivity, could diminish the quality of our products, services, and user experience resulting in contractual liability, claims by users and other third parties, regulatory actions, damage to our reputation, and loss of current and potential users, subscribers, and advertisers, each of which may harm our operating results and financial condition.

Our software may experience quality or supply problems.

Our software may experience quality or reliability problems. The highly-sophisticated software we have been developing may contain bugs and other defects that interfere with their intended operation. Any defects we do not detect and fix in pre-release testing could cause reduced sales and revenue, damage to our reputation, repair or remediation costs, delays in the release of new products or versions, or legal liability. Although our license agreements typically contain provisions that eliminate or limit our exposure to liability, there is no assurance these provisions will withstand legal challenge.

We intend to use open source blockchain technology in our technology platform. This technology has been scrutinized by regulatory agencies and therefore we may be impacted by unfavorable regulatory action in one or more jurisdictions.

We intend to use open source blockchain technology as a secure repository for “device reputation” information acquired by our technology platform. Blockchain technologies have been the subject of scrutiny by various regulatory bodies around the world. We could be impacted by one or more regulatory inquiries or actions, including but not limited to restrictions on the use of blockchain technology, which could impede or limit the use of this technology within our product offerings.

We intend to use and leverage open source technology in our technology platform which may create risks of security weaknesses.

Some parts of our technology may be based on open-source technology, including the blockchain technology that we intend to use in our technology platform. There is a risk that the development team, or other third parties may intentionally or unintentionally introduce weaknesses or bugs into the core infrastructure elements of our technology solutions interfering with the use of such technology or causing loss to us.

Risks Relating to Management and Personnel

We depend heavily on Scott W. Absher, our Chief Executive Officer and a director. The loss of his services could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions Scott W. Absher, our Chief Executive Officer and a director. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees in addition to Mr. Absher, this could adversely affect the development of our business plan and harm our business.

Mr. Absher has limited experience managing a public company, which may inhibit our ability to implement successfully our business plan.

Mr. Absher has limited experience managing a public company, which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. We are endeavoring to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the Securities and Exchange Commission. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

If we are not recognized as an employer of WSEs under federal and state regulations, or we are deemed to be an insurance agent or third-party administrator, we and our clients could be adversely impacted.

While in our client engagements we typically arrange for clients to act as sponsor of employee benefit plans, we sponsor the benefit plans applicable to its employees. In order for us to sponsor employee benefit plan offerings for our WSEs, we must qualify as an employer of our WSEs for certain purposes under the Code and the Employee Retirement Income Act of 1974, as amended (“ERISA”). In addition, our status as an employer is important for purposes of ERISA’s preemption of certain state laws. The definition of employer under various laws is not uniform, and under both the Code and ERISA, the term is defined in part by complex multi-factor tests.

Generally, these tests are designed to evaluate whether an individual is an independent contractor or employee and they provide substantial weight to whether a purported employer has the right to direct and control the details of an individual’s work. Some factors that the IRS has considered important in the past have included the employer’s degree of behavioral control (the extent of instructions, training and the nature of the work), the financial control and the economic aspects of the relationship, and the intent of the parties, as evidenced by the specific benefit, contract, termination and other similar arrangements between the parties and the on-going versus project-oriented nature of the work to be performed. However, a definitive judicial interpretation of “employer” in the context of joint employer relationships such as those in which we engage has not been established. For ERISA purposes, for example, courts have held that test factors relating to ability to control and supervise an individual are less important, while the U.S. Department of Labor has issued guidance that certain entities in the HR outsourcing industry do not qualify as common law employers for ERISA purposes. Moreover, when our app is fully functional, the scope of our employer status will increase, changing the legal analysis. Although we believe that we qualify as an employer of our WSEs under ERISA, and the U.S. Department of Labor has not provided guidance otherwise, we are not able to predict the outcome of any future regulatory challenge.

If we are not recognized as an employer under the Code or ERISA, we may be required to change the method by which we report and remit payroll taxes to the tax authorities and the method by which we provide, or discontinue providing, certain employee benefits to our WSEs, which could have a material adverse effect on our business and results of operations.

We may also need to qualify as an employer of our WSEs under state regulations, which govern licensing, certification and registration requirements. Nearly all states have enacted laws and regulations in this regard. While we believe that we qualify as an employer of our WSEs under these state regulations, these requirements vary from state to state and change frequently and if we are not able to satisfy existing or future licensing requirements or other applicable regulations of any states, we may be prohibited from doing business in that state.

Our business depends on our ability to attract and retain talented employees.

Our business is based on successfully attracting and retaining talented employees. The market for highly skilled workers and leaders in our industry is extremely competitive. If we are less successful in our recruiting efforts, or if we cannot retain key employees, our ability to develop and deliver services successfully may be adversely affected. If we can not hire additional qualified personnel, we may continue to have internal control weaknesses. Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution. How employment-related laws are interpreted and applied to our workforce practices may result in increased operating costs and less flexibility in how we meet our workforce needs.

Lapses in our employee screening process may harm our reputation or relationship with clients, or result in litigation, which may impact our financial condition.

Our business model is dependent on hiring employees who will provide high quality service for our clients. Lapses in our screening process my result in employees being hired who are not up to the standard expected by our clients. This may hurt our relationship with our clients or result in their decision to look elsewhere, which would negatively impact our ability to remain in business. Criminal behavior by our employees resulting from a lapse in our screening process may subject us to litigation from our clients or government regulators, which may also be costly and/or damage our reputation.

We are in the business of providing employees to clients, and there is a risk that we will be sued and/or held liable for claims resulting from actions by or against our employees.

We employ people internally and in the workplaces of other businesses. Our ability to control the workplace environment of our clients is limited. Further, many of these individuals have access to client information systems and confidential information. As the employer of record of our contract professionals, we incur a risk of liability to our contract professionals for various workplace events, including claims of physical injury, discrimination, harassment or failure to protect confidential personal information. Other inherent risks include possible claims of errors and omissions; intentional misconduct; release, misuse or misappropriation of client intellectual property; employment of illegal aliens; criminal activity; torts; or other claims. The claims can carry significant financial penalties and damages.

We have not had significant claims for damages or losses from actions of our employee workers to date. However, there is a risk that we will be subject to such claims in the future and may be held liable even if our contribution to the injury is minimal or absent. We may also be required to indemnify our clients against claims brought against them by or against our employees. Even if we are successful in defending against these claims the costs of mounting our defense may be significant and damaging to us. We may incur reputational costs and/or be subject to investigations by public agencies, along with the associated negative publicity. We may lose clients as a result claims against us.

To protect ourselves, we carry a staffing liability program commercial insurance policy. We believe the insurance coverage is appropriate for a company of our size and function. The policy provides coverage with respect to: (1) “wrongful employment acts” committed against our “employees” pursuant to our agreement with that client; and (2) A “staffing services worker’s acts” committed while in the service of our client that result in a “wrongful business environment.” No insurance policy is without risk. A claim against us may not be covered by this plan, such as wage and hour disputes which are on the rise nationally. The insurer may seek to disclaim liability as not covered or for other reasons or the amount of judgment against us may exceed the policy limits. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities. Any claims for damages against us as a result of actions of our work employees could damage our reputation, increase our expenses and reduce our profitability (or increase net losses) and revenues.

Catastrophic events or geopolitical conditions may disrupt our business.

Monetary and fiscal policies and political and economic conditions may substantially change. When there is a slowdown in the economy, employment levels may decrease with a corresponding impact on our businesses.

Clients may react to worsening conditions by reducing their spending on payroll and other outsourcing services or renegotiating their contracts with us.

Worsening economic conditions, including inflation, recession, or other changes in economic conditions, may cause businesses to rely less on vendors in our business, which could adversely affect our revenue. If demand for our services declines, or business spending for such services declines, our revenue will be adversely affected.

Challenging economic conditions also may impair the ability of our customers to pay for products and services they have purchased. As a result, allowances for doubtful accounts and write-offs of accounts receivable may increase.

We are dependent upon various large banks to execute Automated Clearing House and wire transfers as part of our client payroll and tax services. A systemic shutdown of the banking industry would impede our ability to process funds on behalf of our payroll and tax services clients and could have an adverse impact on our financial results and liquidity.

A disruption or failure of our systems or operations because of a major earthquake, weather event, cyber-attack, terrorist attack, fire, or other catastrophic event could cause delays in completing sales, providing services, or performing other critical functions. Our corporate headquarters, a significant portion of our research and development activities, and certain other essential business operations are in the Irvine, California area, which is a seismically active region. A catastrophic event that results in the destruction or disruption of any of our critical business or IT systems could harm our ability to conduct normal business operations. California has also experienced destructive fires recently. As a result of these fires, power and utilities are occasionally shut off to parts of the State. A fire or risk of fire may result in damage to our facilities, the temporary or permanent shut down of our or our clients’ facilities, disruption to our power supply or utilities, or other disruptions that may harm our ability to conduct business.

Abrupt political change and terrorist activity may pose threats to our business and increase our operating costs. These conditions also may add uncertainty to the timing and budget for technology investment decisions by our customers and may cause supply chain disruptions for hardware manufacturers. Geopolitical change may result in changing regulatory requirements that could impact our operating strategies, hiring, and profitability.

Risks Relating to Regulations and Compliance

Failure to comply with, or changes in, laws and regulations applicable to our business, particularly potential changes to the Patient Protection and Affordable Care Act (the “ACA”), could have a materially adverse effect on our marketing plan as well as our reputation, results of operations or financial condition, or have other adverse consequences.

Our business is subject to a wide range of complex laws and regulations. For example, many states regulate entities offering the employment related services such as those offered by us directly or through our subsidiary and require licenses as a prerequisite to operation of such enterprises in their respective jurisdictions. There can be no assurance that either we or our subsidiary, ReThink Human Capital Management, Inc. (“ReThink”), will be successful in either securing or maintaining a license or licenses in compliance with a particular state’s laws and regulations. Further, many states require variously that workers’ compensation policies offered by employment related firms such as ours to be managed according to strict rules and/or that unemployment insurance filings be administered according to strict rules.

Failure to comply with such laws and regulations could result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of services, and the imposition of consent orders or civil and criminal penalties, including fines, that could damage our reputation and have a materially adverse effect on our results of operation or financial condition.

In addition, changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, may decrease our revenues and earnings and may require us to change the manner in which we conduct some aspects of our business. For example, a change in regulations either decreasing the amount of taxes to be withheld or allowing less time to remit taxes to government authorities would adversely impact interest income from investing client funds before such funds are remitted to the applicable taxing authorities. Changes in taxation regulations could adversely affect our effective tax rate and our net income. Changes in laws that govern the co-employment arrangement between a professional employer organization (“PEO”) and its WSEs may require us to change the manner in which we conduct some aspects of our business.

Changes to the ACA, as amended, related state laws, and the regulations adopted or to be adopted thereunder, have the potential to impact substantially the way that employers provide health insurance to employees and the health insurance market for the small and mid-sized businesses that constitute our business’s clients and prospects. If the ACA is repealed or replaced, the elimination of employer mandates and similar employer requirements currently imposed by the ACA, and other regulatory changes could in the future reduce our revenues. Amendments to money transmitter statutes have required us to obtain licenses in some jurisdictions. The adoption of new money transmitter statutes in other jurisdictions, changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations, or disagreement by a regulatory authority with our interpretation of such existing statutes or regulations, could require additional registration or licensing, limit certain business activities until they are appropriately licensed, and expose us to financial penalties. These occurrences could also require changes to our compliance programs and to the manner in which we conduct some aspects of our money movement business or client funds investment strategy, which could adversely impact interest income from investing client funds before such funds are remitted.

Failure to secure any necessary registrations or licensure could affect our ability to operate certain segments of our business in certain jurisdictions.

Some states require licensure or registration of businesses offering PEO services. While some elements of our service offering overlap with PEO services, our human capital platform is more in line with a traditional staffing model. However, if we need and are unable to secure registration or licensure of such service offering in a particular state, our ability to grow that segment of our business in such state would be impaired and could affect our ability to increase our revenues and meet certain customer requirements in such states.

We may be subject to Private Attorney General’s Act (“PAGA”) claims which we may require additional capital to defend.

Our work force resides mostly in the State of California. Employment laws in the State of California can be complex and undefined where a co-employment or human capital platform relationship exists, both of which are contemplated in our current business and our future plans. The existence of a PAGA allows plaintiffs’ attorneys to bring class action-like lawsuits against employers which can result in substantial costs to defend and may result in large fines for seemingly insignificant or inadvertent clerical errors. As we move more into these areas, the risk will increase that such PAGA claims will be filed and litigated which may result in increased costs to us.

Laws related to the classification of a Gig Economy workers are changing, and we may be subject to state and local regulations impacting how we classify our workers.

A significant portion of our business is located in the State of California which recently passed AB-5 relating to the classification of certain gig workers as employees instead of independent contractors. Other states such as New York and New Jersey, two of our potential markets, are also considering similar legislation. We anticipate that classification status will continue to be an unsettled area of law for the foreseeable future. Changes in classification can result in a change to the payment of wages, tax withholding, and providing unemployment, health, and other traditional employer-employee related benefits. While we currently classify all of our WSEs as employees, our business plans potentially include the use of large numbers of independent contractors. If we are unable to utilize independent contractors, or the cost to use independent contractors is more expensive, our future growth opportunities may be limited or reduced. Costs or delays associated with revising our services to account for changes in the status of employees and independent contractors may have a significant impact on our future growth. Changes to the law may impact the desirability or applicability of our business model, which could impact our ability to continue as a going concern.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our future financial performance, including our revenue, costs of revenue and operating expenses;

•	our ability to achieve and grow profitability;

•	the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;

•	our predictions about industry and market trends;

•	our ability to successfully expand internationally;

•	our ability to effectively manage our growth and future expenses;

•	our estimated total addressable market;

•	our ability to maintain, protect and enhance our intellectual property;

•	our ability to comply with modified or new laws and regulations applying to our business;

•	the attraction and retention of qualified employees and key personnel;

•	our ability to successfully defend litigation brought against us; and

•	our use of the net proceeds from this offering.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus.

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section of this prospectus entitled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make or enter into.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $          million, or approximately $          million if the underwriters exercise their option to purchase additional shares in full, at the assumed offering price of $             , the closing price of our common stock as reported on Nasdaq on                , 2020, and after deducting underwriting discounts and commissions, and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued in this offering.

A $              increase (decrease) in the assumed public offering price of  $                    per share would increase (decrease) the expected net proceeds to us from this offering by approximately $                     million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering.

Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by approximately $                          , assuming the assumed public offering price of  $                         per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering.

We are undertaking this offering in order to access the public capital markets and to increase our liquidity. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Our management will have broad discretion in the application of the net proceeds.

The amounts and timing of our use of the net proceeds from this offering for general corporate purposes will depend on a number of factors, such as the timing and progress of our research and development efforts and the timing and progress of any collaborative or strategic partnering efforts. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.” We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization, as of November 30, 2019 as follows:

•	on an actual basis;

•	on a pro forma basis as adjusted for the Vensure Asset Transfer;

•	on a pro forma basis as adjusted for the Convertible Note Settlements; and

•	as adjusted basis, giving further effect to the receipt of estimated net proceeds from the sale of shares of common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued in this offering.

As of November 30, 2019, Unaudited Selected Condensed Balance Sheet Items	Actual	Pro Forma Adjustments for the Vensure Asset Transfer(1)	Pro Forma Adjustments for the Convertible Note Settlements(2)	Total Pro Forma Amounts	Pro Forma Adjustments for this Offering(3)(4)
Cash	$49,000	$9,575,000	$(2,598,000)	$7,026,000	$
All other current assets	15,691,000	(11,276,000)	-	4,415,000
Transaction proceeds receivable		7,682,000	-	7,682,000
All other assets	9,427,000	-	-	9,427,000
Total assets	25,167,000	5,981,000	(2,598,000)	28,550,000

Accounts Payable and Accrued Payroll	23,379,000	(9,701,000)	(533,000)	13,145,000
Default penalties and derivative liabilities	4,615,000		(2,865,000)	1,750,000
Convertible notes, net	4,204,000	-	(3,546,000)	658,000
All other liabilities	8,181,000	-	-	8,181,000
Total liabilities	40,379,000	(9,701,000)	(6,944,000)	23,734,000

Preferred stock, par value $0.0001 per share — 50,000,000 shares authorized and no shares outstanding, actual; shares issued and outstanding, as adjusted	-	-	-	-
Common stock, par value $0.0001 per share, 750,000,000 shares authorized, 907,047 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	-	-	-	-
Additional paid-in capital	32,619,000	-	7,594,000	40,213,000
Treasury Stock	(325,000)	-	-	(325,000)

Accumulated deficit	(47,506,000)	15,682,000	(3,248,000)	(35,072,000)
Total shareholders’ equity (deficit)	(15,212,000)	15,682,000	4,346,000	4,816,000
Total liabilities and shareholders’ equity (deficit)	$25,167,000	$5,981,000	$(2,598,000)	$28,550,000	$

Total capitalization	$29,600,000	29,600,000	28,500,000	28,500,000

(1)	On January 3, 2020 we entered into an asset transfer agreement whereby we agreed to sell the rights to approximately 70% of our existing customer base and a minimum of $1.5 million of working capital for cash proceeds of $19.1 million of which $9.6 million was paid on closing and $9.5 million is payable in equal monthly installments over four years and recorded at a present value of $7.7 million using a 10% annualized discount rate. The figures above represent the assets transferable as of November 30, 2019 which include an excess working capital payment of approximately $100,000. The transaction is subject to adjustment once the final assets transferred are agreed upon by the parties, generally a dollar for dollar adjustment for the actual working capital differential from $1.5 million and subject to additional adjustments as described in the agreement, primarily relating to a minimum level of client gross profit delivered and maintained during the first twelve months. We expect to utilize net operating loss carryforwards to offset any tax liability as a result of the transaction resulting in a book gain of approximately $15.7 million.

(2)

Between December 5, 2019 and March 24, 2020, we entered into a series of settlements, agreed upon note conversions, note exchanges, and principal repayments to resolve all litigation related to certain of our Senior Convertible Notes.  We issued approximately 302,271 shares of common stock for note conversions, 123,358 shares of common stock for inducements and cashless warrant exercises and paid approximately $2,600,000 in cash for default settlements for $1,465,000 of the June 2018 Notes, $644,000 of the December 2018 Notes and $1,023,000 of the March 2019 Notes. We exchanged $2,445,000 of the March 2019 Notes and $222,000 of the June 2018 Notes for $2,934,000 of the December 2019 Exchange Notes with new amortization schedules and further amended the December 2019 Exchange Notes in March 2020 to fix the conversion price at $9.20 per share of common stock. We exchanged $830,000 of the March 2019 Notes with full-ratchet anti-dilution price protection for $997,000 of amended March 2019 Notes with a fixed conversion price at $9.20 per share. We also amended, cancelled or had holders exercise for shares of common stock via cashless exercise all March 2019 Warrants which previously included full-ratchet anti-dilution protection and we issued 423,669 new warrants at an exercise price of $10.17 per share pursuant to the amendments to the March 2019 Notes and December 2019 Exchange Notes in March 2020 and recorded a derivative liability of $1,750,000 related to the new warrants issued. We expect to satisfy certain conditions which will release those recorded derivative liabilities in future reporting periods.  The remaining gross principal balances as of March 24, 2020 represent $995,000 of the amended March 2019 Notes and $1,828,550 of the amended December 2019 Exchange Notes which amortize in cash or shares of common stock beginning April 1, 2020 at 12.5% of the current principal balance. In March 2020, the holder of the amended December 2019 Exchange Notes converted the scheduled April 2020 and July 2020 amortization payments into shares of common stock at $9.20 per share. The Convertible Note Settlements released previously accrued default penalties, default interest, and reduced the requirement for derivative liabilities. The Convertible Note Settlements also increased paid-in capital by $7,594,000, released derivative liabilities and resulted in the issuance of additional shares of common stock and warrants, offset by a loss of $3,248,000.  Also in March 2020, the holder of the amended December 2019 Exchange Notes converted the scheduled April 2020 and July 2020 amortization payments into shares of common stock at $9.20 per share. For further discussion of the Senior Convertible Notes, see “Description of Our Capital Stock – Debt and Equity Offerings.”

(3)	The as adjusted information is illustrative only and following the completion of this offering will be adjusted based on the actual price per share of common stock in this offering and other terms of this offering determined at pricing.

(4)	Each $1.00 increase or decrease in the assumed offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease each of the as adjusted cash, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $ , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1.0 million in the number of shares we are offering would increase or decrease each of the as adjusted cash, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $ , assuming an offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with the information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in this prospectus.

DILUTION

Our net tangible book value as of November 30, 2019, as adjusted for the Vensure Asset Transfer and the Convertible Note Settlements, was approximately $              , or $               per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date. After giving effect to the sale by us of     shares of common stock and pre-funded warrants to purchase up to shares of common stock in this offering at an offering price of $                per share and $                    per pre-funded warrant, and after deducting the placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued in this offering, and as adjusted to give effect to the offerings that occurred after                        , 2019, our as-adjusted net tangible book value as of November 30, 2019 would have been approximately $                    , or $                per share of common stock. This represents an immediate increase in the net tangible book value of $                   per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $                per share to new investors. The following table illustrates this hypothetical per share dilution:

Offering price per share			$
Net tangible book value per share as of November 30, 2019, as adjusted to give effect to the offerings that occurred after such date	$
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of , 2019, after giving effect to this offering and as adjusted for the Vensure Asset Transfer and the Convertible Note Settlements			$
Dilution per share to new investors purchasing shares in this offering		$

To the extent that any outstanding options or warrants are exercised, new options are issued under our 2017 Plan or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors. Investors that acquire additional shares of common stock through the exercise of the warrants offered in the concurrent private placement may experience additional dilution depending on our net tangible book value at the time of exercise.

The above discussion and table are based on 907,047 shares of common stock outstanding as of November 30, 2019, and does not take into account further dilution to investors in this offering that could occur upon the exercise of the pre-funded warrants offered in this offering.

Assuming all of the pre-funded warrants to purchase up to                  shares of common stock were immediately exercised for cash at an exercise price of $        per share, our as adjusted net tangible book value as of              , 2019 would be $                , or $               per share of common stock. This amount represents an immediate increase in as adjusted net tangible book value of $       per share to our existing shareholders and an immediate dilution of $                  per share to investors participating in this offering.

The foregoing discussion and table are based on 907,047 shares of common stock outstanding as of November 30, 2019 and excludes the following securities:

•	265,630 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock that were outstanding as of November 30, 2019, with a weighted-average exercise price of $25.52 per share;

•	197,110 shares of common stock reserved for future issuance under our 2017 Plan;

•	44,832 shares of common stock issuable upon the exercise of options to purchase common stock issued pursuant to our 2017 Plan as of November 30, 2019, with a weighted-average exercise price of $97.30 per share;

•	307,078 shares of common stock issuable upon the conversion of the Senior Convertible Notes that were outstanding as of November 30, 2019, with a weighted-average conversion price of $9.20 per share; and

•	657,845 shares of common stock reserved for future issuance pursuant to an option granted to shareholders of record on September 28, 2016 to purchase preferred stock with a conversion price of $0.0001 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with our historical financial statements, our unaudited pro forma condensed consolidated financial information and the related notes included in this prospectus. Management’s discussion and analysis contains forward-looking statements that involve risks and uncertainties, including those we detail under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Overview

Our current business, and the primary source of our revenues to date, has been under a traditional staffing services business model. Our initial market focus is to use this traditional approach, coupled with developed technology, to address an underserved market containing predominately lower wage employees with high turnover in light industrial, services, and food and hospitality. We provide human resources, employment compliance, insurance, payroll, and operational employment services solutions for our clients and shift work or gig opportunities for worksite WSEs. As consideration for providing these services, we receive administrative or processing fees as a percentage of a client’s gross payroll, process and file payroll taxes and payroll tax returns, provide workers’ compensation insurance, and provide employee benefits. We have built a substantial business on a recurring revenue model since our inception in 2015. For the fiscal year ended August 31, 2019, we processed over $350 million of payroll billings. Our business has significantly grown for each year since inception and we expect to continue our high degree of growth. However, we have experienced losses to date as we have invested in both our technology solutions as well as the back-office operations required to service a large employee base under a traditional staffing model.

We are currently focused on clients in the restaurant and hospitality industries, traditionally market segments with high employee turnover and low pay rates. We believe that our focus on these industries will be better served by our Human Resources Information System (“HRIS”) technology platform which provides payroll and human resources tracking for our clients and will result in lower operating costs, improved customer experience and revenue growth acceleration. All of our clients enter into service agreements with us or our wholly-owned subsidiary, ReThink Human Capital Management, Inc.

Our revenues for the year ended August 31, 2019 primarily consist of administrative fees calculated as a percentage of gross payroll processed, payroll taxes due on WSEs billed to the client and remitted to the applicable taxation authority, and workers’ compensation premiums billed to the client for which we facilitate workers’ compensation coverage. Our costs of revenues consist of accrued and paid payroll taxes and our costs to provide the workers’ compensation coverage including premiums and loss reserves. A significant portion of our assets and liabilities is for our workers’ compensation reserves. Our cash balances related to these reserves are carried as assets and our estimates of projected workers’ compensation claims are carried as liabilities. Since 2019, we have provided a self-funded workers’ compensation policy for up to $500,000 and purchase reinsurance for claims in excess of $500,000. As of November 30, 2019, we have workers’ compensation related assets in excess of our projected workers’ compensation losses. We actively monitor and manage our clients and WSEs’ workers’ compensation claims which we believe allows us to provide a lower cost workers’ compensation option for our clients than they would otherwise be able to purchase on their own.

As of August 31, 2019, we had 246 clients with over 13,000 WSEs and processed payroll of over $350 million during our fiscal year ending August 31, 2019, an increase of nearly 60% for the year ending August 31, 2018. Of these WSEs, approximately 60% represent workers in the restaurant industry. In addition, as of August 31, 2019, there were an additional 12,000 inactive WSEs in our HRIS technology platform who are available for gig opportunities. In January 2020, in connection with an asset purchase agreement, we assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 and certain operating assets for $19.1 million in cash of which $9.6 million was received at closing and $9.5 million is receivable over the next four years, commencing in April 2020, subject to certain conditions, including the performance of the assigned contracts. For the month ended January 31, 2020, we added nine clients, billed 56 clients in total (all related to the food service industry), billed approximately 3,900 total WSEs and retained approximately 30,000 unbilled WSEs in our HRIS platform for an annualized growth rate of over 100% for both clients and employees since November 30, 2019. We have also entered into an agreement with a large customer with multiple locations representing approximately 1,000 additional WSEs. These new WSEs were added to our HRIS platform through our new automated onboarding process which was placed into service in November 2019. We believe there is significant business interest in our HRIS platform and scheduling tools for multi-location client opportunities.

Results of Operations

Year Ended August 31, 2019 Compared to Year Ended August 31, 2018

The following table summarizes the condensed consolidated results of our operations for the years ended August 31, 2019 and 2018. These figures include the discontinued operations. See also “Unaudited Pro Forma Condensed Consolidated Financial Information” on page 7.

	For the Year Ended August 31,
	2019	2018
Revenues (gross billings of $352.6 million and $222.4 million less WSE payroll cost of $299.2 million and $187.5 million, respectively)	$53,436,000	$34,959,000

Cost of revenue	41,046,000	29,458,000
Gross profit	12,390,000	5,500,000
Operating expenses:
Salaries, wages and payroll taxes	7,702,000	5,383,000
Share-based compensation	632,000	363,000
Commissions	2,732,000	1,594,000
Professional fees	3,918,000	2,078,000
Software development	1,209,000	3,828,000
Marketing and advertising	1,208,000	547,000
General and administrative	3,823,000	3,005,000
Depreciation and amortization	839,000	274,000
Operating expenses	22,063,000	17,072,000
Operating loss	(9,673,000)	(11,572,000)
Other income (expense)
Interest expense	(8,507,000)	(1,751,000)
Loss on debt extinguishment	(3,927,000)	-
Change in fair value of derivative	2,569,000	-
Gain (loss) associated with note defaults, net	811,000	(3,500,000)
Total other income (expense)	(9,054,000)	(5,251,000)

Net Loss	$(18,727,000)	$(16,823,000)

We report our revenues as gross billings, net of related direct labor costs for our EAS clients and revenues without reduction of labor costs for staffing services clients. For the years ended August 31, 2019 and 2018, revenues associated with staffing services were insignificant.

	2019	2018
Net revenues (in millions)	$53.4	$35.0
Increase, year over year (in millions)	18.4	14.8
% Increase, year over year	52.7%	72.7%

Cost of Revenues (in millions)	$41.0	$29.5
Increase, year over year (in millions)	11.5	12.9
Increase, year over year	39.3%	78.0%

Gross Profit (in millions)	$12.4	$5.5
Increase, year over year (in millions)	6.9	1.8
Increase, year over year	125.2%	49.0%
Gross Profit % of Revenues	23.2%	15.7%

Our net revenue excludes the payroll cost component of gross billings. With respect to employer payroll taxes, employee benefit programs, workers’ compensation insurance, we believe that we are the primary obligor, have latitude in establishing price, selecting suppliers, and determining the service specifications and, as such, the billings for those components are included as revenue. Revenues are recognized ratably over the payroll period as WSEs perform their service at the client worksite.

Net Revenue

Our net revenue increase of $18.4 million or 52.7% increase from $35 million in 2018 to $53.4 million in 2019 is primarily driven by the increase in business clients and the workplace employees associated with those clients. Active WSEs increased by 4,600 or 54.1% from 8,500 at the end of 2018 to 13,100 at the end of 2019.

Cost of Revenue

Our cost of revenue includes the costs of employer side taxes and workers’ compensation insurance coverage. Cost of revenues increased $11.5 million or 39.3% to $41.0 million in 2019 from $29.5 million in 2018.

The change in cost of revenues was due to the net effect of the 58.5% increase in WSEs net revenues, supported by the 54% increase in WSEs offset by a reduction in employer tax expenses of $0.9 million due to the combination of favorable rate exchanges and a non-recurring reversal of a tax expense accrual made in fiscal 2018 and reversed in fiscal 2019 due to a tax reimbursement between the U.S. federal government and the State of California.

Workers’ compensation decreased due to the combination of our operational focus on loss reduction, the full implementation of the Sunz Insurance Company (“Sunz”) workers’ compensation policy for 2019 and expense reduction due to a non-recurring return of premium related to prior reporting periods. We implemented the Sunz policy in July, 2018, and therefore the cost reduction only impacted our workers’ compensation cost for two out of twelve months in 2018 compared to a full year for 2019.

Gross Profit

Gross profit increased $6.9 million or 125% to $12.4 million in 2019 from $5.5 million in 2018. The increase is due to the combination of increased net revenues and improvement in gross profit percentages. Gross profit percentage improved 7.5% from 15.7% of revenues for the fiscal year ended August 31, 2018 to 23.2% for the fiscal year ended August 31, 2019 due to the cost of revenue improvements noted above. The impact of the accrual and reversal of the $0.9 million tax accrual accounts for 4.3% of the 7.5% due to a decrease of 2018 gross profit percentage by 2.6% and increase of 2019 gross profit percentage by 1.7%. The remaining 3.2% margin improvement is due to cost savings and tax rate improvements.

Operating Expenses

The following table presents certain information related to our operating expenses.

	For the Year Ended August 31,
	2019	2018	% Change
	(in thousands)	(in thousands)
Salaries, wages and payroll taxes	$7,702	$5,383	43.1%
Share-based compensation	613	363	68.9%
Commissions	2,732	1,594	71.4%
Professional fees	3,918	2,078	88.5%
General and administrative	3,842	3,005	27.9%
Marketing and advertising	1,208	547	120.8%
Software development	1,209	3,828	(68.4)%
Depreciation and amortization	839	274	206.2%
Total operating expenses	$22,063	$17,072	29.2%

Operating expenses increased $5.0 million or 29.2% to $22.1 million in 2019 from $17.1 million in 2018. The components of operating expenses changed as follows:

Salaries, Wages and Payroll Taxes

These consist of gross salaries, benefits, and payroll taxes associated with our executive management team and corporate employees for the fiscal year ended August 31, 2019, increased by $2.3 million to $7.7 million from $5.4 million for the fiscal year ended August 31, 2018. The increase is due to the increase in corporate employees including the addition of our technical team hired to replace outside software developers at a higher average salary than previously hired corporate employees.

Approximately $1.8 million is due to the headcount increase of which $0.7 million is attributable to the increase in costs related to our development team, and $0.5 million is due to raises and benefits costs increases for existing employees and $0.6 million due to additions to our customer service and operations team. Our corporate employee monthly average increased from 44 employees in 2018 to an average of 58 employees in 2019. Ending employee count increased from 58 corporate employees for the fiscal year ended August 31, 2018, to 68 employees for the fiscal year August 31, 2019.

Share-Based Compensation

Our share-based compensation increased by $0.25 million or 68.9% to $0.6 million for the fiscal year ended August 31, 2019. This increase was primarily due to additional stock option awards granted to our corporate employees in 2018 and 2019 and share grants issued to our non-employee board of directors.

Commissions

Commissions include payments made to third party brokers and inside sales personnel. Commissions increased by $1.1 million or 71.4% to $2.7 million, from $1.6 million for the fiscal year ended August 31, 2018. Commissions are primarily associated with compensation to our sales force for sales as well as to our property and casualty agents. Commission expenses approximates 0.77% and 0.72% of our gross billings for the fiscal years ended August 31, 2019, and 2018, respectively.

Professional Fees

Professional fees consist of legal fees, accounting and public company costs, board fees, and consulting fees. Professional fees for the fiscal year ended August 31, 2019, increased by $1.8 million or 88.5% to $3.9 million, from $2.1 million for the fiscal year ended August 31, 2018. The increase is due to $1.1 million of increased legal fees and legal settlements, $0.3 million in increased sales and marketing related consulting, $0.3 million increase for outsourced development related consulting costs, $0.3 million for increased administrative costs associated with our Sunz workers’ compensation policy, and a $0.3 million reduction in public company related costs, primarily due to reduced accounting and audit related costs.

General and Administrative Expenses

Our general and administrative expenses consist of office rent and related overhead, software licenses, insurance, penalties, business taxes, travel and entertainment, and other general business expenses. General and administrative expenses for the fiscal year ended August 31, 2019, increased by $0.8 million or 27.9% to $3.8 million, from $3.0 million for the fiscal year ended August 31, 2018. The increase is due to $0.3 million in higher software license fees related to our mobile application, $0.2 million in increased accrued tax penalties, and $0.3 million higher rent and overhead relating to our increased revenues, personnel, and the support required for the business growth.

Marketing and Advertising

Our marketing and advertising expenses consist of advertising, website costs, marketing promotions, corporate marketing, and tradeshow related costs. Marketing and advertising costs increased by $0.7 million or 120.8% to $1.2 million in fiscal 2019 from $0.5 million in the prior year. The increase is due to increased marketing, improvements to our website, increased tradeshows and advertising, and increased costs associated with marketing our mobile application.

Software Development

Our software development expenses consist of outsourced research and development to third parties. Software development costs decreased $2.6 million or 68.4% to $1.2 million for the fiscal year ended August 31, 2019 from $3.8 million in the prior year. The decrease is due to $2.8 million lower expenses in 2019 related to work contracted to Kadima, who we are currently in arbitration over non-delivery of the software and represented the entire expense in 2018. In 2019, Kadima represented $1.0 million of the expense and we incurred $0.2 million for contracted offshore developers in India and South America to support our U.S. based mobile application development.

Depreciation and Amortization

Depreciation and amortization increased by $0.6 million or 206.2% from our previous fiscal year. We capitalized $2.8 million of software development costs related to the application development stage during the fiscal year ended August 31, 2018 and $0.9 million in 2019 for a total of $3.7 million in capitalized software development. The increase is due to increased amortization on that capitalized software.

Other expenses increased from $5.3 million for the fiscal year ended August 31, 2018 to $6.8 million for the fiscal year ended August 31, 2019:

	For the Year Ended August 31,
	2019	2018
Interest expense	(8,507,000)	(1,751,000)
Loss on debt extinguishment	(3,927,000)	-
Change in fair value of derivatives	2,569,000	-
Gain (Loss) associated with note defaults, net	811,000	(3,500,000)
Total Other income (expense)	(9,054,000)	(5,251,000)

Interest Expense

Interest expense consists of cash interest on interest bearing notes, financing charges for the excess of fair value over carrying amounts of notes issued during any reporting period, amortization of recorded discount and associated deferred financing costs, and acceleration of discounts and deferred financing costs due to early conversions on notes payable. Interest expense increased $6.7 million to $8.5 million from $1.8 million in 2018. The increase is due to the increased interest expense and financing costs associated with the June 2018 Notes and the March 2019 Notes. The 2019 balances include: $2.6 million financing charge for the excess fair value over the carrying amount of the June 2019 Notes, non-cash interest expense related to amortization of convertible notes discount of $5.6 million and cash based interest of $0.9 million offset by the recovery of a $0.6 million interest accrual recorded into 2018 as part of the registration rights penalties that was cured and reversed in December 2018. The 2018 balances include $0.6 million for the accrual of the guaranteed twelve months of interest as part of the mandatory default clause of the debentures that was triggered following the event of default, $0.9 million of non-cash interest related to the amortization of the debt discount and debt issuance costs related to the June 2018 Notes, and $0.2 million is related to the cash basis coupon payments on the outstanding principal amount of the convertible notes.

Loss on Debt Extinguishment

The balance in 2019 represents the additional loss required to be recorded for note conversions below the stated conversion rate and associated with $8.4 million of principal conversions that were converted into common stock in fiscal 2019. No such conversions occurred in 2018.

Change in Fair Value of Derivative

The balance in 2019 represents the reduction in fair value of the derivative liabilities recorded with the March 2019 Notes payable. No such derivative existed in 2018. See also Note 8 to the Financial Statements.

Gain (Loss) Associated with Note default, Net

For 2018, the loss of $3.5 million relates to the accrual of penalties and liquidated damages associated with technical defaults under the registration rights agreements relating to our 8% senior secured convertible notes. Those penalties were settled in fiscal 2019 by the issuance of $0.9 million of additional convertible notes in December 2018 resulting in a gain of $2.6 million recorded in fiscal 2019. The gain was offset by $1.8 million of accrued potential default damages related to our senior secured notes in default as of August 31, 2019.

Net Loss

As a result of the explanations described above, the net loss for the fiscal year ended August 31, 2019, was $18.7 million, compared to a net loss of $16.8 million in the prior year representing an increase of $1.9 million or 11.3% and due to an improvement in the operating loss resulting from increased gross profit of $6.9 million offset by operating expense increases of $5.0 million and other expense increase of $3.8 million.

Results of Operations

Three Months Ended November 30, 2019 Compared to Three Months Ended November 30, 2018

The following table summarizes the condensed consolidated results of our operations for the three months ended November 30, 2019, and 2018, prior to the reclassification of discontinued operations. See “Unaudited Pro Forma Condensed Consolidated Financial Information” on page 7 for a pro forma statement of operations for the quarter ended November 30, 2019 reflecting the exclusion of the discontinued operations assigned to Vensure.

	For the Three Months Ended November 30,
	2019	2018
Revenues (gross billings of $110.7 million and $70.9 million less worksite employee payroll cost of $94.8 million and $60.4 million, respectively)	$15,866,000	$10,520,000

Cost of revenue	12,552,000	7,134,000
Gross profit	3,314,000	3,386,000
Operating expenses:
Salaries, wages and payroll taxes	2,283,000	1,872,000
Commissions	774,000	553,000
Professional fees	840,000	624,000
External Software development	353,000	310,000
General and administrative	1,401,000	1,316,000
Total operating expenses	5,651,000	4,675,000
Operating Loss	(2,337,000)	(1,289,000)

Other income (expense)
Interest expense	(1,161,000)	(957,000)
Change in fair value of derivative liability	942,000	-
Total other income (expense)	(219,000)	(957,000)

Net Loss	$(2,556,000)	$(2,246,000)

Net loss per common share
Basic and diluted	$(2.86)	$(3.11)

Weighted average number of shares of common stock
Basic and diluted	893,094	723,033

Revenue

Revenue for the three months ended November 30, 2019 increased by $5.3 million, or 50.8%, to $15.9 million compared to $10.5 million for the three months ended November 30, 2018.

Gross billings are a non-GAAP measurement and are the metric in which we earn our revenue. Gross billings for the three months ended November 30, 2019 were earned from billings to clients providing HR and payroll services and consist of gross payroll, employer taxes, administrative fees, and workers’ compensation insurance premiums. Gross billings for the three months ended November 31, 2019 increased by $39.8 million, or 56.1%, to $110.7 million compared to $70.9 million for the three months ended November 30, 2018.

The gross payroll costs of our WSEs accounted for 85.7% and 85.2% of our gross billings for the three months ended November 30, 2019 and 2018, respectively. The mark-up components of gross billings (consisting primarily of administrative fees, employer payroll taxes, and workers’ compensation insurance premiums) account for approximately 16.7% and 17.4% for the three months ended November 30, 2019 and 2018, respectively.

The revenue increase was primarily due to the increase in WSEs by an average of 3,000 to an average of 12,000 WSEs, compared to 9,000 WSEs in the three months ended November 30, 2018. Revenues are recognized ratably over the payroll period as WSEs perform services at client worksites.

Cost of Revenues

Cost of revenues mainly includes the costs of employer-side taxes and workers’ compensation insurance coverage. Our cost of revenues for the three months ended November 30, 2019 increased by $5.5 million or 75.9% to $12.6 million, compared to $7.1 million for the three months ended November 30, 2018. The above increase was impacted by the reversal of approximately $1.0 million of California Federal Unemployment Tax during the three months ended November 30, 2018 and which did not recur in the three months ended November 30, 2019. Excluding this credit, the increase in the cost of revenues attributable to the increase in WSEs is $4.5 million, or 55%, of adjusted fiscal 2019 cost of revenues and is consistent with the increase in revenues and gross billings increases.

Gross Profit

Gross profit for the three months ended November 30, 2019 decreased by $0.1 million, or 2.1%, to $3.3 million, compared to $3.4 million for the three months ended November 30, 2018. The three months ended November 30, 2018 had two non-recurring events that resulted in $1.1 million of non-recurring year-over-year gross profit differences including the $1.0 million tax credit. Excluding the non-recurring items for fiscal 2019 described above, the three months ended November 30, 2019 gross profit increased $1.0 million, or 43.7%, from the recurring gross margin of the three months ended November 30, 2018 and represents increased gross profit from higher WSE levels and higher administrative fees.

Operating Expenses

The following table presents certain information related to our operating expenses.

	Three months ended November 30, (unaudited)
	2019	2018	% Change
	(in thousands)	(in thousands)
Salaries, Wages and Payroll Taxes	$2,283	$1,872	21.9%
Commissions	774	553	40.0%
Professional Fees	840	624	34.6%
External Software Development	353	310	13.9%
General and Administrative	1,401	1,316	6.5%
Total Operating Expenses	$5,651	$4,675	20.9%

Operating expenses increased $1.0 million or 20.9% to $5.7 million for the three months ended November 30, 2019 from $4.7 million for the three months ended November 30, 2018. The components of operating expenses changed as follows:

Salaries, Wages and Payroll Taxes

These consist of gross salaries, benefits, and payroll taxes associated with our executive management team and corporate employees as well as share based compensation. Salaries, wages and payroll taxes increased by $0.4 million, or 21.9%, from $1.9 million for the quarter ended November 30, 2018. The increase is due to the increase in corporate employees including the addition of our technical team hired to replace outside software developers at higher salaries.

Commissions

Commissions consist of commission payments made to third party brokers and inside sales personnel. Commissions increased by $0.2 million, or 40.0%, to $0.8 million, from $0.6 million compared to the three months ended November 30, 2018. Commissions are primarily associated with compensation to our sales force for sales as well as to our property and casualty agents. Commission expenses approximate 0.71% and 0.78% of our gross billings for the three months ended November 30, 2019 and 2018, respectively.

Professional Fees

Professional fees consist of legal fees, accounting and public company costs, board fees, and consulting fees. Professional fees for the three months ended November 30, 2019 increased by $0.2 million, or 34.6%, to $0.8 million, from $0.6 million for the three months ended November 30, 2018. The increase is due to increased legal fees related to our note default and product development litigation.

External Software Development

External software development consists of payments to third party contractors for licenses, software development, IT related spending for the development of our HRIS platform and mobile application. External software development for the three months ended November 30, 2019 increased by $0.1 million, or 13.9%, to $0.4 million from $0.3 million compared to the three months ended November 30, 2018. The increase was due to increased license spending in the three months ended November 30, 2019 and reduced contracted software development from the fiscal 2019 levels.

General and Administrative

General and administrative expenses consist of office rent and related overhead, marketing, insurance, penalties, business taxes, travel and entertainment, depreciation and amortization and other general business expenses. General and administrative expenses for the quarter ended November 30, 2019 increased by $0.1 million, or 6.5%, from $1.3 million for the quarter ended November 30, 2018. The increase is primarily due to higher depreciation and overhead offset by lower marketing spending.

Other Expenses

Other expenses represented in the table below decreased from $0.9 million for the quarter ended November 30, 2018 to $0.2 million for the quarter ended November 30, 2019:

	Three Months Ended November 30,
	2019 (unaudited)	2018 (unaudited)
Interest expense	(1,161,000)	(947,000)
Change in fair value of derivative liability	942,000	-
Total other income (expense)	(219,000)	(947,000)

Interest Expense

Interest expense consists of cash interest on interest bearing notes, financing charges for the excess of fair value over carrying amounts of notes issued during any reporting period, amortization of recorded discount and associated deferred financing costs, and acceleration of discounts and deferred financing costs due to early conversions on notes payable. Interest expense increased by $0.2 million to $1.2 million for the quarter ended November 30, 2019 from $0.9 million in the quarter ended November 30, 2018. The increase is due to the increased interest expense and financing costs associated with our March 2019 Notes offset by a reduction in the similar expenses for our June 2018 Notes and $0.3 million of default interest accrued on the remaining notes payable.

Change in Fair Value of Derivative

The balance for the three months ended November 30, 2019 represents the reduction in fair value of the derivative liabilities recorded with the March 2019 Notes payable. No such derivative existed during the three months ended November 30, 2018.

Net Loss

The net loss for the three months ended November 30, 2019 was $2.6 million compared to a net loss of $2.2 million for the three months ended November 30, 2018, representing an increase of $0.4 million or 13.8%. The increase in net loss was due to $1.1 million of additional operating losses consisting of $0.2 million lower gross margins resulting from a one time tax credit in the three months ended November 30, 2018 of $1.0 million offset by additional gross margin from revenue increases and a $0.9 million increase in the operating expenses. The increase in operating losses were reduced by $0.5 million decrease in other expenses.

Liquidity and Capital Resources

Going Concern

As of November 30, 2019, we had cash of $0.1 million and a working capital deficiency of $18.5 million. During the three months ended November 30, 2019, we used approximately $1.5 million of cash in our operations, consisting of a net loss of $2.6 million, reduced by net non-cash charges and gains of $0.3 million and working capital changes of $0.8 million. During the year ended August 31, 2019, we used approximately $2.1 million of cash in our operations, consisting of a net loss of $18.7 million, reduced by net non-cash charges and gains of $10.8 million and working capital changes of $6.0 million. We have incurred recurring losses resulted in an accumulated deficit of $48 million as of November 30, 2019. These conditions raise substantial doubt as to our ability to continue as a going concern within one year from issuance date of the financial statements.

Our ability to continue as a going concern is dependent upon generating profitable operations in the future and obtaining additional funds by way of public or private offering to meet our obligations and repay our liabilities when they become due. We have a recurring revenue business model that generated $12.4 million of gross profit for the year ended August 31, 2019 and $3.3 million for the quarter ended November 30, 2019.

Our plans and expectations for the next twelve months include raising additional capital to help fund expansion of our operations, including the continued development and support of our IT and HR platform and settling our outstanding debt as it comes due. We engaged an investment banking firm to assist us in (i) preparing information materials, (ii) advising us concerning the structure, price and conditions and (iii) organizing the marketing efforts with potential investors in connection with a financing transaction.

Historically, our principal source of financing has come through the sale of our common stock and issuance of convertible notes. We successfully completed an IPO on Nasdaq on June 29, 2017, raising a total of $12 million ($10.9 million net of costs). In June 2018, we completed a private placement of the June 2018 Notes to institutional investors raising $9 million of gross proceeds ($8.4 million net of costs). In March 2019, we completed a private placement of the March 2019 Notes to institutional investors raising $3.75 million ($3.3 million net of costs). As of November 30, 2019, all of the $6.8 million of principal was in default. Subsequent to November 30, 2019, approximately $2.7 million of the Senior Convertible Notes in default were exchanged for new convertible notes payable. In January 2020, an additional $1.2 million of the Senior Convertible Notes was repaid in cash and $2.1 million was converted into shares of common stock. In March 2020, the remaining $1.0 million of the Senior Convertible Notes were converted into shares of common stock.  The remaining $0.8 million of March 2019 Notes were amended to increase the amount of March 2019 Notes outstanding to $1.0 million and remove the antidilution provisions, and the remaining $1.8 million of the December 2019 Exchange Notes were amended to remove the antidilution provisions. As of March 24, 2020, there was $2.8 million of Senior Convertible Note principal outstanding, comprised of $997,000 of the March 2019 Notes and $1,828,550 of the December 2019 Exchange Notes.  Both series are convertible at $9.20 per share of common stock.

Subsequent to November 30, in January 2020, we assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 in exchange for $9.6 million in cash and expect to receive an additional $9.5 million ratably over the four years following the transaction close, subject to certain closing conditions. We transferred approximately $1.6 million of working capital after closing the Vensure Asset Transfer and will transfer approximately $6 million of our annualized gross profit subject to certain adjustments.

Our management believes that our current cash position, along with our revenue growth and the financing from potential institutional investors will be sufficient to fund our operations for at least the next twelve months. If these sources do not provide the capital necessary to fund our operations during the next twelve months, we may need to curtail certain aspects of our operations or expansion activities, consider the sale of our assets, or consider other means of financing. We can give no assurance that we will be successful in implementing our business plan and obtaining financing on terms advantageous to us or that any such additional financing would be available to us as these conditions would raise substantial doubt as to our ability to continue as a going concern within one year from the issuance date of the financial statements. Additionally, the recent COVID-19 outbreak has caused additional uncertainty and management is still evaluating the full extent of the threat and its potential impact on our operations. These condensed consolidated financial statements do not include any adjustments from this uncertainty.

Cash Flows

The following table sets forth a summary of changes in cash flows for the twelve months ended August 31, 2019 and 2018:

	For the Year Ended August 31,
	2019	2018
Net cash used in operating activities	$(2,086,000)	$(9,538,000)
Net cash used in investing activities	(1,492,000)	(3,019,000)
Net cash provided by financing activities	3,489,000	8,310,000
Change in cash	$(89,000)	$(4,247,000)

As of August 31, 2019, we had cash and cash equivalents of $1.6 million and a working capital deficiency of $15.9 million. During the fiscal year ended August 31, 2019, we used approximately $2.1 million of cash in our operations, consisting of a net loss of $18.7 million, reduced by net non-cash charges of $10.8 million and working capital changes of $6.0 million, primarily in accounts payable and accrued payroll. During the year our workers’ compensation cash reserves increased by $4.4 million and our accrued workers’ compensation liabilities increased by $4.7 million. A significant portion of our operating cash spending for 2019 was attributable to approximately $4.0 million of expensed development and marketing costs associated with the development of our mobile application.

During the fiscal year ended August 31, 2018, we used approximately $9.5 million of cash in operations consisting of a net loss of $16.8 million, reduced by net non-cash charges of $5.1 million and working capital changes of $2.2 million, primarily in accrued payroll. During the year our workers’ compensation cash reserves increased by $1.5 million and our accrued workers’ compensation liabilities increased by $1.2 million. A significant portion of our operating cash spending for 2018 was attributable to approximately $4.7 million of expensed development and marketing costs associated with the development of our mobile application.

The cash used in investing activities was primarily due to the capitalization of the mobile application development costs performed by outside software consultants for both 2019 and 2018.

For the fiscal year ended August 31, 2018, cash from financing activities were primarily due to $4.75 million in proceeds ($3.3 million net of original issue discount and closing costs) from the issuance of the March 2019 Notes, exercise of warrants for common stock of $0.7 million, and $0.4 million repayment of the Senior Convertible Notes in cash.

Share Repurchase Plan

On July 9, 2019, our board of directors authorized the repurchase of up to 10 million shares of our outstanding shares of common stock as market conditions warrant over a period of 18 months. We have not implemented the share repurchase plan to date and have not repurchased any shares under the plan.

Critical Accounting Policies and Significant Judgment and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and make various assumptions, which management believes to be reasonable under the circumstances, which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The notes to our audited consolidated financial statements contain a summary of our significant accounting policies. We consider the following accounting policies critical to the understanding of the results of our operations:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include:

•	Liability for legal contingencies;

•	Useful lives of property and equipment;

•	Assumptions made in valuing equity instruments;

•	Assumptions made in valuing embedded derivatives and freestanding equity-linked instrument classified as liabilities;

•	Deferred income taxes and related valuation allowance; and

•	Projected development of workers’ compensation claims

Revenue and Direct Cost Recognition

We provide an array of human resources and business solutions designed to help improve business performance.

We account for our revenues in accordance with Accounting Standards Codification (“ASC”) 605-45, Revenue Recognition, Principal Agent Considerations. Our EAS solutions revenue is primarily derived from our gross billings, which are based on (i) the payroll cost of our WSEs and (ii) a mark-up computed as a percentage of payroll costs for payroll taxes and workers’ compensation premiums.

Our revenues are primarily attributable to fees for providing staffing solutions, EAS and human capital management services. We recognize revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the services have been rendered to the customer; (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. We enter into contracts with our clients for EAS services based on a stated rate and price in the contract. Our contracts generally have a term of twelve months, but are cancellable at any time by either party with thirty days’ notice.

Gross billings are invoiced to each client concurrently with each periodic payroll of our WSEs which coincides with the services provided and which is typically a fixed percentage of the payroll processed. Revenues, which exclude the payroll cost component of gross billings and therefore consist solely of markup are recognized ratably over the payroll period as WSEs perform their service at the client worksite. Revenues that have been recognized but not invoiced are included in unbilled accounts receivable on our consolidated balance sheets and were $6,878,000 and $6,193,000 for the years ended August 31, 2019 and August 31, 2018, respectively.

Consistent with our revenue recognition policy, our direct costs do not include the payroll cost of our WSEs. Our cost of revenue associated with our revenue generating activities are primarily comprised of all other costs related to our WSEs, such as the employer portion of payroll-related taxes, employee benefit plan premiums and workers’ compensation insurance costs.

We have evaluated our revenue recognition policies in conjunction with our future expected business which may be migrating to a staffing business model. For fiscal years 2018 and 2019, we determined that we did not have any revenues which should have been evaluated under a staffing business model. Such a staffing business model would have included the payroll costs in revenues with a corresponding increase to cost of revenues for payroll costs associated with staffing services.

We reviewed the costs associated with acquiring our customers under ASC 340-40 Other Assets and Deferred Costs and determined that no such costs should be capitalized. Costs relating to our customers are typically commissions paid as a percentage of some of our revenue components and are expensed as they are incurred because the terms of our contracts generally are cancellable by either party with a 45-day notice. These costs are recorded in commissions in our Consolidated Statement of Operations.

Fixed Assets

Fixed assets are recorded at cost, less accumulated depreciation and amortization. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When fixed assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Leasehold improvements are being amortized over the shorter of the useful life or the initial lease term.

Fixed assets are recorded at cost and are depreciated over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives for purposes of computing depreciation for equipment is five years and for furniture and fixtures is five to seven years. The amortization of leasehold improvements and the depreciation of equipment and furniture is included in depreciation expense on the consolidated statements of operations.

Computer Software Development

Software development costs relate primarily to software coding, systems interfaces and testing of our proprietary employer information systems and are accounted for in accordance with ASC 350-40, Internal Use Software.

Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred. The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheets.

We determined that there were no material internal software development costs for the years ended August 31, 2018 or 2019. All capitalized software recorded was purchased from third party vendors. Capitalized software development costs are amortized using the straight-line method over the estimated useful life of the software, generally five years.

The amortization of these assets is included in depreciation expense on the consolidated statements of operations.

Impairment and Disposal of Long-Lived Assets

We periodically evaluate our long-lived assets for impairment in accordance with ASC 360-10, Property, Plant, and Equipment. ASC 360-10 requires that an impairment loss be recognized for assets to be disposed of or held-for-use when the carrying amount of an asset is deemed to not be recoverable. If events or circumstances were to indicate that any of our long-lived assets might be impaired, we would assess recoverability based on the estimated undiscounted future cash flows to be generated from the applicable asset. In addition, we may record an impairment loss to the extent that the carrying value of the asset exceeded the fair value of the asset. Fair value is generally determined using an estimate of discounted future net cash flows from operating activities or upon disposal of the asset. During the fiscal year ended August 31, 2019 we conducted an impairment analysis of our capitalized software and determined that there was no impairment loss required.

Workers’ Compensation

Everest Program

Up to July 2018, a portion of our workers’ compensation risk was covered by a retrospective rated policy, which calculates the final policy premium based on our loss experience during the term of the policy and the stipulated formula set forth in the policy. We fund the policy premium based on standard premium rates on a monthly basis and based on the gross payroll applicable to workers covered by the policy. During the policy term and thereafter, periodic adjustments may involve either a return of previously paid premiums or a payment of additional premiums by us or a combination of both. If our losses under that policy exceed the expected losses under that policy, then we could receive a demand for additional premium payments.

We utilize a third-party to estimate our loss development rate, which is based primarily upon the nature of WSEs’ job responsibilities, the location of WSEs, the historical frequency and severity of workers’ compensation claims, and an estimate of future cost trends. Each reporting period, changes in the assumptions resulting from changes in actual claims experience and other trends are incorporated into our workers’ compensation claims cost estimates. As of August 31, 2019, we classified $0.1 million in short term accrued workers’ compensation and $0.3 million in long term accrued workers’ compensation in our consolidated balance sheets.

Sunz Program

Starting in July 2018, our workers’ compensation program for our WSEs has been provided through an arrangement with United Wisconsin Insurance Company and administered by Sunz. Under this program, we have financial responsibility for the first $0.5 million of claims per occurrence. We provide and maintain a loss fund that will be used to pay claims and claim related expenses. The workers’ compensation insurance carrier established monthly funding requirements comprised of premium costs and funds to be set aside for payment of future claims (“claim loss funds”). The level of claim loss funds is primarily based upon anticipated WSE payroll levels and expected worker’s compensation loss rates, as determined by the insurance carrier. Monies funded into the program for incurred claims expected to be paid within one year are recorded as Deposit - workers’ compensation, a short-term asset, while the remainder of claim funds are included in deposits- workers’ compensation, a long-term asset in our consolidated balance sheets.

As of August 31, 2019, we had $1.9 million in “deposit – workers’ compensation”, classified as a short-term asset and $6.3 million, classified as a long-term asset.

Our estimate of incurred claim costs expected to be paid within one year is included in short-term liabilities, while our estimate of incurred claim costs expected to be paid beyond one year is included in long-term liabilities on our consolidated balance sheets. As of August 31, 2019, we had short term accrued workers’ compensation costs of $1.8 million and long term accrued workers’ compensation costs of $4.1 million.

Because we bear the financial responsibility for claims up to the level noted above, such claims, which are the primary component of our workers’ compensation costs, are recorded in the period incurred. Workers’ compensation insurance includes ongoing health care and indemnity coverage whereby claims are paid over numerous years following the date of injury. Accordingly, the accrual of related incurred costs in each reporting period includes estimates, which takes into account the ongoing development of claims and therefore requires a significant level of judgment. In estimating ultimate loss rates, we utilize historical loss experience, exposure data, and actuarial judgment, together with a range of inputs which are primarily based upon the WSE’s job responsibilities, their location, the historical frequency and severity of workers’ compensation claims, and an estimate of future cost trends. For each reporting period, changes in the actuarial assumptions resulting from changes in actual claims experience and other trends are incorporated into our workers’ compensation claims cost estimates. The estimated incurred claims are based upon: (i) the level of claims processed during each quarter; (ii) estimated completion rates based upon recent claim development patterns under the plan; and (iii) the number of participants in the plan.

Debt Issuance Costs and Debt Discount

Debt issuance costs and debt discounts are being amortized over the lives of the related financings on a basis that approximates the effective interest method. Costs and discounts are presented as a reduction of the related debt in the accompanying balance sheets. Portions attributable to notes converted into equity are accelerated to interest expense upon conversion.

Beneficial Conversion Features

The intrinsic value of a beneficial conversion feature (“BCF”) inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the stated maturity using the straight-line method which approximates the effective interest method. If the note payable is retired prior to the end of the contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the BCF is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common stock at the commitment date to be received upon conversion.

Derivative Financial Instruments

When a company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirement to be treated as a derivative: a) the settlement amount is determined by one or more underlying, typically the price of our stock, b) the settlement amount is determined by one or more notional amounts or payments provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provision, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. There are certain scope exceptions from derivative treatment, but these typically exclude conversion features that provide for a variable number of shares. When we issue warrants to purchase our common stock, we evaluate whether they meet the requirements to be treated as derivative. Generally, warrants would be treated as a derivative if the provisions of the warrants agreements create uncertainty as to a) the number of shares to be issued upon exercise, or b) whether shares may be issued upon exercise. If the conversion feature within convertible debt or warrants meet the requirements to be treated as a derivative, we estimate the fair value of the derivative liability using the lattice-based option valuation model upon the date of issuance. If the fair value of the derivative liability is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The derivative liability is revalued at the end of each reporting period and any change in fair value is recorded as a change in fair value in the consolidated statement of operations. The debt discount is amortized through interest expense over the life of the debt. Derivative instrument liabilities and the host debt agreements are classified on the consolidated balance sheets as current or non-current based on whether settlement of the derivative instrument could be required within twelve months of the consolidated balance sheet date.

The accounting treatment of derivative financial instruments requires that we record the embedded conversion option and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. We reassess the classification of our derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

 Share-Based Compensation

At August 31, 2019 and 2018, we had one stock-based compensation plan under which we may issue both share and stock option awards. We account for this plan under the recognition and measurement principles of ASC 718, Compensation- Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations on their fair values. Share grants are valued at the closing market price on the date of issuance which approximates fair value.

For option grants, the grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. Our option grants are typically issued with vesting depending on a term of service. For all employee stock options granted, we recognize expense over the requisite service period over the employee’s requisite service period (generally the vesting period of the equity grant).

Our option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility and expected term. The expected volatility is based on our historical volatility since our IPO. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Following the adoption of Accounting Standards Update ASU 2016-09, we elected to account for forfeitures as they occur. Any compensation cost previously recognized for an unvested award that is forfeited because of a failure to satisfy a service condition is reversed in the period of the forfeiture.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management, in consultation with our legal counsel, as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluate the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Emerging Growth Reporting Requirements

We are a public reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

BUSINESS

Business Overview

Our current business, and the primary source of our revenues to date, has been under a traditional staffing services business model. Our initial market focus is to use this traditional approach, coupled with developed technology, to address an underserved market containing predominately lower wage employees with high turnover in light industrial, services, and food and hospitality. We provide human resources, employment compliance, insurance, payroll, and operational employment services solutions for our clients and shift work or gig opportunities for WSEs. As consideration for providing these services, we receive administrative or processing fees as a percentage of a client’s gross payroll, process and file payroll taxes and payroll tax returns, provide workers’ compensation insurance, and provide employee benefits. We have built a substantial business on a recurring revenue model since our inception in 2015. For the fiscal year ended August 31, 2019, we processed over $350 million of payroll billings. Our business has significantly grown for each year since inception and we expect to continue our high degree of growth. However, we have experienced losses to date as we have invested in both our technology solutions as well as the back-office operations required to service a large employee base under a traditional staffing model.

We are currently focused on clients in the restaurant and hospitality industries, traditionally market segments with high employee turnover and low pay rates. We believe that our focus on these industries will be better served by our Human Resources Information System (“HRIS”) technology platform which provides payroll and human resources tracking for our clients and will result in lower operating costs, improved customer experience and revenue growth acceleration. All of our clients enter into service agreements with us or our wholly-owned subsidiary, ReThink Human Capital Management, Inc.

Our revenues for the year ended August 31, 2019 primarily consist of administrative fees calculated as a percentage of gross payroll processed, payroll taxes due on WSEs billed to the client and remitted to the applicable taxation authority, and workers’ compensation premiums billed to the client for which we facilitate workers’ compensation coverage. Our costs of revenues consist of accrued and paid payroll taxes and our costs to provide the workers’ compensation coverage including premiums and loss reserves. A significant portion of our assets and liabilities is for our workers’ compensation reserves. Our cash balances related to these reserves are carried as assets and our estimates of projected workers’ compensation claims are carried as liabilities. Since 2019, we have provided a self-funded workers’ compensation policy for up to $500,000 and purchase reinsurance for claims in excess of $500,000. As of November 30, 2019, we have workers’ compensation related assets in excess of our projected workers’ compensation losses. We actively monitor and manage our clients and WSEs’ workers’ compensation claims which we believe allows us to provide a lower cost workers’ compensation option for our clients than they would otherwise be able to purchase on their own.

As of August 31, 2019, we had 246 clients with over 13,000 WSEs and processed payroll of over $350 million during our fiscal year ending August 31, 2019, an increase of nearly 60% for the year ending August 31, 2018. Of these WSEs, approximately 60% represent workers in the restaurant industry. In addition, as of August 31, 2019, there were an additional 12,000 inactive WSEs in our HRIS technology platform who are available for gig opportunities. In January 2020, in connection with an asset purchase agreement, we assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 and certain operating assets for $19.1 million in cash of which $9.6 million was received at closing and $9.5 million is receivable over the next four years, commencing in April 2020, subject to certain conditions, including the performance of the assigned contracts. For the month ended January 31, 2020, we added nine clients, billed 56 clients in total (all related to the food service industry), billed approximately 3,900 total WSEs and retained approximately 30,000 unbilled WSEs in our HRIS platform for an annualized growth rate of over 100% for both clients and employees since November 30, 2019. We have also entered into an agreement with a large customer with multiple locations representing approximately 1,000 additional WSEs. These new WSEs were added to our HRIS platform through our new automated onboarding process which was placed into service in November 2019. We believe there is significant business interest in our HRIS platform and scheduling tools for multi-location client opportunities.

We believe that our customer value proposition is to provide the combination of overall net cost savings to the client as follows:

•	Payroll tax compliance and management services

•	Governmental HR compliance such as for ACA compliance requirements

•	Reduced client workers’ compensation premiums or enhanced coverage

•	Access to an employee pool of potential applicants to reduce turnover costs

•	Offset by increased administrative fee cost to the client payable to us

Our founders and management believe that providing this baseline business, coupled with a technology solution to address additional concerns such as employee scheduling and turnover, will provide a unique, cost effective solution to the HR compliance, staffing, and scheduling problems that businesses face. Our next goal, currently underway, is to match the needs of small businesses with paying “gigs” with a fully compliant and lower cost staffing solution. For this, we need to acquire a significant number of WSEs to provide our clients with a variety of solutions for their unique staffing needs and to facilitate the employment relationship.

Managing, recruiting, and scheduling a large number of low wage employees can be both difficult and expensive. The acquisition and recruiting of such an employee population is highly labor intensive and costly in part due to high onboarding and maintenance costs such as tax information capture or I-9 verification. Early in our history, we evaluated these costs and determined that proper process flows, automated with blockchain and cloud technology and coupled with access to lower cost workers’ compensation policies resulting from economies of scale could result in a profitable and low-cost scalable business model. Over the past four years, we have invested heavily in a robust, cloud-based HRIS platform in order to:

•	reduce WSE management costs,

•	automate new WSE and client onboarding, and

•	provide additional value-add services for our business clients resulting in additional revenue streams to us

Beginning in 2017, we began to develop our HRIS database and front-end desktop and mobile phone application to facilitate easier WSE and client onboarding processes as well as for additional client functionality and the opportunity for WSEs to find shift work. Beginning in March 2019, we brought the development of our mobile application in house and launched in 2019. As of August 31, 2019, the initial launch was completed and we began to provide some of the HRIS and application services to select legacy customers on a test basis. We are continuing to implement additional HRIS functionality in delivery, gig intermediation services, and scheduling through our mobile phone application. We see these technology based services as multiple potential revenue drivers with limited additional costs.

Our cloud-based HRIS platform captures, holds, and processes HR and payroll information for the clients and WSEs through an easy to use customized front end interface coupled with a secure, remotely hosted database. The HRIS system can be accessed by either a desktop computer or an easy to use electronic mobile application designed with HR workflows in mind. Once fully implemented, we expect to reduce the time, expense, and error rate for onboarding our client employees into our HRIS ecosystem. Once onboarded, the client employees are included as our WSEs and who are available for shift work within our business ecosystem. This allows our HRIS platform to serve as a gig marketplace for WSEs and allows for client businesses to better manage their staffing needs.

Our Services

Our core business is to provide regular payroll processing services to clients under an EAS model in addition to individual services, such as payroll tax compliance, workers’ compensation insurance, and employee HR compliance management. In addition, in November, 2019, we launched our employee onboarding function and employee scheduling functions to our customers in the mobile application. Beginning later in fiscal 2020, with the full commercial launch of our mobile application software, we expect to provide additional services including “white label” food delivery functionality.

Figure 1

Our core EAS services are typically provided to our clients for one-year renewable terms. Through November 30, 2019, we have not had any material revenues or billings generated within our HRIS from additional services. We expect that our future service offerings, including technology-based services provided through our HRIS system and mobile application, will provide for additional revenue streams and support cost reductions for existing and future clients. We expect that our future services will be offered through “a la carte” pricing via customizable on-line contracts.

The new Gig Economy has created legal issues regarding the classification of workers as independent contractors or employees. In addition, the rising trend of predictive scheduling creates logistical issues for our clients regarding worker’s schedules. We provide solutions to businesses struggling with these compliance issue primarily by absorbing our clients’ workers, who we refer to as WSEs but are also referred to as “shift workers,” “shifters,” “gig workers,” or “assigned employees.” WSEs are included under our corporate employee umbrella and we handle certain employment-related compliance responsibilities for our clients as part of our services. This arrangement benefits WSEs by providing additional work opportunities through access to our clients. WSEs further benefit from employee status benefits through our benefit plan offerings, including minimum essential health insurance coverage plans and 401(k) plans, as well as enjoying the protections of workers’ compensation coverage.

Technological Solution

At the heart of our employment service solutions is a secure, cloud-based HRIS database accessible by a desktop or mobile device through which our WSEs will be enabled to find available shift work at our client locations. This solution solves a problem of finding available shift work for both the WSEs seeking additional work and clients looking to fill open shifts. For new WSEs, the mobile application includes an easy to use WSE onboarding functionality which we believe will increase our pool of WSEs that will provide a deep bench of worker talent for our business clients. The onboarding feature of our software enables us to capture all application process related data regarding our assigned employees and to introduce employees to and integrate them into the ShiftPixy Ecosystem. The mobile application features a chatbot that leverages artificial intelligence to aid in gathering the data from workers via a series of questions designing to capture all required information, including customer specific and governmental information. Final onboarding steps requiring signatures can also be prepared from the HRIS onboarding module.	Figure 2

In 2019, we implemented additional functionality to provide a scheduling component of our software, which enables each client worksite to schedule workers and to identify shift gaps that need to be filled. We utilize artificial intelligence to maintain schedules and fulfillment, using an active methodology to engage and move people to action. We began using this functionality at the end of fiscal 2019 on a test basis.

The final phase of our initial platform, deployed in late fiscal 2019 on a test basis, consists of our “shift intermediation” functionality, which is designed to enable our WSEs to receive information regarding and to accept available shift work opportunities. The intermediation functionality becomes useful only to the extent that we have meaningful numbers of WSEs and client shift opportunities in the same geographic region. We reached geographical concentration in Southern California during 2019 and we activated these key features in August 2019 to a limited group of customers on a test basis.

Our goal is to have a mature and robust hosted cloud-based HRIS platform coupled with a seamless and technically sophisticated mobile application that will act as both a revenue generation system as well as a “viral” customer acquisition engine through the combination of the scheduling, delivery, and intermediation features and interactions. We believe that once a critical mass of clients and WSEs is achieved, additional shift opportunities will be created in the food service and hospitality industries. Our approach to achieving this critical mass is to market our services to restaurant owners and franchisees, focusing on specific brands and geographical locations. We expect critical mass to be a function of both geography, such as in Southern California for viral adoption by WSEs and clients, or by adoption within franchise brands.

Markets and Marketing

Our initial market focus was chosen based on our understanding of the issues and challenges facing “Quick Service Restaurants” (“QSRs”), including fast food franchises and local restaurants. We have chosen to invest in two key features of our mobile application to this end consisting of: i) scheduling functionality, which is designed to enhance the client’s experience through scheduling of employees and reducing the impact of turnover and ii) delivery functionality, which is designed to increase revenues through delivery fulfillment and bring “in house” delivery fulfillment and thereby reducing delivery costs.

One of the most recent developments in the food and hospitality industry is the rapid rise of third-party restaurant delivery providers such as Uber Eats, GrubHub, and DoorDash. These providers have successfully increased QSR revenue in many local markets by providing food delivery to a wide-scale audience using contract delivery drivers. We have observed two significant issues with our clients and third-party delivery providers which is increasingly being reported in the news media. The first issue is the large revenue share typically being paid to third-party delivery providers as delivery fees. These additional costs erode the profit for the QSRs from additional sales made through the delivery channel. The second issue is that our QSR customers have encountered logistical problems with food deliveries - late deliveries, cold food, missing accessories, and unfriendly delivery people. This has caused significant “brand erosion” and has caused these clients to reconsider third-party delivery.	Figure 3

We provide a solution to the third-party delivery issues. We designed our HRIS platform to manage food deliveries by the QSRs using internal personnel and a customized “white label” mobile application. Our recently released delivery feature links this “white label” delivery ordering system to our delivery solution, thereby freeing the QSR to have their own brand showcasing an ordering mobile application but retaining similar back-office delivery technology including scheduling, ordering, and delivery status pushed to a customer’s smart phone. Our technology and approach to human capital management provides a unique window into the daily demands of QSR operators and the ability to extend our technology and engagement to enable this self-delivery proposition. Our new driver management layer for operators in the ShiftPixy Ecosystem will now allow clients to use their own team members to deliver a positive customer experience. Our mobile application now provides the HR compliance, management and insurance solutions necessary to support a delivery option and created a turnkey self-delivery opportunity for the individual QSR operator. Our solution saves delivery costs to the QSR client and allows them to retain the customer information and quality control over the food delivery.

The first phase of this component of our platform is the driver onboarding, which was completed in 2019. The enhanced features will also “micro meter” the essential commercial insurance coverages required by our operator clients on a delivery-by-delivery basis (workers’ compensation and auto coverages) which has been a significant barrier for some QSRs to provide their own delivery services. We began using the “delivery features” of our mobile application for selected customers on a trial basis in the fourth quarter of fiscal 2019 and expect to fully deploy the solution in fiscal 2020.

A significant problem for small businesses, particularly in the food service industry, such as QSRs, involve compliance with employment related regulations imposed by federal, state and local governments. Requirements associated with workers’ compensation insurance, and other traditional employment compliance issues, including the employer mandate provisions of the ACA create compliance challenges and increased costs. The compliance challenges are often complicated by “workaround” solutions that many employers resort to in order to avoid characterizing employees as “full-time” and requires increased compliance to avoid fines and penalties. To date, the United States Congress has considered but not passed an amendment to replace the ACA other than the removal of the individual mandate provision in 2017. Despite the removal of the individual mandate, employers still face regulatory issues and overhead costs for which we believe our services are a cost-effective solution.

Other regulation is prevalent at the state and local levels. Recently in California, where most of our WSEs reside, legislation was passed that more clearly defines gig workers for companies such as Lyft or Uber as employees rather than their previous classification as independent contractors. We believe that legislation such as this is a direct response to a considerable loss of tax revenue from the gig companies’ contract employees, and that there is an increasing likelihood that workers in other states will have to be treated as employees within the next few years. The effective date for the California legislation is January, 2020. Both Lyft and Uber are filing appeals to avoid these reclassifications. Our business model provides a solution to this regulatory change by absorbing workers for these types of gig economy companies as our employees, eliminating any risk of litigation, fines and other worker misclassification problems for these types of gig economy companies to the extent they become our clients.

Figure 4

The worldwide trend toward a gig economy resulting from the market adoption of smart phones and mobile telephones and remote office workers moving away from the traditional office or factory workplace. For our target WSE audience, as of February 2019, over 92% of 18-30-year-old workers have, or use, a smart phone. This development has created opportunities for companies catering to the use of these devices. We have designed our mobile application to utilize the smart phone adoption to create an easy to use on-boarding tool for potential employees. The migration towards a gig economy trend is also significant and according to a 2016 study conducted by Ardent partners, nearly 42% of the world’s total workforce is now considered ‘non-employee,’ which includes contingent/contract workers, temporary staff, gig workers, freelancers, professional services, and independent contractors. Our initial focus in the marketing of our product to the larger gig economy is to small and medium sized businesses with high worker turnover such as the restaurant and hospitality industries who have high turnover and often contract with independent contractor workers to perform less than full-time gig engagements, primarily in the form of shift work.

Figure 5

Our headquarters is currently situated in Irvine, California, from which it can reach the California market.

We believe we will experience business and revenue growth in the gig economy from the following factors:

•	Large Potential Market. Current statistics show that there are over 14.7 million employees working in our current target market--the restaurant and hospitality industries representing over $300 billion of annual revenues. Compared to the total workforce in all industries, workers in the restaurant industry have a notably higher percentage of part-time workers. At our current monetization rate per employee, this represents an annual revenue opportunity of over $9 billion per year for the United States. Our intention is to expand both our geographic footprint and our service offerings into other industries, particularly where part-time work is a significant component of the applicable labor force, including the retail and health care sectors.

•	Rapid Rise of Independent Workers. The number of independent workers, totaling approximately 41 million in 2018, is expected to increase to 40% of the private, non-farm U.S. workforce by 2021. As of early 2019, approximately 48% of the U.S. workforce has worked as an independent employee as either part time or on a contract basis.

•	Technology Affecting and Attitudes towards Employment Related Engagements. Gig-economy platforms have changed the way part-time workers can identify and connect to work opportunities, and Millennials and others have embraced such technologies as a means to secure short-term employment related engagements. The significant increase in the adoption of smart phone devices has provided the “last mile” platform to enable technology solutions such as ours to provide a gig economy platform. Most importantly, for our target audience of 18-35 year old workers as of February 2019, 92% of these workers regularly use a smart phone.

•	New ShiftPixy Mobile App is Designed to Provide Additional Benefits to Employers and Shift Workers. Millennials represent approximately 40% of the independent workforce who are over the age of 21 and who work 15 hours or more each week. Mindful that most of our shifters will be Millennials who connect with the outside world primarily through a mobile device, we are poised to significantly expand our business through our mobile app. Our mobile app is a proprietary application downloaded to mobile devices, allowing our shifters to access shift work opportunities at all of our clients, not just their current restaurant or hospitality provider, and with an added feature, anticipated to be available in the first calendar quarter of 2020, also allowing shift employees not working at our clients to access shift work opportunities at all of our clients.

Figure 6

The ShiftPixy Ecosystem Solution

We have developed an HRIS Ecosystem comprised of a closed proprietary operating and processing information system that provides a tool for businesses needing staffing flexibility to schedule existing employees and to post open schedule slots to be filled by an available pool of shift workers (the “ShiftPixy Ecosystem”). The ShiftPixy Ecosystem provides the following benefits to our clients:

1.	Compliance: We assume a substantial portion of a business’s employment regulatory compliance issues by having all of client shifter employees become employees of us. As the employer of the WSEs, we can assist our clients with the staffing of their shift employee requirements by providing a qualified pool of potential applicants or as shift workers. The individual WSE is a legal employee of ours and we thereby provide employment regulatory compliance reporting, taking this burden away from our clients. The client’s management time spent on compliance issues substantially reduced and allows client management to focus on their business.

2.	Operational improvements: Our service can reduce the impact of high turnover, which is a consistent problem across the restaurant industry and a significant issue to our clients. Our service provides pre-screened applicants for permanent positions as well as the access to the ShiftPixy Ecosystem population of potential shift workers. The flexibility inherent in the Ecosystem approach can better tailor the staffing needs of a client to the talent pool available.

3.	Cost Savings: The payroll and related costs associated WSEs such as workers’ compensation and benefits are consolidated and charged, in effect, in conjunction with the shifters’ applicable rates of pay, allowing the clients to fund the employment related costs as the services are used--thereby avoiding various lump sum employment-related cost impositions. Cost savings for our clients can vary but they experience cost reductions in reduced overhead costs related to HR compliance, payroll processing, and elimination of non-compliance fines and related penalties. Clients also experienced reduced turnover and the related costs. We exploit economies of scale in purchasing employer related solutions such as workers’ compensation and other benefits and can provide a WSE to a business at a lower cost than the business can otherwise typically staff a particular position.

4.	Improved human resources management: By having access to our entire part-time workforce, a client business is enabled to scale up or down more rapidly, making it easier to contain and manage operational costs. The two largest costs for a restaurant are food and labor. We charge a fixed percentage on wages that allows the client business to budget and plan more effectively without the full weight associated with the threats of penalties or missteps in dealing with employment law compliance related issues.

As of November 30, 2019, we serve an aggregate of 252 clients, with an aggregate of approximately 13,000 employees. None of these clients represents more than 10% of our revenues for fiscal year 2019. Effective January 1, 2020, we assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 and certain operating assets as part of the Vensure Asset Transfer. As of January 31, 2020, our retained customer base was an aggregate of 67 clients with an aggregate of approximately 3,900 billed WSEs and approximately 30,000 additional unbilled WSEs retained in our HRIS system.

Competition

We have two primary sources of competition. Competitors to our gig business model include businesses such as ShiftGig, Instawork, Snag, Jobletics and other comparable businesses that seek to arrange short-term work assignments for both employees and independent contractors. Competitors to our HRIS system include businesses such as Kelly Services, ManpowerGroup, and Barrett Business Services which provide human resource software solutions.

We believe our service offering competes effectively based on our strategy of combining an ecosystem of employment services with the individualized ability to link trained workers to specific shift-work opportunities.

Governmental Regulation

Our business operates in an environment that is affected by numerous federal, state and local laws and regulations relating to labor and employment matters, benefit plans and income and employment taxes. Moreover, because our client engagements involve some form of co-employer relationship with regard to the employees who provide services in employment to our clients, the application of such laws to these non-traditional employer relationships can become complex. Nearly all states have adopted laws or regulations regarding the licensure, registration or certifications of organizations that engage in co-employer relationships. While our model is currently not included in such regulations, we may become subject to such laws and regulations when we enter into co- employer relationships with regard to employees providing services in the jurisdictions where such laws and regulations apply.

The following summarizes what we believe are the most important legal and regulatory aspects of our business:

Federal Regulations

Employer Status

We sponsor certain employee benefit plan offerings as the “employer” of our shift workers under the Internal Revenue Code of 1986 (the “Code”) and ERISA. The multiple definitions of “employer” under both the Code and ERISA are not clear and most are defined in part by complex multi-factor tests under common law. We believe that we qualify as an “employer” of our shift workers under both the Code and ERISA, as well as various state regulations, but this status could be subject to challenge by various regulators. For additional information on employer status and its impact on our business and results of operations, refer to the section entitled “Risk Factors,” under the heading “If we are not recognized as an employer of WSEs under federal and state regulations, or we are deemed to be an insurance agent or third-party administrator, we and our clients could be adversely impacted.”

Affordable Care Act and Health Care Reform

The ACA was signed into law in March 2010. The ACA implemented substantial health care reforms with staggered effective dates continuing through 2020, and many provisions in the Act require the issuance of additional guidance from applicable federal government agencies and the states. There could be significant changes to the ACA and health care in general, including the potential modification, amendment or repeal of the ACA. For additional information on the ACA and its impact on our business and results of operations, refer to the section entitled “Risk Factors,” under the heading, “Failure to comply with, or changes in, laws and regulations applicable to our business, particularly potential changes to the ACA, could have a materially adverse effect on our marketing plan as well as our reputation, results of operations or financial condition, or have other adverse consequences.” As of the date of this prospectus, the ACA has not been formally amended or repealed; however, the Tax Cuts and Jobs Act of 2017 effectively eliminates the individual mandate provisions of the ACA, beginning in 2019.

Health Insurance Portability and Accountability Act

Maintaining the security of information regarding our employees is important to us as we sponsor employee benefit plans and may have access to personal health information of our employees. The manner in which we manage protected health information (PHI) is subject to HIPAA, and the HITECH Act. HIPAA contains substantial restrictions and health data privacy, security and breach notification requirements with respect to the use and disclosure of PHI. Further, under the HITECH Act there are steep penalties and fines for HIPAA violations. Our health plans are covered entities under HIPAA, and we are therefore required to comply with HIPAA’s portability, privacy, and security requirements. For additional information regarding the information we collect, how we maintain the confidentiality of our clients’ and employees’ confidential information and the potential impact to our business if we fail to protect the confidentiality of such data, refer to the section entitled “Risk Factors,” under the heading, “We collect, use, transmit and store personal and business information with the use of data service vendors, and a security or privacy breach may damage or disrupt our businesses, result in the disclosure of confidential information, damage our reputation, increase our costs or cause losses.”

State Regulations

Nearly all states have adopted provisions for licensing, registration, certification or other formal recognition of co-employers. Such laws vary from state to state but generally provide for monitoring or ensuring the fiscal responsibility of a PEO, and in some cases codify and clarify the co-employment relationship for unemployment, workers’ compensation and other purposes under state laws. The scope of the laws and regulations of states is such that it encompasses our activities. In addition, many state laws require guarantees by us of the activities of our subsidiary, ReThink, and in some states we may seek licensure, registration or certification, as applicable, together with our subsidiary, ReThink, because the financials for both organizations are consolidated. We believe we are in compliance in all material respects with the requirements in the states wherein we are conducting business.

We must also comply with state unemployment tax requirements where our clients are located. State unemployment taxes are based on taxable wages and tax rates assigned by each state. The tax rates vary by state and are determined, in part, based on our prior years’ compensation and unemployment claims experience in each state. Certain rates are also determined, in part, by each client’s own compensation and unemployment claims experience. In addition, states have the ability under law to increase unemployment tax rates, including retroactively, to cover deficiencies in the unemployment tax funds.

In addition, we are subject to Federal and state laws and regulations regarding privacy and information security. California recently enacted legislation, the California Consumer Privacy Act of 2018, (the “CCPA”) that went into effect on January 1, 2020. The CCPA affords consumers expanded privacy protections, including rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. There are also a number of other pending U.S. state privacy laws that contain similar, but potentially stricter and conflicting, obligations to the CCPA. These laws, if enacted, may require material alteration of our internal procedures and could potentially limit the ability of data providers or our customers to provide certain personal information to us that is necessary for our business operations.

Intellectual Property

We have registered five trademarks, consisting of two names (ShiftPixy and ZiPixy) and three logos (the Pixy image, the Pixy wings image and wings/name logo).  In addition, we have patents pending for certain features of our mobile application in the United States, Australia, Brazil, European Union, India, Japan, Korea and Hong Kong. We have other intellectual property and related rights as well, particularly in connection with our software. We believe that our intellectual property is of considerable importance to our business.

Employees

As of November 30, 2019, we employed 67 people on a full-time basis in our corporate offices, and we served approximately 13,000 active, paid WSEs with an additional 12,000 inactive WSEs carried within our HRIS platform. Effective as of January 1, 2020, we assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 as part of the Vensure Asset Transfer and transferred 21 of our 64 corporate employees. We retained all WSEs in our HRIS system. As of February 20, 2020, we had approximately 3,900 billed WSEs for the clients retained or added since December 31, 2019 and had an additional 30,000 unbilled WSEs in our HRIS system.

Legal Proceedings

We are currently involved in a dispute with our software developer, Kadima Ventures (“Kadima”), over incomplete but paid for software development work. In May 2016, we entered into a contract with Kadima for the development and deployment of user features that were proposed by Kadima for an original build cost of $2.2 million to complete. As of the date of this prospectus, we have spent approximately $11 million but have not received the majority of certain software modules. Kadima asserts that it is owed additional funds to turn over the work completed. We initiated litigation to force the delivery of the software modules paid for through the fiscal year ended 2019 and to exit the development engagement. In April 2019, Kadima filed a complaint against us in the County of Maricopa, AZ, alleging breach of contract, promissory estoppel and unjust enrichment and demanded an additional $10 million prior to releasing the remaining software modules. The parties agreed to a transfer of the matter to an Arizona Commercial Court with the expectation that the matter would be sent to arbitration or mediation. In October 2019, Kadima provided the software code to a third party for technical evaluation of the software in question. The parties are currently in discussions to set a date for mediation.

On April 8, 2019, a former WSE filed a class action lawsuit, naming us and one of our clients as defendants. The plaintiff claimed they were scheduled to work for more than 8 hours during 24-hour periods without being paid overtime, to which they were entitled.  In addition, the claimant is seeking waiting time penalties for the delay in payment. This lawsuit is in the initial stages and the financial impact to us, if any, cannot currently be estimated.  No liability has been recorded for this matter at this time.  In the event of an unfavorable outcome to us, our client is contractually obligated to indemnify us for misreported hours and portions of the claim would be covered under our employment practices liability insurance.

On February 6, 2020, we received a demand letter from a former ShiftPixy employee alleging that we made an oral promise to the employee that they would receive, among other things, two times their annual salary in unrestricted stock. On February 27, 2020, we sent a written response to the former employee in which we contested that such a promise had been made. While no proceedings with respect to the demand letter have been initiated, we believe that the allegations set forth in the demand letter are without merit and plan to vigorously defend any such proceedings. The financial impact to us, if any, cannot currently be estimated.

In addition, from time to time, we may become involved in various claims and legal proceedings. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Our Corporate Information

We were incorporated under the laws of the State of Wyoming on June 3, 2015. Our principal executive office is located at 1 Venture, Suite 150, Irvine, CA 92618, and our telephone number is (888) 798-9100. Our website address is www.shiftpixy.com. Our website does not form a part of this prospectus and listing of our website address is for informational purposes only.

MANAGEMENT

Executive Officers and Directors

Our board of directors elects our executive officers annually, at a meeting following the annual meeting of the shareholders. Our board of directors can also elect persons to fill any executive officer vacancies. Each officer holds such office until his successor is elected and qualified, or until his or her death, earlier resignation or removal. The following table sets forth information regarding our executive officers and directors as of March 24, 2020:

Name	Position	Age
Scott W. Absher	President, Chief Executive Officer and Director	59
Kenneth W. Weaver(1) (2) (3)	Independent Director	63
Domonic J. Carney	Chief Financial Officer	53
Sean Higgins(1) (2) (3)	Independent Director	54
Whitney White(1) (2) (3)	Independent Director	42
Christopher Sebes	Independent Director	65
Amanda Murphy	Director	36

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominations Committee.

Executive Officers

Scott W. Absher has served as our President, Chief Executive Officer and director since our formation in June 2015. Since February 2010 he has also been President of Struxurety, a business insurance advisory company. As a member of the board of directors, Mr. Absher contributes significant industry-specific experience and expertise to our insurance products and services and has a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and managing business operations.

Domonic Carney has served as our Chief Financial Officer since August 4, 2019. Mr. Carney began his career at Deloitte & Touche where he audited high tech startups in Palo Alto, CA. Between 1994 and 2001, Mr. Carney worked for various high tech startups in Silicon Valley, CA including software development, internet, and Internet Service Providers in increasing levels of responsibility. From 2001 until 2004, Mr. Carney was the Finance Director in San Diego, CA providing Finance support for the Western half of the US Operations of Danka Office Imaging. Mr. Carney brings substantial experience in small, high-growth companies as well as over fifteen years of C-Level experience in micro-cap public companies. From 2014 until 2019 Mr. Carney served as the Chief Financial Officer for Ener-Core, Inc. (ENCR-OTC), an energy technology company located in Irvine, CA. Between 2012 and 2014, Mr. Carney provided C-Level finance and accounting consulting services to manufacturing, health care, energy, and technology companies in San Diego and Irvine, CA. Mr. Carney holds a Masters in Accounting degree from Northeastern University, a Bachelors of Arts in Economics from Dartmouth College, and is licensed as a Certified Public Accounting (inactive status) in the State of California.

Non-Employee Directors

Kenneth W. Weaver has served as an independent director since December 5, 2016. Mr. Weaver currently serves as the chairman of the Audit Committee and is also a member of the Compensation Committee and the Nominations Committee. From 2005 to 2012, Mr. Carney served as the Chief Financial Officer for Composite Technology Corporation (CPTC-OTC), an energy equipment and technology company that grew from pre-revenue to over $75 million a year between 2005 and 2008. Since April, 2012, Mr. Weaver has been the sole proprietor of Ken Weaver Consulting, providing operations consulting for TVV Capital, a Nashville Private Equity firm. Before his service with TVV, Mr. Weaver spent over 30 years with Bridgestone Corporation, having served in various responsible leadership roles, including as President, Bridgestone North American Tire Commercial Sales, Chief Financial Officer, Bridgestone Americas and Chairman, CEO and President, Firestone Diversified Products. Mr. Weaver earned both his bachelor’s degree in business and his Master of Business Administration degree from Pennsylvania State University. Mr. Weaver’s substantial financial background qualifies him as an audit committee financial expert under applicable rules.

Whitney White has served as an independent director since September 28, 2017. Mr. White serves as the chairman of the Compensation Committee and the Nominations Committee, and is also a member of the Audit Committee. Since April, 2017, Mr. White has been Chief Operating Officer and Chief Technology Officer of Prime Trust, LLC, a Nevada chartered trust company. Before his service with Prime Trust, Mr. White spent 17 years with W.R. Hambrecht + Co., LLC, an investment banking, advisory and brokerage firm that was the underwriter of our recently completed Regulation A offering. At W.R. Hambrecht + Co., LLC, Mr. White served in various executive roles, including Chief Technology Officer and as Managing Director, Equity Capital Markets. Mr. White earned a bachelor’s degree in computer science & psychology from Hamilton College, a Master of Business Administration degree in finance and accounting from Columbia University’s Graduate School of Business, and a Master of Business Administration degree in technology and entrepreneurship from the University of California Berkeley’s Hass School of Business. Mr. White holds a Series 79 license as an Investment Banking Representative, a Series 24 license as a General Securities Principal, and a Series 7 license as a General Securities Representative. As a member of the board of directors, Mr. White contributes the benefits of decades of leadership and management experience building and advising early stage, technology-driven companies. Based on his investment banking experience, Mr. White has significant corporate finance and governance expertise. As an experienced senior technologist, Mr. White provides years of experience applying technology to enhance traditional business processes.

Sean Higgins has served as an independent director since September 28, 2017. Mr. Higgins is a member of the Audit Committee, the Compensation Committee and the Nominations Committee. Since December 2002, Mr. Higgins has served as co-founder and Vice President of Professional Services of Herjavec Group, an information security solutions firm headquartered in Toronto, Ontario. Mr. Higgins earned a bachelor’s degree in computer science from Purdue University and a Master of Science degree in electrical engineering and applied physics from Case Western Reserve University. As a member of the board of directors, Mr. Higgins contributes his significant industry, technical, and entrepreneurial experience.

Christopher Sebes has served as an independent director since February 7, 2020. From August 2004 to July 2014, he served as the CEO of XPIENT Solutions, a full-service, global provider of solutions for food ordering, digital menus, drive-thru management, kitchen management, inventory, labor and scheduling analytics. From November 2014 to July 2019, Mr. Sebes served as the President of Xenial, Inc., a cloud-based restaurant and retail management platform. Since August, 2019, Mr. Sebes has been a partner and member of the board of directors of Results Thru Strategy, Inc., a strategic advisory firm specializing on restaurants, hotels, and technology companies serving those industries. Since September 2019, he has also served as a member of the board of advisors of Valyant AI which has developed a proprietary conversational AI platform that integrates with existing mobile, web, call ahead, kiosk and drive through platforms. Mr. Sebes received his degree in Hotel and Restaurant Management from the University of Portsmouth (Hampshire, United Kingdom) in 1975. Mr. Sebes brings to our board of directors his innovative thought leadership and extensive knowledge of restaurant industry technology both in the United States and abroad.

Amanda Murphy has served as a director since February 10, 2020. Prior to her election to our board of directors, Ms. Murphy served as our Director of Operations and has been vital to our success and growth in that position. Ms. Murphy has been active as in the operations side of the staffing industry at a senior level since 2007. Ms. Murphy received her certificate in HR Management from California State University – Long Beach in 2007. Ms. Murphy Also studied law at Taylor University in Selango, Malaysia.

Family Relationships

There are no family relationships between any of our current officers or directors.

Board of Directors

Composition of Our Board of Directors

Our directors are elected at our annual meeting of the shareholders. In addition, directors may be elected to fill vacancies and newly created directorships by our board of directors. Each director holds the office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified; provided, however, that directors can be elected for a term not to exceed five (5) years.

As of March 24, 2020, our board of directors consisted of six members. Each director serves until the next annual meeting of the shareholders and until his or successor is elected and duly qualified, or until his or her earlier death, resignation or removal.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our shareholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Committees of Our Board of Directors

Audit Committee

Our Audit Committee consists of Mr. Weaver, Mr. Higgins and Mr. White. Mr. Weaver serves as the chairman of the Audit Committee and qualifies as an audit committee financial expert within the meaning of SEC regulations and the Nasdaq Listing Rules. In making a determination on which member will qualify as a financial expert, our board of directors expects to consider the formal education and nature and scope of such members’ previous experience.

Our Audit Committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal accounting function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal accounting staff, registered public accounting firm and management;

•	reviewing and approving or ratifying related party transactions; and

•	preparing audit committee reports required by SEC rules.

Compensation Committee

Our Compensation Committee consists of Mr. Weaver, Mr. Higgins and Mr. White, with Mr. White serving as chairman. Our Compensation Committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The Compensation Committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

•	making recommendations to our board of directors with respect to the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing evaluations of our senior executives;

•	reviewing and assessing the independence of compensation advisers;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and

•	preparing the compensation committee reports required by SEC rules.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee, at any time, have been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or the compensation committee of any entity that has one or more executive officers on our board of directors or Compensation Committee.

Nominating Committee

Our Nominating Committee consists of Mr. Weaver, Mr. Higgins and Mr. White, with Mr. White serving as chairman. The Nominating Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board of directors the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	overseeing periodic evaluations of board members.

Board Leadership Structure and Risk Oversight

Our board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board of directors currently implements its risk oversight function as a whole. Each of the board committees also provides risk oversight in respect of its areas of concentration and reports material risks to the board of directors for further consideration.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The code of conduct is posted on our website, and we will post all disclosures that are required by law or Nasdaq rules in regard to any amendments to, or waivers from, any provision of the code.

Director Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

In selecting our independent directors, our board of directors considered the relationships that each such person has with our company and all the other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each such person. Using this definition of independence, we have determined that three directors, Ken Weaver, Whitney White and Sean Higgins, are independent directors.

Legal Proceedings

Administrative Order and Settlement with State Securities Commissions

On June 25, 2013, the Alabama Securities Commission issued a Cease and Desist Order (the “Order”) against Scott W. Absher and other named persons and entities, requiring that they cease and desist from further offers or sales of any security in the State of Alabama. The Order asserts that Mr. Absher was the president of a company that issued unregistered securities to certain Alabama residents, that he was the owner of a company that was seeking investments, and that in March 2011 he spoke to an Alabama resident who was an investor in one of the named entities. The Order concludes that Mr. Absher and others caused the offer or sale of unregistered securities through unregistered agents. While Mr. Absher disputes many of the factual statements and specifically that he was an owner or officer of any of the entities involved in the sale of the unregistered securities to Alabama residents or that he authorized any person to solicit investments for his company, in the interest of allowing the matter to become resolved, he did not provide a response.

Legal Matters Related to J. Stephen Holmes

J. Stephen Holmes is a co-founder and currently an independent contractor and major shareholder. As a condition of certifying our common stock for a Nasdaq listing, Mr. Holmes agreed to the disclosure of his prior conviction for acts related to making false statements in relation to two quarterly IRS Form 941 Employer Federal Quarterly tax returns, one in 1996 and the second 1997, for a company for which he was at the time an officer. The former company is not affiliated or related in any way. As an independent contractor with us, Mr. Holmes is focusing upon building a sales network and providing consulting in relation to workers’ compensation programs as well as ACA health insurance programs, and as such is not involved in any part of the accounting or tax paying and IRS return filing areas of our operations.

EXECUTIVE COMPENSATION

Set forth below is certain information regarding the historical compensation of our named executive officers during the years ended August 31, 2019 and 2018. For additional information about our current officers and directors, see the section titled “Management.”

Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation paid during the last two fiscal years to the named executive officers.

Name and Principal Position	Year	Salary ($)	Stocks Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Scott W. Absher	2019	750,000	—	—		—	—	750,000
President, Chief Executive Officer and Director	2018	750,000	—	—		—	—	750,000
Domonic J. Carney(2)	2019	12,115	—	—		—	—	12,115
Chief Financial Officer	2018	—	—	—		—	—	—
Patrice H. Launay(3)	2019	285,558	—	50,875	(4)			336,433
Former Chief Financial Officer	2018	180,000	—	50,875	(5)	—	—	230,875
Mark Absher(6)	2019	300,000	—			—	—	300,000
Former In-House Counsel, Director and Secretary	2018	275,000	—	50,875	(7)	—	—	325,875

(1)	The amount shown for option awards represent the grant date fair value of such awards granted to the named executive officers as computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, Compensation-Stock Compensation. For each award, the grant date fair value is calculated using the closing price of our common stock on the grant date. This amount does not correspond to the actual value that may be realized by the named executive officers upon vesting or exercise of such award. For information on the assumptions used to calculate the value of the awards, refer to Note 6 to the Consolidated Financial Statements.

(2)	Mr. Carney joined our company on August 4, 2019 and receives an annual salary of $350,000.
(3)	Mr. Launay joined our company as Chief Financial Officer on January 24, 2018, and resigned on July 30, 2019. Mr. Launay initially received an annual salary of $240,000, which was later increased to $350,000 on February 1, 2019.

(4)	Represents 1,250 options issued pursuant to the 2017 Plan at an exercise price of $51.20 per share on April 1, 2019, estimated to have been the fair market value price per share at the time of the award.

(5)	Represents the following grants pursuant to the 2017 Plan: 1,250 options issued at an exercise price of $118.00 per share on February 1, 2018 and 156 options issued at an exercise price of $100.00 per share on May 10, 2018, estimated to have been the fair market value price per share at the time of the awards.

(6)	Mr. Absher resigned from his position as In-House Counsel, Director and Secretary on February 6, 2019.

(7)	Represents 1,250 options issued pursuant to the 2017 Plan at an exercise price of $51.20 per share on May 10, 2018, estimated to have been the fair market value price per share at the time of the award.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by each named executive officer as of August 31, 2019. This table includes unexercised and unvested options and equity awards

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)	All Other Compensation ($)	Total ($)
Scott Absher(3)	—	—		—	—	—
Kenneth W. Weaver	91,000	75,000	(4)	—	—	166,000
Whitney J. White	90,500	37,500	(5)	—	—	128,000
Sean C. Higgins	85,000	37,500	(6)	—	—	122,500
Christopher Sebes(7)	—	—		—	—	—
Amanda Murphy(8)	—	—		—	—	—

(1)	Represents monthly board of director fees paid or payable in cash for the fiscal year ended August 31, 2019.

(2)	Represents annual value of stock awards issued during fiscal 2019 under our 2017 Plan.

(3)	Mr. Absher did not receive any compensation for his services as a director for the fiscal year ended August 31, 2019.

(4)	Pursuant to the terms of Mr. Weaver’s director agreement, we issued 1,202 shares of common stock on May 15, 2019 valued at $37,500, or $31.20 per share and 1,995 shares of common stock on August 19, 2019, or $18.80 per share.

(5)	Pursuant to the terms of Mr. White’s director agreement, we issued 411 shares of common stock on April 16, 2019, valued at $37,500 or $91.20 per share.

(6)	Pursuant to the terms of Mr. Higgins’s director agreement, we issued 411 shares of common stock on April 16, 2019, valued at $37,500 or $91.20 per share.

(7)	Mr. Sebes joined our board of directors on February 7, 2020.

(8)	Ms. Murphy joined our board of directors on February 10, 2020.

Director Compensation

Our directors classified as employees receive no additional compensation for services as directors of the Company. The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended August 31, 2019:

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott Absher President, Chief Executive Officer and Director	1,250	—	160.00	3/15/2027
Domonic J. Carney Chief Financial Officer	—	—	—	—
Patrice H. Launay Former Chief Financial Officer	—	—	—	—
Mark Absher Former Secretary and Director	—	—	—	—

Equity Incentive Plans

In addition, in March 2017, we adopted the 2017 Plan. The 2017 Plan provides incentives to eligible employees, officers, directors and consultants in the form of incentive stock options, non-qualified stock options and stock. We have reserved a total of 250,000 shares of common stock for issuance under the 2017 Plan. Of these shares, approximately 43,415 shares have been designated by our board of directors for issuance through March 24, 2020. Approximately 38,000 of the options have been forfeited and returned to the option pool under the 2017 Plan as a consequence of employment terminations. Unless the 2017 Plan administrator otherwise provides, each option is immediately exercisable, but the shares subject to such option will vest over a period of time as follows: 25% vest after a 12-month service period following the award, and the balance vest in equal monthly installments over the next 36 months of service.

Employment Agreements with our Named Executive Officers

On March 23, 2016, we entered into an offer letter agreement with Scott W. Absher, our President and Chief Executive Officer (the “Absher Offer Letter”), which included certain provisions related to the executive’s compensation. The Absher Offer Letter provides for a full-time exempt position, an annual base salary and standard employee benefit plan participation.

On July 16, 2019, we entered into an offer letter agreement with Domonic J. Carney, our Chief Financial Officer (the “Carney Offer Letter”). The Carney Offer Letter provides for at-will employment, a monthly salary of $29,166.67, participation in the 2017 Plan and standard employee benefit plan participation.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of March 24, 2020, for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated, known by us to be the beneficial owner of more than five percent (5%) of our capital stock. The percentage of beneficial ownership in the table below is based on 1,321,804 shares of common stock deemed to be outstanding as of March 24, 2020. In addition, shares of common stock that may be acquired by the shareholder within 60 days of March 24, 2020, pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such shareholder but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Unless otherwise indicated, the business address for each stockholder listed is c/o ShiftPixy, Inc., 1 Venture, Suite 150, Irvine, CA 92618.

			Percentage of Common Stock Beneficially Owned
5% Stockholders	Number of Shares Beneficially Owned		Before Offering	After Offering
Stephen Holmes(1)	296,000	(2)	22.4%		%

			Percentage of Common Stock Beneficially Owned
Directors and Named Executive Officers	Number of Shares Beneficially Owned		Before Offering	After Offering
Scott W. Absher	313,750	(3)	23.7%		%
Domonic J. Carney	--		*		%
Kenneth W. Weaver	5,062	(4)	*		%
Whitney J. White	1,498	(4)	*		%
Sean C. Higgins	1,498	(4)	*		%
Christopher Sebes	--		*		%
Amanda Murphy	--		*		%
Mark Absher(5)	--		*		%
Patrice H. Launay(6)	--		*		%
All Executive Officers and Directors as a Group (7 persons)	321,808		24.3%		%

*	Less than 1%

(1)	The business address for Mr. Holmes is 22 Trailing Ivy, Irvine, CA 92620.

(2)	Represents 294,750 shares of common stock and 1,250 shares underlying options exercisable within 60 days of March 24, 2020.

(3)	Represents 312,500 shares of common stock and 1,250 shares underlying options exercisable within 60 days of March 24, 2020.

(4)	Represents shares of common stock issued in conjunction with services rendered as a director.

(5)	Mr. Absher resigned as our Registered In-House Counsel, Director and Secretary on February 6, 2019.

(6)	Mr. Launay resigned as our Chief Financial Officer on July 30, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except as set forth below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation, or in any presently proposed transaction which, in either case, has or will materially affect us:

On September 28, 2017, Whitney White and Sean Higgins, two of our independent directors, were each awarded 26,316 shares of our common stock for services pursuant to the 2017 Plan. The fair value at the time of issuance was $75,000, or $2.85 per share.

On August 9, 2018, Ken Weaver, our Chairman of the Audit Committee and independent director, was granted 24,592 shares of our common stock pursuant to the 2017 Plan. The fair value at the time of issuance was approximately $75,000, or $3.05 per share. 12,296 of the shares issued to Mr. Weaver were deemed to have been purchased and immediately vested on August 9, 2018, as a consequence of Mr. Weaver’s continued service as director through that date. The other 12,296 shares of our common stock issued to Mr. Weaver on August 9, 2018 were deemed to have been purchased and immediately vested on November 30, 2018, contingent upon Mr. Weaver’s continued service as director through that date.

On April 16, 2019, Messrs. White and Higgins were each issued 16,448 shares of our common stock for services valued at $37,500 at a fair value of $2.28 per share.

On June 6, 2019, we advanced $325,000 in cash to Mr. Steven Holmes as payment for consulting services. Mr. Holmes is one of our founders and owns 22.4% of our outstanding shares of common stock as of March 24, 2020. On July 18, 2019, Mr. Holmes repaid the advance by returning 558,132 shares of common stock valued at $0.58 per share.

On August 19, 2019, we issued Mr. Weaver 79,788 shares of our common stock for services valued at $37,500 at a fair value of $0.47 per share.

Director Independence

Our board of directors has determined that we have three board members that qualify as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act, and as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized to issue up to 750,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock, par value $0.0001 per share.

The following is a summary of the material terms of our capital stock and certain provisions of our certificate of incorporation and bylaws. Since the terms of our certificate of incorporation and bylaws, and Wyoming law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Wyoming law. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find More Information” below. The summary below is also qualified by provisions of applicable law.

On November 13, 2019, our board of directors authorized the Reverse Stock Split. As a result of the Reverse Stock Split, each forty (40) shares of our issued and outstanding common stock were automatically combined and converted into one issued and outstanding share of common stock. The Reverse Stock Split affected all issued and outstanding shares of our common stock and preferred stock, as well as common stock underlying stock options, preferred stock and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split. The Reverse Stock Split did not decrease the number of our authorized shares of common stock, alter the par value of common stock, which remains at $0.0001 per share, nor modify any voting rights or other terms of our capital stock. Unless otherwise indicated, all information set forth in this prospectus gives effect to the Reverse Stock Split.

As of March 24, 2020, there were 1,321,804 shares of common stock outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Wyoming law provides for cumulative voting for the election of directors. As a result, any shareholder may cumulate his or her votes by casting them all for any one director nominee or by distributing them among two or more nominees. This may make it easier for minority shareholders to elect a director.

Dividends. Subject to preferences that may be granted to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the shareholders. The payment of dividends on our common stock will be a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors that our board of directors considers relevant. Payment of dividends on our common stock may be restricted by loan agreements, indentures and other transactions we enter into from time to time.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Absence of Other Rights or Assessments. Holders of our common stock have no preferential, preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to our common stock. When issued in accordance with our articles of incorporation and law, shares of our common stock are fully paid and not liable to further calls or assessment by us.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock.

Class A Preferred Stock

Voting Rights. Holders of preferred stock shall not have voting rights other than those described under the section below entitled “Description of Capital Stock – Preferred Stock – Protective Provisions.”

Dividends. Holders of our preferred stock shall not be entitled to receive annual or other dividends.

Liquidation Preference. In the event of our liquidation or winding up, the holders of the preferred stock will be entitled to receive in preference to the holders of common stock an amount equal to their purchase price, subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the like on a pro rata basis with the common stock.

Conversion. Our board of directors and our shareholders recently approved an amendment to our Articles of Incorporation to add conversion rights to our preferred stock. Holders of our preferred stock shall have the right to convert their preferred stock, on a one-for-one basis, into shares of our common stock at any time, following at least 20 days after we file an Information Statement with the SEC regarding such shareholder approval.

Antidilution Protection. There is antidilution protection afforded to the preferred stock solely for proportional adjustments for stock splits, stock dividends, recapitalizations, and the like and not for other matters such as additional stock issuances or price adjustments.

Protective Provisions. Consent of the holders of 75% of the voting rights of the outstanding preferred stock is required for any amendment or change of the rights, preferences, privileges, or powers of, or the restrictions provided for the benefit of, the preferred stock.

Option to Acquire Preferred Stock

We have issued an option (the “Preferred Option”) to all shareholders of record on September 28, 2016 (the “Option Shareholders”) to acquire up to 657,845 shares of preferred stock. However, the Preferred Option granted to the Option Shareholders is not transferable, therefore we believe the number of shares of preferred stock that can be acquired upon exercise of the Preferred Option is less. The Preferred Option described above has the following general rights, preferences, privileges and restrictions:

Exercisability. The Preferred Option may only be exercised upon (i) the acquisition of a Controlling Interest by a shareholder other than the original holders. “Controlling Interest” means the ownership of our outstanding voting shares sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise one-fifth or more of all of our voting power in the election of directors or any other business matter on which shareholders have the right to vote under Wyoming law and (ii) prior to any proposed merger, consolidation (in which our common stock is changed or exchanged) or sale of at least 50% of our assets or earning power (other than a reincorporation). The right to exercise the Preferred Option shall terminate on December 31, 2023.

Proportional Adjustment to Preferred Option. In the event that, at the time the Preferred Option becomes exercisable, the total number of authorized preferred stock is less than the lesser of (a) the number of shares of common stock held by holders of our common stock on September 28, 2016, or (b) the number of shares of common stock held by holders of our common stock on the date on which the Preferred Option becomes exercisable (such lesser amount of shares of common stock hereinafter referred to as the “Total Holder Shares”), then the number of shares of the preferred stock that each holder can purchase in connection with the Preferred Option shall be proportionally reduced to a percentage (of such holder’s Total Holder Shares) that is equal to the percentage calculated by dividing the total number of authorized shares of preferred stock by the Total Holder Shares.

Transferability. The Preferred Option is not assignable except to any person or entity deemed an Affiliate of the Preferred Option holder as the term Affiliate is defined under SEC Rule 144.

Effective January 1, 2020, we entered into the Vensure Asset Transfer, in which, pursuant to an asset purchase agreement with Shiftable HR Acquisition, LLC, part of Vensure Employer Services, Inc., we assigned client contracts representing approximately 70% of our billable clients which comprised approximately 88% of our quarterly revenue as of November 30, 2019 and certain operating assets, which triggered the Option Shareholders right to acquire preferred stock.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying warrants, and may be transferred separately immediately thereafter.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder's pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise. If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or nationally recognized trading system. The common stock issuable upon exercise of the pre-funded warrants is currently listed on Nasdaq.

Right as a Shareholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder's ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. In addition, upon a fundamental transaction, the holder will have the right to require us to repurchase its pre-funded warrants at their fair value using the Black Scholes option pricing formula; provided, however, that we will pay such holder using the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of our common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Outstanding Warrants

Prior to this offering, as of March 24, 2020, we had outstanding warrants to purchase shares of common stock as follows:

	Total Outstanding and Exercisable	Exercise Price Per Share	Expiration Date
Warrants issued for placement fees	2,500	$276.00	June 26, 2022
Warrants issued in June 2018 financing	25,104	$10.17	December 4, 2023
Warrants issued for June 2018 placement fees	5,422	$99.60	December 4, 2023
Warrants issued in March 2019 financing	37,879	$40.00	March 12, 2024
Warrants issued for March 2019 placement fees	3,366	$70.00	March 12, 2024
Settlement warrants	162,950	$10.17	March 24, 2025

The June 2018 Warrants (as defined below) include certain exercise price protection provisions pursuant to which the exercise price will be adjusted downward if we issue or sell any shares of common stock or securities convertible into shares of common stock, including in this offering, at an exercise price per share less than the outstanding warrant’s exercise price listed in the table above.

For additional information on our outstanding warrants, see the section entitled “Description of Capital Stock—Debt and Equity Offerings.”

Debt and Equity Offerings

The June 2018 Financing Transaction

On June 4, 2018, we completed an offer and sale to certain accredited investors, in a private placement, of the following unregistered securities (the “June 2018 Financing Transaction”):

$10,000,000 of 8% Senior Secured Convertible Notes. A total of 250,000 shares of our common stock have been reserved for the repayment and/or conversion of the June 2018 Notes. The June 2018 Notes may be converted at a conversion price of $99.60 per share. The June 2018 Notes are amortized as follows: commencing on November 1, 2018 and continuing on the first day of each of the following successive months thereafter until the maturity date of the June 2018 Notes, provided that such date is a Business Day (as defined in the June 2018 Note (each an “Amortization Payment Date”)), we shall redeem the June 2018 Notes, plus interest and make whole according to an amortization schedule attached to each June 2018 Note (each, an “Amortization Payment”). Each Amortization Payment shall, at our option, be made in whole or in part, in cash equal to the sum of the Amortization Payment provided for in the schedule attached to the June 2018 Notes, or, subject to our compliance with the equity conditions set forth in the June 2018 Note, in common stock at a 15% discount to the lowest volume weighted average price during the ten trading days prior to the Amortization Payment Date (the “Amortization Conversion Rate”); provided, however, that in the event that a June 2018 Note holder elects to defer an Amortization Payment, the Amortization Conversion Rate shall be calculated based on the date that the June 2018 Note holder provides us with notice of its intent to receive an Amortization Payment. Any Amortization Payment or portion thereof made in cash will be subject to a 10% premium on such payment. No Amortization Payment may be made in common stock if the price of such common stock is trading below a price of $1.00 on the Amortization Payment Date. Any holder of a June 2018 Note, at its option and without regard to the actions of any other June 2018 Note holder, shall be entitled to accelerate each Amortization Payment in up to three separate Amortization Payments each month and demand such payments in common stock pursuant to the then-current Amortization Conversion Rate. In the event that such a holder elects to accelerate an Amortization Payment, such accelerated Amortization Payment shall be effected from the last Amortization Payment due. Any holder of a June 2018 Note, at its option and without regard to the actions of any other June 2018 Note holder, shall be entitled to defer each and any Amortization Payment in its sole discretion and for as long as it wishes to defer such Amortization Payment and receive such payments in common stock pursuant to the Amortization Conversion Rate, to be calculated when requested and received. Such deferring holder shall be entitled to receive such deferred Amortization Payment upon three hours’ written notice, which Amortization Payment shall be settled no later than two trading days after notice has been provided. Each June 2018 Note contains certain ownership limitations that may restrict its conversion.

Warrants to purchase up to an aggregate of 30,526 shares of common stock. In connection with the issuance of the June 2018 Notes, we issued a total of 30,526 June 2018 Warrants, consisting of 25,104 warrants issued to investors and 5,422 warrants issued to the placement agent. The 30,526 June 2018 Warrants issued to investors (a) have an initial exercise price of $99.60 per share (subject to adjustment as set forth therein), (b) become exercisable at any time on or after December 4, 2018, and on or prior to December 4, 2023, (c) contain certain ownership limitations that may restrict their exercise and (d) became exercisable on a cashless basis on December 4, 2018. The 5,422 June 2018 Warrants issued to the placement agent are exercisable on a cashless basis without any conditions. The Registration Statement on Form S-3 for the described securities did not register the offer or sale of any of the June 2018 Warrants.

Registration Statement on Form S-3 for the June 2018 securities. On October 1, 2018, we filed a Registration Statement on Form S-3 (the “October Registration Statement”) for the resale, from time to time, by certain selling shareholders of up to 255,526 shares of our common stock, 225,000 shares of which are issuable upon the repayment and/or conversion of the June 2018 Notes and 30,526 shares of which are issuable upon exercise of the June 2018 Warrants, all issued by us to the selling shareholders on June 4, 2018. The October Registration Statement was declared effective on October 29, 2018, and as of the date of this prospectus, 152,005 shares of our common stock have been issued and sold following conversion and/or amortization under the October Registration Statement.

As of the date of this prospectus, no June 2018 Notes remain outstanding. A total of 25,104 June 2018 Warrants issued to investors are exercisable at $9.20 per share and 5,222 of the June 2018 Warrants issued to the placement agent are exercisable at $99.60 per share.

The December 2018 Settlement Transaction

Limited Settlement Agreement and Mutual Release dated December 20, 2018. Due to certain material failures under the June 2018 Financing Transaction, we entered into a Limited Settlement Agreement and Mutual Release with the investors in the June 2018 Financing Transaction pursuant to which we issued the December 2018 Notes in the principal amount of $888,888, increasing the total amount due to the investors under the June 2018 Notes and December 2018 Notes to $10,888,888. The December 2018 Notes have identical terms to the June 2018 Notes.

Registration Statement on Form S-3 for the December 2018 securities. On December 24, 2018, we filed a Registration Statement on Form S-3 (the “December Registration Statement”) for the resale, from time to time, by certain selling shareholders of up to 17,778 shares of our common stock upon the repayment and/or conversion of the December 2018 Notes. The December Registration Statement was declared effective on February 1, 2019. As of the date of this prospectus, 460 shares of our common stock have been issued or sold following conversion and/or amortization under the December Registration Statement.

As of the date of this prospectus, no December 2018 Notes remain outstanding. All December 2018 Notes were either repaid, converted into shares of common stock, or exchanged for December 2019 Exchange Notes which are no longer outstanding. See “Description of Capital Stock – Debt and Equity Offerings – The 2019 and 2020 Exchange and Settlement Transactions.”

Amendments to the June 2018 Notes and the December 2018 Notes

On March 11, 2019, we entered into certain amendment agreements with the holders of the June 2018 Notes and December 2018 Notes which, among other things, reduced the floor price for amortization payments eligible to be paid, subject to conversion limitations, in shares of our common stock from $1.25 per share to $1.00 per share. We filed a Current Report on Form 8-K with the SEC on March 13, 2019 describing these amendments.

The March 2019 Financing Transaction

On March 12, 2019, we completed an offer and sale to certain accredited investors, in a private placement, of the following unregistered securities:

$4,750,000 of Senior Convertible Notes.  A total of 766,129 shares of common stock that have been reserved for the repayment and/or conversion of the March 2019 Notes. The terms of the March 2019 Notes provide for payment of 110% of all amounts outstanding thereunder (including, the principal amount of each March 2019 Note together with any accrued and unpaid interest and any other accrued and unpaid charges thereunder, if any) at maturity on September 12, 2020 (the “Maturity Date”), subject to extension in certain circumstances at the option of the March 2019 Note holder.

Subject to a 4.99% beneficial ownership limitation (which may be increased to 9.99%) and an additional 19.9% limitation (collectively with the June 2018 and December 2018 transactions) under the rules and regulations of the principal market until shareholder approval is obtained (collectively, the “Conversion Limitations”), the holders of the March 2019 Notes are entitled, at any time at their option, to convert all, or any portion, of the outstanding and unpaid principal, accrued and unpaid interest and fees on the March 2019 Notes into fully paid, nonassessable shares of our common stock. Subject to the Conversion Limitations, each March 2019 Note may be converted, at the option of the holder thereof, at the fixed price of $66.80, subject to adjustment as described below or, alternatively, at a variable price calculated by dividing (x) such portion of the principal, accrued and unpaid interest and fees subject to conversion by (y) the greater of (i) $0.31, and (ii) the lower of the Conversion Price and 85% (subject to downward adjustment in the case of conversion upon an event of default or bankruptcy) of the lowest volume-weighted average price per share during the ten consecutive trading days prior to conversion as described more fully below.

Conversion of the March 2019 Notes and exercise of the March 2019 Warrants (defined and described below) would have a potentially dilutive effect to our existing shareholders for two primary reasons: (i) conversion or exercise would result in the issuance of additional shares of our common stock thereby reducing the percentage ownership interest of all of our current shareholders; and (ii) conversion or exercise at a price lower than the price at which our common stock is trading increases the number of shares we will issue and creates downward pressure on our stock price and value.

Amounts due and owing under the March 2019 Notes are convertible into shares of our common stock at an initial conversion price of $66.80 (the “initial conversion price”). The March 2019 Notes contain anti-dilution protection provisions for the lenders whereby the initial conversion price will be adjusted downward upon the occurrence of any one of more of the following events if such events are for a consideration per share lower than $66.80 (however, the conversion price of the March 2019 Notes may never be lower than $0.31 per share (the “floor price”)):

1.	Issuance of shares of our common stock;

2.	Issuance of options to purchase shares of our common stock;

3.	Issuance of convertible securities;

4.	Change in existing option price or rate of conversion;

5.	A subdivision or combination of our common stock (such as a stock split, stock dividend, stock combination, recapitalization, or similar transaction);

6.	Issuance of variable price securities;

7.	Any other event which would have a dilutive effect on the March 2019 Notes; and

8.	A voluntary adjustment of the initial conversion price by us with the consent of the March 2019 Note holders.

Due to the floor price, we calculate the maximum number of shares of common stock issuable under the March 2019 Notes to be 383,065 shares if all amounts under the March 2019 Notes are converted and 71,023 shares if all warrants are exercised for a total of 454,088 shares.

The March 2019 Notes are also convertible pursuant to alternate conversion features in the event of the following:

1.	In the event of either a bankruptcy or failure to pay any amounts due under the agreements, the March 2019 Notes are convertible at an alternate conversion price of the greater of (x) $0.31 and (y) the lower of (i) the conversion price then in effect, and (ii) 75% of the lowest volume-weighted average price per share of our common stock during the ten consecutive trading day period ;

2.	In the event of a default under the agreements (other than a bankruptcy or failure to pay as described above), the March 2019 Notes are convertible at an alternate conversion price of the greater of (x) $0.31 and (y) the lower of (i) the conversion price then in effect, and (ii) 80% of the lowest volume-weighted average price per share of our common stock during the ten consecutive trading day period; and

3.	At any time, at the option of the holder, the March 2019 Notes are convertible at an alternate conversion price of the greater of (x) $0.31 and (y) the lower of (i) the conversion price then in effect, and (ii) 85% of the lowest volume-weighted average price per share of tour common stock during the ten consecutive trading day period.

We have the right to redeem the full amount of unpaid principal, accrued and unpaid interest and any fees on the March 2019 Notes at any time upon notice to the holders of the March 2019 Notes at a price that is equal to the greater of (i) 100% of the amount of unpaid principal, accrued and unpaid and fees on the March 2019 Note then outstanding during the 45 day calendar period commencing on the issuance date and thereafter at 115% of the amount of unpaid principal, accrued and unpaid interest and fees on the March 2019 Notes then outstanding and (ii) the product of (x) the aggregate number of shares then issuable upon conversion of such portion of the March 2019 Notes subject to redemption multiplied by (y) the greatest closing sale price of our common stock on any trading day during the period commencing on the date immediately preceding our notice of optional redemption and ending on the trading day immediately prior to the date we make the entire redemption payment.

Warrants to purchase up to an aggregate of 74,390 shares of common stock.  In connection with the issuance of the March 2019 Notes, we issued a total of 74,390 March 2019 Warrants, consisting of 71,024 warrants issued to investors and 3,366 warrants issued to the placement agent. The 71,024 March 2019 Warrants issued to investors (a) have an initial exercise price of $40.00 per share (subject to adjustment as set forth therein), (b) are exercisable at any time between March 12, 2019 and on or prior to March 12, 2024, (c) contain certain ownership limitations that may restrict their exercise and (d) are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of shares of common stock for which the March 2019 Warrants are exercisable. The 3,366 March 2019 Warrants issued to the placement agent have an exercise price of $70.00. The Registration Statement on Form S-3 for the described securities did not register the offer or sale of any of the March 2019 Warrants.

Registration Statement on Form S-3 for the March 2019 securities. On April 2, 2019, we filed a Registration Statement on Form S-3, amended on April 29, 2019 (the “April Registration Statement”) for the resale, from time to time, by certain selling shareholders of up to 910,305 shares of our common stock, 766,129 shares of which are issuable upon the repayment and/or conversion of the March 2019 Notes and 144,176 shares of which are issuable upon exercise of the March 2019 Warrants. The April Registration Statement was declared effective on May 22, 2019, and as of the date of this prospectus, 98,514 shares of our common stock have been issued and sold following conversion and/or amortization under the April Registration Statement.

The 2019 and 2020 Exchange and Settlement Transactions

December 2019 Exchange. In December 2019, we exchanged $2,445,000 of the March 2019 Notes and $222,000 of the June 2018 Notes for $2,933,944 of the June 2018 Exchange Notes. The December Exchange 2019 Notes (a) have a fixed conversion price of $12.20 per share for $293,000 of the note principal until January 31, 2020, (b) have a fixed conversion price of $40.00 per share for all note principal remaining after January 31, 2020, (c) have amortization of 12.5% of the note principal balance as of February 1, 2020 each quarter beginning on April 1, 2020, with payments to be made in cash or in shares of common stock at the fixed conversion price and (d) may be converted at a default conversion price of a 15% discount to the volume-weighted average price, subject to a minimum conversion price of $1.84 per share, in the event we do not make an amortization payment. In addition, in connection with this exchange, the investor who received the December 2019 Exchange Notes also had their March 2019 Warrants amended to fix the exercise price at $40.00 per share.

January 2020 Settlements. In January 2020, we paid approximately $2,600,000 and converted or issued 148,804 shares of common stock to certain investors to repay all of our outstanding June 2018 Notes and December 2018 Notes. We also fully settled with one investor including the cancellation of their March 2019 Warrants.

March 2020 Settlements. In March 2020, we (i) further amended the December 2019 Exchange Notes to fix the conversion price at $9.20 per share of common stock (ii) exchanged $830,000 of the March 2019 Notes with full-ratchet anti-dilution price protection for $997,000 of amended March 2019 Notes with a fixed conversion price at $9.20 per share of common stock and (iii) amended, cancelled or had holders exercise for shares of common stock via cashless exercise all March 2019 Warrants which previously included full-ratchet anti-dilution price protection and issued new warrants to purchase 423,669 shares of common stock at an exercise price of $10.17 per share.

As of March 24, 2020, there were no convertible notes with variable conversion prices and no warrants with full-ratchet anti-dilution protection outstanding.

2017 Stock Option and Share Issuance Plan

In addition, in March 2017, we adopted the 2017 Plan. The 2017 Plan provides incentives to eligible employees, officers, directors and consultants in the form of incentive stock options, non-qualified stock options and stock. We have reserved a total of 250,000 shares of common stock for issuance under the 2017 Plan. Of these shares, approximately 43,415 shares have been designated by our board of directors for issuance through March 24, 2020. Approximately 38,000 of the options have been forfeited and returned to the option pool under the 2017 Plan as a consequence of employment terminations. Unless the 2017 Plan administrator otherwise provides, each option is immediately exercisable, but the shares subject to such option will vest over a period of time as follows: 25% vest after a 12-month service period following the award, and the balance vest in equal monthly installments over the next 36 months of service.

Certain Anti-Takeover Effects

Certain provisions of Wyoming law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Wyoming law set forth below does not purport to be complete and is qualified in its entirety by reference to Wyoming law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of the preferred stock, if the option to acquire such shares is exercised, would impede a business combination by the voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of other preferred stock could adversely affect the voting power of holders of our common stock.

Under Wyoming law, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s shareholders in any takeover matter but may also, in his discretion, may consider any of the following:

(i)	The interests of the corporation’s employees, suppliers, creditors and customers;

(ii)	The economy of the state and nation;

(iii)	The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv)	The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v)	Any other factors relevant to promoting or preserving public or community interests.

The Preferred Options to acquire 657,845 shares of preferred stock will, if exercised, deter a takeover.

Because our board of directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and the acquisition, ownership, exercise, expiration or disposition of warrants acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax or Medicare Contribution tax and does not discuss with state or local taxes, U.S. federal gift and estate tax laws, or any non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances.

Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as:

•	insurance companies, banks and other financial institutions;

•	tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

•	foreign governments and international organizations;

•	broker-dealers and traders in securities;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons that own, or are deemed to own, more than 5% of our capital stock;

•	"controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold our common stock or warrants as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy;

•	persons who do not hold our common stock or warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and

•	partnerships and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Furthermore, the discussion below is based upon the provisions of the Code, and United States Treasury Regulations, IRS rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.

Finally, the discussion below assumes that the pre-funded warrants are characterized for U.S. federal income tax purposes in accordance with their form as warrants to acquire our common stock. Given the terms of the pre-funded warrants, it is possible that the IRS could successfully assert that the pre-funded warrants in substance represent direct ownership of our common stock prior to exercise. Under this treatment, a Non-U.S. Holder of a pre-funded warrant could be subject to the tax consequences described below that are applicable to a holder of our common stock, including under the heading "Distributions." Persons considering the acquisition of a pre-funded warrant are encouraged to consult their own tax advisors concerning the tax characterization of the pre-funded warrants and the consequences of acquiring, owning or disposing of a pre-funded warrant.

PERSONS CONSIDERING THE PURCHASE OF OUR COMMON STOCK OR WARRANTS PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK OR WARRANTS IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock or warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. A "U.S. Holder" means a beneficial owner of our common stock or warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are an individual non-U.S. citizen, you may, in some cases, under a “look-back” rule, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.

Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock or warrants.

Exercise of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a warrant, except to the extent the Non-U.S. Holder receives a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the warrant, which will be treated as a sale subject to the rules described under "Gain on Disposition of Our Common Stock" below. The Non-U.S. Holder will take a tax basis in the shares acquired on the exercise of a warrant equal to the exercise price of the warrant. The Non-U.S. Holder's holding period in the shares of our common stock acquired on exercise of the warrant will begin on the date of exercise of the warrant, and will not include any period for which the Non-U.S. Holder held the warrant.

Expiration of Warrants

Expiration of warrants will be treated as if the Non-U.S. Holder sold or exchanged the warrant and recognized a capital loss equal to the Non-U.S. Holder's tax basis in the warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a warrant against the Non-U.S. Holder's U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder's proportionate interest in our "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants generally should not be considered to result in a constructive distribution. Such constructive distribution would be treated as a dividend, return of capital or capital gain as described under the heading "Distributions" below. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property.

In addition, regulations governing "dividend equivalents" under Section 871(m) of the Code should apply to the pre-funded warrants. Under those regulations, an implicit or explicit payment under the pre-funded warrants that references a dividend distribution on our common stock (including an adjustment to the amount due on the pre-funded warrant to take into account a dividend distribution on our common stock) would be taxable to a Non-U.S. Holder as described under the heading "Distributions" below. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property. Non-U.S. holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) to the pre-funded warrants.

On April 12, 2016, the IRS issued proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of a warrant immediately after the number-of-shares or exercise-price adjustment over the fair market value of the warrant without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the warrant and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a Non-U.S. Holder and, if there is no associated cash payment, may set off its withholding obligations against other payments to or funds of such holder and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of warrants (including holders of warrants that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of warrants and withholding agents may rely on them prior to that date under certain circumstances.

Distributions

We do not expect to make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions made to a Non-U.S. Holder of our common stock (including constructive distributions or dividend equivalents deemed paid) will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled "Gain on Disposition of Our Common Stock or Warrants."

Any distribution on our common stock that is treated as a dividend paid to a Non-U.S. Holder (including constructive distributions or dividend equivalents deemed paid) that is not effectively connected with the holder's conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder's country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder's entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends or dividend equivalents deemed paid) to a Non-U.S. Holder that are effectively connected with the holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

See also the section below titled “Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Gain on Disposition of Our Common Stock or Warrants

Subject to the discussions below under the sections titled “Backup Withholding and Information Reporting” and “Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock or warrants unless (a) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or the holder's holding period in the common stock or warrants.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at the regular graduated U.S. federal income tax rates applicable to U.S. persons. Corporate Non-U.S. Holders described in (a) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed

U.S. Federal Income Tax Returns with Respect to Such Losses

With respect to (c) above, in general, we would be a United States real property holding corporation if U.S. real property interests as defined in the Code and the Treasury Regulations comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock or warrants will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly or constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

See the section titled “Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of our common stock or warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends (including constructive distributions or dividend equivalents deemed paid), the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder (including constructive distributions or dividend equivalents deemed paid) may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock or warrants effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your own tax advisor to determine whether you have overpaid your U.S. federal income tax, and whether you are able to obtain a tax refund or credit of the overpaid amount.

Foreign Accounts

In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act (“FATCA”), on certain types of payments, including dividends, constructive dividends or dividend equivalents deemed paid and, on or after January 1, 2019, the gross proceeds of a disposition of our common stock or warrants, paid to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including constructive dividends and dividend equivalents) on, or, on or after January 1, 2019, gross proceeds from the sale or other disposition of, our common stock or warrants paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock or warrants.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK OR WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

UNDERWRITING

We have entered into an underwriting agreement dated                    with A.G.P./Alliance Global Partners (“AGP”), as underwriter, with respect to the securities being offered hereby. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, shares of our common stock and pre-funded warrants.

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase from us, the respective number of shares of common stock and pre-funded warrants set forth opposite its name below:

Underwriter	Number of Shares	Number of Pre-Funded Warrants	Total
A.G.P./Alliance Global Partners
Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock and pre-funded warrants offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock and pre-funded warrants offered hereby if any of the shares or pre-funded warrants are purchased.

Underwriting Discounts, Commissions and Expenses

We have agreed to sell the securities to the underwriter at the offering price of $                per share of common stock or per pre-funded warrant, as applicable, which represents the offering price of such securities set forth on the cover page of this prospectus, less the applicable 7% underwriting discount.

We have also agreed to reimburse the underwriter for accountable legal expenses not to exceed $100,000 and non-accountable expenses not to exceed 1% of the aggregate gross proceeds of this offering. We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriter’s out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $ .

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock we have granted to the underwriters):

	Per Share of Common Stock	Per Pre- funded Warrant	Total Without Option	Total With Option
Public offering price	$	$	$	$
Underwriting discounts and commissions (7%)	$	$	$	$
Proceeds before expenses	$	$	$	$

Over-allotment Option

Pursuant to the underwriting agreement, we have granted the underwriter an option, exercisable for up to 45 days from the date of this prospectus, to purchase up to additional shares of common stock on the same terms as the other securities being purchased by the underwriter from us. The underwriter may exercise the option solely to cover over-allotments. If the over-allotment option to purchase additional shares of common stock is exercised in full, the total public offering price, underwriting compensation (including discounts, but not including any other compensation described hereunder) and proceeds to us before offering expenses will be approximately $          million.

Underwriter Warrants

Upon closing of this offering, we will issue to A.G.P. a compensation warrant entitling A.G.P. or its designees to purchase shares of our common stock (equal to up to 5% of the aggregate number of the shares of common stock and common stock issuable upon exercise of the pre-funded warrants that we issue in this offering), subject to any reductions necessary to comply with the rules and regulations of the Financial Industry Regulatory Authority, Inc., or FINRA. This warrant will be exercisable at any time and from time to time, in whole or in part, during the four year period commencing one year from the effective date of the registration statement of which this prospectus forms a part. The warrant will provide for registration rights for the shares underlying the warrant, pursuant to FINRA Rule 5110(f)(2)G), including a one-time demand registration right and piggyback rights for period of not more than seven years, as well as contain customary anti-dilution provisions. Pursuant to FINRA Rule 5110(g), the underwriter warrants and any shares issued upon exercise of the underwriter warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

In connection with this offering, we, along with our directors and executive officers have agreed with the underwriter that for a 90-day “lock-up” period, commencing from the date of this prospectus, subject to specified exceptions, without the prior written consent of the underwriter, we and they will not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriter.

Price Stabilization, Short Positions and Penalty Bids

The underwriter has advised us that it does not intend to conduct any stabilization or over-allotment activities in connection with this offering.

Passive Market Making

In connection with this offering, the underwriter and any selling group members may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriter and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus, and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any securities or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•	by the underwriters to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, (1) the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, (2) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in each Relevant Member State and (3) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. This document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents relating to Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Bailey, Stock, Harmon, Cottam, Lopez LLP. Certain other matters in connection with this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. has acted as counsel for the underwriters.

EXPERTS

Our consolidated financial statements as of August 31, 2019 and 2018 and for the fiscal years then ended have been audited by Marcum LLP as set forth in their report (which report includes an explanatory paragraph as to our ability to continue as a going concern). We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Marcum LLP’s report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our common stock and the pre-funded warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is http://www.sec.gov.

We are subject to the reporting requirements of the Exchange Act, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.shiftpixy.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 1 Venture, Suite 150, Irvine, CA 92618, (888) 798-9100.

F-1

 ShiftPixy, Inc.

Condensed Consolidated Balance Sheets

	November 30, 2019	August 31, 2019
	(Unaudited)
ASSETS
Current assets
Cash	$49,000	$1,561,000
Accounts receivable	1,822,000	272,000
Unbilled accounts receivable	11,347,000	9,478,000
Deposit – workers’ compensation	1,987,000	1,957,000
Prepaid expenses	371,000	519,000
Other current assets	164,000	244,000
Total current assets	15,740,000	14,031,000

Fixed assets, net	3,136,000	3,360,000
Deposits – workers’ compensation	6,167,000	6,281,000
Deposits and other assets	124,000	124,000

Total assets	$25,167,000	$23,796,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and other current liabilities	$5,911,000	$4,911,000
Payroll related liabilities	17,469,000	16,412,000
Convertible notes, net	3,426,000	3,351,000
Accrued workers’ compensation costs	1,987,000	1,957,000
Default penalties accrual	1,800,000	1,800,000
Derivative Liability	2,814,000	3,756,000
Total current liabilities	33,407,000	32,187,000
Non-current liabilities
Accrued workers’ compensation costs	6,194,000	4,379,000
Convertible notes, net	778,000	-
Total liabilities	40,379,000	36,566,000
Commitments and contingencies
Stockholders’ deficit
Preferred stock, 50,000,000 authorized shares; $0.0001 par value	-	-
Common stock, 750,000,000 authorized shares; $0.0001 par value; 907,047 shares issued as of November 30, 2019 and August 31, 2019	-	-
Additional paid-in capital	32,619,000	32,505,000
Treasury stock, at cost-13,953 shares as of November 30, 2019 and August 31, 2019	(325,000)	(325,000)
Accumulated deficit	(47,506,000)	(44,950,000)
Total stockholders’ deficit	(15,212,000)	(12,770,000)
Total liabilities and stockholders’ deficit	$25,167,000	$23,796,000

See accompanying notes to the unaudited interim condensed consolidated financial statements.

F-2

ShiftPixy Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended November 30,
	2019	2018
Revenues (gross billings of $110.7 million and $70.9 million less worksite employee payroll cost of $94.8 million and $60.4 million, respectively)	$15,866,000	$10,520,000

Cost of revenue	12,552,000	7,134,000
Gross profit	3,314,000	3,386,000
Operating expenses:
Salaries, wages and payroll taxes	2,283,000	1,872,000
Commissions	774,000	553,000
Professional fees	840,000	624,000
External Software development	353,000	310,000
General and administrative	1,401,000	1,316,000
Total operating expenses	5,651,000	4,675,000
Operating Loss	(2,337,000)	(1,289,000)

Other income (expense)
Interest expense	(1,161,000)	(957,000)
Change in fair value of derivative liability	942,000	-
Total other income (expense)	(219,000)	(957,000)

Net Loss	$(2,556,000)	$(2,246,000)

Net loss per common share
Basic and diluted	$(2.86)	$(3.11)

Weighted average number of common shares
Basic and diluted	893,094	723,033

See accompanying notes to the unaudited interim condensed consolidated financial statements.

F-3

ShiftPixy Inc.

Condensed Consolidated Statements of Stockholders’ Deficit

For the Three Months Ended November 30, 2019 and 2018 (Unaudited)

	Common Stock Issued		Additional			Total
	Shares	Amount	Paid-In Capital	Treasury Stock	Accumulated Deficit	Stockholders’ Deficit
Balance, September 1, 2019	907,047	$-	$32,505,000	(325,000)	$(44,950,000)	$(12,770,000)
Stock-based compensation expense	-	-	114,000	-	-	114,000
Net Loss	-	-	-	-	(2,556,000)	(2,556,000)
Balance, November 30, 2019	907,047	$-	$32,619,000	(325,000)	$(47,506,000)	$(15,212,000)

	Common Stock Issued		Additional		Total
	Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, September 1, 2018	721,295	$-	$18,468,000	$(26,223,000)	$(7,755,000)
Warrants exercised for cash	6,688	-	660,000	-	660,000
Common stock issued for services rendered	966	-	113,000	-	113,000
Stock-based compensation expense	-	-	77,000	-	77,000
Common shares issued upon conversion of convertible notes and interest	16,624	-	1,645,000	-	1,645,000
Net Loss	-	-	-	(2,246,000)	(2,246,000)
Balance, November 30, 2018	745,573	$-	$20,963,000	$(28,469,000)	$(7,506,000)

See accompanying notes to the unaudited interim condensed consolidated financial statements.

F-4

ShiftPixy, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended November 30,
	2019	2018
OPERATING ACTIVITIES
Net Loss	$(2,556,000)	$(2,246,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	241,000	188,000
Amortization debt discount, debt issuance cost	854,000	1,044,000
Share based compensation	114,000	190,000
Gain on fair value of derivative liabilities	(942,000)	-
Changes in operating assets and liabilities
Accounts receivable	(1,550,000)	(19,000)
Unbilled accounts receivable	(4,469,000)	1,434,000
Prepaid expenses	148,000	184,000
Other current assets	81,000	(93,000)
Deposits – workers’ compensation	82,000	(892,000)
Deposits and other assets	-	26,000
Accounts payable	739,000	240,000
Payroll related liabilities	3,656,000	(1,988,000)
Accrued workers’ compensation	1,847,000	1,068,000
Other current liabilities	260,000	(726,000)
Net cash used in operating activities	(1,495,000)	(1,590,000)

INVESTING ACTIVITIES
Purchase of fixed assets	(17,000)	(493,000)
Net cash used in investing activities	(17,000)	(493,000)

FINANCING ACTIVITIES
Proceeds from exercise of warrants	-	660,000
Net cash provided by financing activities	-	660,000

Net decrease in cash	(1,512,000)	(1,423,000)

Cash - Beginning of Period	1,561,000	1,650,000
Cash - End of Period	$49,000	$227,000

Supplemental Disclosure of Cash Flows Information:
Cash paid for interest	-	133,000
Non-cash Investing and Financing Activities:
Conversion of debt and accrued interest into common stock	-	1,645,000

See accompanying notes to the unaudited interim condensed consolidated financial statements.

F-5

ShiftPixy, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Nature of Operations

ShiftPixy, Inc. (the “Company”) was incorporated on June 3, 2015. The Company is a specialized staffing service provider that provides solutions for large contingent part-time workforce demands, primarily in the restaurant, hospitality and maintenance service trades. The Company’s focus is on the restaurant industry in Southern California.

Both ShiftPixy, Inc and its wholly-owned subsidiary, Shift Human Capital Management Inc. (“SHCM”), function as an employment administrative services (“EAS”) provider including services such as administrative and processing services, performing functions in the nature of a payroll processor, human resources consultant, administrator of workers’ compensation coverages and claims and provides workers compensation coverage written in the names of the clients (as may be required by some states). The Company has built a human resources information systems platform to assist in customer acquisition and hopes that this mechanism may become a way to onboard new clients into the ShiftPixy Ecosystem when eligible clients recognize the value of the services provided by the parent Company.

The Company is currently operating in one reportable segment.

Note 2: Summary of significant accounting policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”) applicable to interim reports of companies filing as a smaller reporting company. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. The results of operations for the three months ended November 30, 2019, are not necessarily indicative of the results that may be expected for the year ending August 31, 2020.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended August 31, 2019, filed with the SEC on December 13, 2019.

Principles of Consolidation

The Company and its wholly-owned subsidiary have been consolidated in the accompanying unaudited condensed consolidated financial statements. All intercompany balances have been eliminated in consolidation.

F-6

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include:

•	Liability for legal contingencies;

•	Useful lives of property and equipment;

•	Assumptions made in valuing embedded derivatives and freestanding equity-linked instruments classified as liabilities;

•	Deferred income taxes and related valuation allowance; and

•	Projected development of workers’ compensation claims.

Revenue and Direct Cost Recognition

The Company provides an array of human resources and business solutions designed to help improve business performance.

The Company accounts for its EAS revenues in accordance with Accounting Standards Codification (“ASC”) 605-45, Revenue Recognition, Principal Agent Considerations. EAS solutions revenue is primarily derived from the Company’s gross billings, which are based on (i) the payroll cost of the Company’s worksite employees and (ii) a mark-up computed as a percentage of payroll costs for payroll taxes and workers compensation premiums.

The Company’s revenues are primarily attributable to fees for providing staffing solutions and EAS/HCM (“Employment Administration Services”/ “Human Capital Management”) services. The Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the services have been rendered to the customer; (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. The Company enters into contracts with its clients for EAS services based on a stated rate and price in the contract. Contracts generally have a term of 12 months but are cancellable at any time by either party with 30 days’ notice. Contract performance obligations are satisfied as services are rendered and the term between invoicing and when the performance obligations are satisfied is not significant. The Company does not have significant financing components or significant payment terms for its customers and consequently has no material credit losses.

Gross billings are invoiced to each client concurrently with each periodic payroll of the Company’s worksite employees which coincides with the services provided and which is typically a fixed percentage of the payroll processed. Revenues, which exclude the payroll cost component of gross billings and therefore consist solely of markup are recognized ratably over the payroll period as worksite employees perform their service at the client worksite. Revenues that have been recognized but not invoiced are included in unbilled accounts receivable on the Company’s consolidated balance sheets and were $11,347,000 and $9,478,000 as of November 30, 2019 and August 31, 2019, respectively.

Consistent with the Company’s revenue recognition policy, direct costs do not include the payroll cost of its worksite employees. The cost of revenue associated with the Company’s revenue generating activities is primarily comprised of all other costs related to its worksite employees, such as the employer portion of payroll-related taxes, employee benefit plan premiums and workers’ compensation insurance costs.

The Company has evaluated its revenue recognition policies in conjunction with its future expected business which may be migrating to a staffing business model. For fiscal years 2020 and 2019, there were no revenues which should have been evaluated under a staffing business model. Such a staffing business model would have included the payroll costs in revenues with a corresponding increase to cost of revenues for payroll costs associated with staffing services.

The Company reviewed the costs associated with acquiring its customers under ASC 340-10 Other Assets and Deferred Costs and determined that no such costs should be capitalized. Costs relating to its customers are typically commissions paid as a percentage of some of the Company’s revenue components and are expensed as they are incurred because the terms of its contracts generally are cancellable by either party with a 30-day notice. These costs are recorded in commissions in the Consolidated Statement of Operations.

Concentration of Credit Risk

The Company considers all highly liquid investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash with a commercial bank and from time to time exceed the federally insured limits. The Company has not experienced losses from these deposits.

No one individual client represents more than 10% of revenues for the three months ended November 30, 2019, and 2018, respectively. However, four clients represent 92% of total accounts receivable both at November 30, 2019 and August 31, 2019.

Impairment and Disposal of Long-Lived Assets

The Company periodically evaluates its long-lived assets for impairment in accordance with ASC 360-10, Property, Plant, and Equipment. ASC 360-10 requires that an impairment loss be recognized for assets to be disposed of or held-for-use when the carrying amount of an asset is deemed to not be recoverable. If events or circumstances were to indicate that any of our long-lived assets might be impaired, the Company would assess recoverability based on the estimated undiscounted future cash flows to be generated from the applicable asset. In addition, the Company may record an impairment loss to the extent that the carrying value of the asset exceeded the fair value of the asset. Fair value is generally determined using an estimate of discounted future net cash flows from operating activities or upon disposal of the asset. There were no impairments recognized for the periods ended November 30, 2019, and 2018.

F-7

Workers’ compensation

Everest Program

Up to July 2018, a portion of the Company’s workers’ compensation risk was covered by a retrospective rated policy, which calculates the final policy premium based on the Company’s loss experience during the term of the policy and the stipulated formula set forth in the policy. The Company funds the policy premium based on standard premium rates on a monthly basis and based on the gross payroll applicable to workers covered by the policy. During the policy term and thereafter, periodic adjustments may involve either a return of previously paid premiums or a payment of additional premiums by the Company or a combination of both. If the Company’s losses under that policy exceed the expected losses under that policy, then the Company could receive a demand for additional premium payments.

The Company utilizes a third-party to estimate its loss development rate, which is based primarily upon the nature of worksite employees’ job responsibilities, the location of worksite employees, the historical frequency and severity of workers’ compensation claims, and an estimate of future cost trends. Each reporting period, changes in the assumptions resulting from changes in actual claims experience and other trends are incorporated into its workers’ compensation claims cost estimates. As of November 30, 2019, the Company classified $0.2 million in short term accrued workers’ compensation and $0.3 million in long term accrued workers’ compensation in the Company’s consolidated balance sheets.

Sunz Program

Starting in July 2018, the Company’s workers’ compensation program for its worksite employees has been provided through an arrangement with United Wisconsin Insurance Company (“UWIC”) and administered by Sunz. Under this program, the Company has financial responsibility for the first $0.5 million of claims per occurrence. The Company provides and maintains a loss fund that will be used to pay claims and claim related expenses. The workers’ compensation insurance carrier established monthly funding requirements comprised of premium costs and funds to be set aside for payment of future claims (“claim loss funds”). The level of claim loss funds is primarily based upon anticipated worksite employee payroll levels and expected worker’s compensation loss rates, as determined by the insurance carrier. Monies funded into the program for incurred claims expected to be paid within one year are recorded as Deposit - workers’ compensation, a short-term asset, while the remainder of claim funds are included in deposits- workers’ compensation, a long-term asset in its consolidated balance sheets.

As of November 30, 2019, the Company had $2.0 million in deposit – workers’ compensation classified as a short-term asset and $6.2 million classified as a long-term asset.

The Company’s estimate of incurred claim costs expected to be paid within one year is included in short-term liabilities, while its estimate of incurred claim costs expected to be paid beyond one year is included in long-term liabilities on its consolidated balance sheets. As of November 30, 2019, the Company had short term accrued workers’ compensation costs of $1.8 million and long term accrued workers’ compensation costs of $5.9 million.

Because the Company bears the financial responsibility for claims up to the level noted above, such claims, which are the primary component of its workers’ compensation costs, are recorded in the period incurred. Workers’ compensation insurance includes ongoing health care and indemnity coverage whereby claims are paid over numerous years following the date of injury. Accordingly, the accrual of related incurred costs in each reporting period includes estimates, which takes into account the ongoing development of claims and therefore requires a significant level of judgment. In estimating ultimate loss rates, the Company utilizes historical loss experience, exposure data, and actuarial judgment, together with a range of inputs which are primarily based upon the worksite employee’s job responsibilities, their location, the historical frequency and severity of workers’ compensation claims, and an estimate of future cost trends. For each reporting period, changes in the actuarial assumptions resulting from changes in actual claims experience and other trends are incorporated into its workers’ compensation claims cost estimates. The estimated incurred claims are based upon: (i) the level of claims processed during each quarter; (ii) estimated completion rates based upon recent claim development patterns under the plan; and (iii) the number of participants in the plan.

F-8

Fair Value of Financial Instruments

FASB ASC 825, “Financial Instruments,” requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practical to estimate fair value. FASB 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At November 30, 2019 and August 31, 2019, the carrying value of certain financial instruments (cash, accounts receivable and payable, and other financial instruments) approximates fair value due to the short-term nature of the instruments. Convertible notes approximate fair value based on comparison of terms from similar instruments in the marketplace.

The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs which prioritize the inputs used in measuring fair value are:

•	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2: Inputs to the valuation methodology include:

o	Quoted prices for similar assets or liabilities in active markets;

o	Quoted prices for identical or similar assets or liabilities in inactive markets

o	Inputs other than quoted prices that are observable for the asset or liability;

o	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

o	If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability

•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not have any Level 1 or Level 2 assets and liabilities at November 30, 2019 or August 31, 2019. The derivative liabilities associated with its March 2019 Convertible Notes (see Note 4), consisted of conversion feature derivatives and warrants, are Level 3 fair value measurements.

The table below sets forth a summary of the changes in the fair value of the Company’s derivative liabilities classified as Level 3 as of November 30, 2019:

	March 2019 Conversion Feature	March 2019 Warrant Liability	Total
Balance at August 31, 2019	$2,852,000	904,000	$3,756,000
Change in fair value	(340,000)	(602,000)	(942,000)
Balance at November 30, 2019 (unaudited)	$2,512,000	302,000	$2,814,000

At November 30, 2019 and August 31, 2019, the Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures and the fair value of the warrant liabilities based on weighted probabilities of assumptions used in the Lattice-based option valuation model. The key valuation assumptions used consists, in part, of the price of the Company’s common stock, a risk free interest rate based on the average yield of a Treasury note and expected volatility of the Company’s common stock all as of the measurement dates, and the various estimated reset exercise prices weighted by probability.

F-9

The Company used the following assumptions to estimate fair value of the derivatives as of November 30, 2019, using the default rate of 75% of market price as a conversion price:

	March 2019 Conversion Feature	March 2019 Warrant Liability
	(unaudited)	(unaudited)
Risk free rate	1.60%	1.62%
Market price per share	$10.20	$10.20
Life of instrument in years	0.79	4.28
Volatility	91%	102%
Dividend yield	0%	0%

When the Company changes its valuation inputs for measuring financial assets and liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the periods ended November 30, 2019 or 2018, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

Research and Development

During the three months ended November 30, 2019 and 2018 the Company incurred research and development costs of approximately $0.9 million and $0.4 million, respectively. All costs were related to internally developed or externally contracted software and related technology for the Company’s HRIS system and related mobile application. In addition, $0 and $0.4 million of software costs were capitalized for the three months ended November 30, 2019 and 2018, respectively.

Advertising Costs

The Company expenses all advertising as incurred. The Company incurred advertising costs totaling $304,000 and $379,000 for the three months ended November 30, 2019, and 2018, respectively.

Reverse Stock Split

On December 17, 2019 the Company implemented a 1 for 40 reverse stock split for all common share and common share equivalents including, options, warrants, and convertible notes. All common shares and common share equivalents are presented retroactively to reflect the reverse split.

Earnings (Loss) Per Share

The Company utilizes Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing earnings (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common share equivalents available upon exercise of stock options and warrants using the treasury stock method. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method, excluding any common share equivalents if their effect would be anti-dilutive.

F-10

Securities that are excluded from the calculation of weighted average dilutive common shares, because their inclusion would have been antidilutive are:

	For the Three Months Ended November 30, 2019	For the Three Months Ended November 30, 2018
Options	45,463	37,271
Senior Secured Convertible Notes	889,935	84,756
Warrants	107,416	87,783
Total potentially dilutive shares	1,042,814	209,810

Stock-Based Compensation

At November 30, 2019, the Company has one stock-based compensation plan under which the Company may issue awards. The Company accounts for this plan under the recognition and measurement principles of ASC 718, Compensation- Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the condensed consolidated statements of operations on their fair values.

The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, the Company recognizes expense over the requisite service period on an accelerated basis over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility and expected term. The expected volatility is based on the historical volatility of the Company since our Initial Public Offering. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

The Company elected to account for forfeitures as they occur, as such, compensation cost previously recognized for an unvested award that is forfeited because of the failure to satisfy a service condition is revised in the period of forfeiture.

Treasury Stock

Treasury stock represents shares of common stock provided to the company in satisfaction of the related party advance, described in Note 13. Shares provided are recorded at cost as treasury stock. The Company intends to retire all of its treasury stock outstanding as of November 30, 2019 and August 31, 2019 in fiscal 2020. Any treasury stock retired is recorded to additional paid-in capital, limited to the amount previously credited to additional paid-in capital, if any. Any excess is charged to accumulated deficit.

Reclassifications

Certain reclassifications have been made to prior year’s data to confirm to the current year’s presentation. Such reclassifications had no impact on the Company’s financial condition, operating results, cash flows or stockholder’s equity.

Revision of Financial Statements

During the preparation of the restated condensed consolidated financial statements for the three and six months ended February 28, 2019, the Company determined that it had improperly calculated the volatility of the Company’s common stock, which had been used to calculate the relative fair value of the warrants issued in connection with the June 2018 convertible notes. This resulted in an overstatement of the net carrying amount of the convertible note by the understatement of the corresponding debt discount with the offset to additional paid-in capital as of February 28, 2019. The Company assessed the materiality of the misstatements in accordance with Staff Accounting Bulletin No.99, “Materiality” and No. 108, “Quantifying Misstatements”, and concluded that this error was not qualitatively material on the Company’s condensed consolidated balance sheet, statements of operations, statements of cash flows, statement of stockholders’ deficit and net loss for the periods then ended.

The effect of this revision on the line items within the Company’s condensed financial statements as of and for the three months ended November 30, 2018, was as follows:

	November 30, 2018
	As Previously Reported	Adjustments	As Restated
Convertible note, net	$6,309,000	(739,000)	$5,570,000
Additional Paid-In Capital	19,729,000	1,232,000	20,961,000
Accumulated deficit	(27,977,000)	(493,000)	(28,470,000)
Net Loss	(2,000,000)	(246,000)	(2,246,000)
Net loss per share – Basic and diluted	(2.77)	(0.34)	(3.11)

F-11

Recent Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” The standard provides enhancements to the quality and consistency of how revenue is reported by companies, while also improving comparability in the financial statements of companies reporting using International Financial Reporting Standards or U.S. GAAP. The new standard also will require enhanced revenue disclosures, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. This accounting standard becomes effective for the Company for reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early adoption is permitted for annual reporting periods (including interim periods) beginning after December 15, 2016. This new standard permits the use of either the retrospective or cumulative effect transition method.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. The purpose of this standard is to clarify the implementation of guidance on principal versus agent considerations related to ASU 2014-09. The standard has the same effective date as ASU 2014-09 described above.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which provides clarity related to ASU 2014-09 regarding identifying performance obligations and licensing implementation. The standard has the same effective date as ASU 2014-09 described above.

In May 2016, the FASB issued ASU 2016-12: Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which provides narrow scope improvements and practical expedients related to ASU 2014-09. The purpose of this standard is to clarify certain narrow aspects of ASU 2014-09, such as assessing the collectability criterion, presentation of sales taxes, and other similar taxes collected from customers, noncash considerations, contract modifications at transition, completed contracts are transition, and technical correction. The standard has the same effective date as ASU 2014-09 described above.

In December 2016, the FASB issued ASU 2016-20: Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The amendments in this standard affect narrow aspects of guidance issued in ASU 2014-09. The standard has the same effective date as ASU 2014-09 described above. Topic 606 is effective for the company beginning with the fiscal year ending August 31, 2020.

The Company is evaluating the effect of adopting this new accounting guidance and is currently finalizing its analysis of the financial impact of the adoption. The Company expects to adopt the guidance using the modified retrospective method.

Note 3: Going Concern

As of November 30, 2019, the Company had cash of $0.1 million and a working capital deficiency of $18.5 million. During the quarter ended November 30, 2019, the Company used approximately $1.5 million of cash in its operations, consisting of a net loss of $2.6 million, reduced by net non-cash charges and gains of $0.3 million and working capital changes of $0.8 million. During the year ended August 31, 2019, the Company used approximately $2.1 million of cash in its operations, consisting of a net loss of $18.7 million, reduced by net non-cash charges and gains of $10.8 million and working capital changes of $6.0 million. The Company has incurred recurring losses resulted in an accumulated deficit of $48 million as of November 30, 2019. These conditions raise substantial doubt as to the Company’s ability to continue as going concern within one year from issuance date of the financial statements.

The ability of the Company to continue as a going concern is dependent upon generating profitable operations in the future and obtaining additional funds by way of public or private offering to meet the Company’s obligations and repay its liabilities when they become due. The Company has a recurring revenue business model that generated $12.4 million of gross profit for the year ended August 31, 2019 and $3.3 million for the quarter ended November 30, 2019.

The Company’s plans and expectations for the next 12 months include raising additional capital to help fund expansion of its operations, including the continued development and support of its IT and HR platform and settling its outstanding debt as it comes due. The Company engaged an investment banking firm to assist the Company in (i) preparing information materials, (ii) advising the Company concerning the structure, price and conditions and (iii) organizing the marketing efforts with potential investors in connection with a financing transaction.

Historically, the Company’s principal source of financing has come through the sale of its common stock and issuance of convertible notes. The Company successfully completed an Initial Public Offering (IPO) on NASDAQ on June 29, 2017, raising a total of $12 million ($10.9 million net of costs). In June 2018, the Company completed a private placement of 8% senior secured convertible notes to institutional investors raising $9 million of gross proceeds ($8.4 million net of costs). In March 2019, the Company completed a private placement of senior secured notes to institutional investors raising $3.75 million ($3.3 million net of costs). As of November 30, 2019 all of the $6.8 million of principal was in default. Subsequent to November 30, 2019, approximately $2.7 million of the notes in default were exchanged for new convertible notes payable. See Notes 4 and 9 for additional information.

F-12

Subsequent to November 30, 2019 and as described in Note 9 below, in January 2020, the Company assigned approximately 60% of its customer contracts representing approximately 50% of its recurring gross profit in exchange for $9.7 million in cash and expects to receive $9.5 million ratably over the four years following the transaction close, subject to certain closing conditions. The Company will transfer $1.7 million of working capital after closing the transaction and approximately $6 million of the Company’s annualized gross profit.

The Company believes that its current cash position, after collection of the proceeds from the January 2020 customer assignment transaction, along with its revenue growth and the financing from potential institutional investors will be sufficient to fund its operations for at least a year from the date these financials are available. If these sources do not provide the capital necessary to fund the Company’s operations during the next twelve months from the date of this report, the Company may need to curtail certain aspects of its operations or expansion activities, consider the sale of its assets, or consider other means of financing. The Company can give no assurance that it will be successful in implementing its business plan and obtaining financing on terms advantageous to the Company or that any such additional financing would be available to the Company. As such, these conditions raise substantial doubt as to its ability to continue as a going concern within one year from the issuance date of the financial statements. These consolidated financial statements do not include any adjustments from this uncertainty.

Note 4: Senior Secured Convertible Notes Payable (in default)

The Company has issued three series of senior secured convertible notes payable. In general, each series is convertible into common shares of the Company. Senior Secured Convertible Notes Payable consist of the following:

	November 30,	August 31,
	2019	2019
	(unaudited)
Senior Secured Convertible notes, Principal	$6,808,000	$6,808,000
Less debt discount and deferred financing costs	(2,604,000)	(3,457,000)
Total outstanding convertible notes, net	$4,204,000	$3,351,000
Less current portion of convertible notes payable	(3,426,000)	(3,351,000)
Long-term convertible notes payable	$778,000	$-

The following table rolls forward the Convertible Notes Payable balances from August 31, 2019 to November 30, 2019:

	Gross Principal	Deferred Financing Costs	Note Discount	Net
Balance at August 31, 2019	$6,808,000	(344,000)	(3,113,000)	$3,351,000
Amortization of Interest Expense	-	80,000	773,000	853,000
Balance at November 30, 2019	$6,808,000	(264,000)	(2,340,000)	$4,204,000
Less Current Amount	(5,141,000)	174,000	1,541,000	(3,426,000)
Long Term Balance at November 30, 2019	1,667,000	(90,000)	(799,000)	$778,000

The following table outlines the gross principal balance rollforward for each series from August 31, 2019 to November 30, 2019. Each series is described in further detail below.

	June 2018 Notes	December 2018 Notes	March 2019 Notes	Total
Gross Balance at August 31, 2019	$1,466,000	867,000	4,475,000	$6,808,000

Less Discount and Debt Issuance Costs:
Debt Issuance Costs	-	-	(264,000)	(264,000)
Deferred Financing Costs	-	-	(2,340,000)	(2,340,000)
Carrying Balance at November 30, 2019	$1,466,000	867,000	1,871,000	$4,204,000
Less Current Amount	(1,466,000)	(728,000)	(1,232,000)	(3,426,000)
Long Term Balance at November 30, 2019	$-	139,000	639,000	$778,000

During the quarters ended November 30, 2019 and 2018 the Company amortized $853,000 and $798,000, respectively, to interest expense from the combined amortization of deferred financing costs and note discounts recorded at issuance for the June 2018 and March 2019 Notes.

To date, the holders of the June Notes have converted $8,534,000 of principal, holders of December 2018 Notes have converted $22,000 of principal, and holders of March 2019 Notes have converted $275,000 of principal into common shares of the Company. There were no conversions of convertible notes during the fiscal quarter ending November 30, 2019.

F-13

On June 3, 2019, one of its institutional investors filed a claim in the United States District Court, Southern District of New York seeking preliminary injunctive relief against the Company to immediately deliver one million shares of the Company’s common stock and to honor all future conversion requests duly submitted in accordance with the terms of the notes.

On June 7, 2019, and June 10, 2019, the Company received notices from two of its institutional investors that the Company was in default due to missed principal and interest payments under the terms of the Notes. On June 27, 2019, the Company reported that is has informed its convertible note holders that it will cease honoring conversion requests of the 2018 and 2019 Notes forcing a voluntary default of these instruments. The Company is pursuing a renegotiation and amendment of these instruments in an effort to avoid litigation. The Company is requesting to amend the terms of the notes to remove the conversion features and revise the cash amortization, among other items.

On December 5, 2019, the Company entered into an exchange agreement with the holder of a majority of its March 2019 Convertible Notes. The exchange agreement and the related revised March 2019 note agreement revised the conversion price to $40.00 per share, extended the term of the March 2019 notes to March 1, 2022, provided for a revised quarterly amortization schedule beginning April 1, 2020, and removed certain anti-dilution terms of the related March 2019 warrants. The holder also exchanged $222,000 of December 2018 Notes by extending the term to coincide with the revised term of the March 2019 notes and for the revised amortization schedule. The Company agreed to issue an additional $200,000 of consideration to the holder, payable in common stock, as consideration for this exchange and agreed to increase the principal outstanding on the notes exchanged by 10% from $222,000 for the December 2018 notes to $244,000 and from $2,445,000 for the March 2019 notes to $2,890,000. On December 11, 2019, the Company issued 21,750 shares of common stock to the holder in satisfaction of the additional $200,000 of consideration. As of November 30, 2019, after the exchange as described in Note 9, the Company classified $778,000 of the $1,245,000 carrying value of the notes exchanged as long-term liabilities.

See also Note 8 for litigation related to the Convertible Notes Payable.

From June 10, 2019 until November 30, 2019, the Company has accrued interest at the default interest rate for all note series representing approximately $0.6 million of additional interest payable of which $0.3 million is attributable to the quarter ending November 30, 2019. The Company has accrued an additional $1.8 million to accrued default liabilities as of November 30, 2019 and August 31, 2019, representing potential liability associated with the default of the notes payable for default premium, potential liquidating damages, and other costs associated with the notes in default.

June 2018 Senior Convertible Notes (in default)

On June 4, 2018, the Company issued $10 million of senior convertible notes (“June 2018 Notes”) to institutional investors with an original issue discount of $1 million for a purchase price of $9 million. The notes bear interest at a rate of 8%, with one year’s interest guaranteed, and have a maturity date of September 4, 2019. The Notes remain outstanding as of November 22, 2019. The company received cash proceeds of $8.4 million representing the $9 million purchase price, reduced by approximately $0.6 million of financing costs directly related to the issuance of the June 2018 Notes.

Concurrent with the sale of the June 2018 Notes, the Company granted warrants to purchase 25,101 shares of common stock to its institutional investors and warrants to purchase 5,422 shares of common stock to its investment banker as placement fees, at an exercise price of $99.60, subject to down round price protection adjustment, as defined in the agreements. The warrants were valued at the date of issuance using the lattice-based option pricing model at $86.80 per warrant. Both the June 2018 Notes and the related warrants were issued with registration rights, whereby the Company was obligated to register the shares underlying the June 2018 Notes or was subject to registration rights penalties.

The terms of June 2018 notes are summarized as follows:

•	Term: September 4, 2019;
•	Coupon: 8%; Default interest rate: 18%;
•	Convertible at the option of the holder at any time;
•	Conversion price is initially set at $99.60 but subject to down round price protection. After maturity, the conversion price will be set subsequently at the lesser of the then conversion price and 85% of the volume weighted average price for the trading date immediately prior to the application conversion date; and
•	Monthly amortization of principal either in cash at a 10% premium or in stock, subject to equity conditions, at a 15% discount to the lowest volume weighted average price, at the option of the Company.

December 2018 Notes (in default)

On December 20, 2018, the Company entered into settlement agreements with its institutional investors, which resolved all disputes relating to technical defaults by the Company in failing to meet deadlines for filing a registration statement and for having a registration statement effective by the SEC. As a result of such settlement, the Company issued additional notes (“December 2018 Notes” in the amount of $889,000 on substantially the same terms as the June 2018 Notes except that the stated interest rate was 0% and the term of the December 2018 Notes was December 31, 2019. There was no recorded discount or deferred financing costs for the December 2018 Notes issued.

F-14

March 2019 Bridge Financing (in default)

On March 12, 2019, the Company issued convertible notes in the principal amount of $4,750,000 with an original issue discount of $1 million for a purchase price of $3,750,000 to certain of its existing institutional investors (“March 2019 Notes”) and mature on September 12, 2020. The Company received net cash proceeds of $3.3 million to be used for mobile application development and working capital. The Company incurred approximately $0.5 million of debt issuance costs that are incremental costs directly related to the issuance of the bridge financing senior convertible notes payable.

The terms of the March 2019 convertible notes are summarized as follows:

•	Term: September 12, 2020;
•	Coupon: 0%;
•	Default interest rate: 18%;
•	Original issue discount: $1,000,000;
•	Convertible at the option of the holder at any time;
•	Initial conversion price is set at $1.67 but subject to down round price protection;
•	Alternate conversion price at the greater of the floor price of $0.31 and the lower of the conversion price in effect and alternate conversion percentage of the lowest VWAP of the common share during the 10 consecutive trading day prior to the applicable conversion date;
•	Alternate conversion percentage is 75% if the alternate conversion is an alternate conversion event of default as a result of bankruptcy or 80% for all alternate event of default conversion or 85% is such alternate conversion is an alternate optional conversion;
•	Redemption at the option of the Company at 15% premium at any time after 45 days from March 12, 2019.

In connection with the note, the Company issued 74,387 warrants (“March 2019 Warrants”), exercisable at $70, with a five-year term. The Company evaluated the warrants issued and determined that they were derivative liabilities. The Company estimated the fair value of the warrants using the Lattice pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $63.60, a risk-free interest rate of 2.49% and expected volatility of the Company’s common stock of 122%, resulting in a fair value of $3,917,000.

The Company estimated the aggregate fair value of the conversion feature derivative embedded in the debenture (“March 2019 Conversion Feature”) at issuance at $2,421,000 based on weighted probabilities of assumptions using the Lattice pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $63.60, a risk-free interest rate of 2.49% and expected volatility of the Company’s common stock of 122%, and the various estimated reset exercise prices weighted by probability.

This resulted in the calculated fair value of the debt discount resulted from bifurcating the warrants and the conversion feature being greater than the face amount of the debt and the original issue discount, and the excess amount of $2.6 million was immediately expensed as financing costs.

F-15

Note 5: Stockholders’ Equity

Common Stock and Warrants

The Company issued no common shares or common stock warrants during the quarter ended November 30, 2019. No warrants were exercised, expired, or cancelled during the quarter ended November 30, 2019.

The following tables summarize our warrants outstanding as of November 30, 2019:

	Exercise price	Warrants Outstanding	Weighted average life of outstanding warrants in years
March 2019 Notes Warrants	$70.00	74,390	4.3
June 2018 Notes Warrants	$70.00	30,526	3.5
2017 PIPE Warrants	$276.00	2,500	2.6
		107,416	4.0

All warrants outstanding and exercise prices have been adjusted to reflect the 1:40 reverse split.

F-16

Note 6: Share based Compensation

In March 2017, the Company adopted the 2017 Stock Option / Stock Issuance Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, directors and consultants in the form of incentive stock options (“ISOs”), non-qualified stock options (“NQs”), each of which is exercisable into shares of common stock (“Options”) or shares of common stock (“share grants”). The Company has reserved a total of 250,000 shares of common stock for issuance under the Plan as of November 30, 2019.

Of these shares, as of November 30, 2019, approximately 83,000 options and 7,000 shares have been designated by the Board of Directors for issuance and approximately 38,000 of the options have been forfeited and returned to the option pool under the Plan due to employment terminations. As of November 30, 2019, approximately 200,000 shares remain issuable of which 167,000 are eligible to be issued as ISOs and 200,000 are eligible to be issued as either share grants or NQ stock options.

No options or shares were granted during the quarter ended November 30, 2019.

For all options granted thus far to November 30, 2019, each option is immediately exercisable and has a term of service vesting provision over a period of time as follows: 25% vest after a 12-month service period following the award, and the balance vest in equal monthly installments over the next 36 months of service. All options granted to date have a ten-year term.

Share grants are issued at fair value, considered to be the market price on the grant date. The fair value of option awards is estimated on the grant date using the Black-Scholes stock option pricing model.

Following the adoption of Accounting Standards Update ASU 2016-09, the Company elected to account for forfeitures as they occur. Any compensation cost previously recognized for an unvested award that is forfeited because of a failure to satisfy a service condition is reversed in the period of the forfeiture.

F-17

Share based compensation expense consisted of employee stock option compensation expense of $114,000 and $77,000 for the quarters ended November 30, 2019 and 2018, respectively.

At November 30, 2019, the total unrecognized deferred share-based compensation expected to be recognized over the remaining weighted average vesting periods of 2.1 years for outstanding grants was $1.4 million.

A summary of option activity was as follows:

	Options Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number	Remaining	Average
	of	Contractual	Exercise
	Options	Life	Price
		(In years)
Balance, August 31, 2019	50,749	8.95	$95.20
Granted	–	–	$–
Exercised	–	–	$–
Forfeited	(5,286)	8.44	$69.01
Balance at November 30, 2019	45,463	8.67	$98.30

Options outstanding as of November 30, 2019 had aggregate intrinsic value of $0.

Option vesting activity was as follows:

		Weighted	Weighted
	Number	Remaining	Average
	of	Contractual	Exercise
Options Vested	Options	Life	Price
		(In years)
Balance, August 31, 2019	10,291	8.04	$152.80
Vested	2,232	8.44	$146.82
Exercised	–	–	$–
Forfeited	(488)	0.08	$116.32
Balance at November 30, 2019	12,035	7.87	$153.19

F-18

The following table summarizes information about stock options outstanding and vested at November 30, 2019:

	Options Outstanding and Exercisable			Options Vested
		Weighted
		Average	Weighted		Weighted	Weighted
	Number	Remaining	Average	Number	Remaining	Average
	of	Contractual	Exercise	of	Contractual	Exercise
Exercise Prices	Options	Life	Price	Options	Life	Price
		(In years)			(In years)
$18.80-$40.00	6,625	9.52	$23.31	–	–	$–
$40.01–$80.00	13,729	9.34	$51.21	–	–	$–
$80.01–$120.00	11,224	8.45	$103.15	4,384	8.41	$103.53
$120.01–$160.00	12,625	7.79	$157.71	6.860	7.56	$157.41
$160.01-$391.60	1,260	7.63	$391.60	791	7.63	$391.60
	45,463	8.67	$98.30	12,035	7.87	$153.19

The number of options and exercise prices have been presented retroactively for the 1 for 40 December 17, 2019 reverse split.

Note 7: Related Parties

J. Stephen Holmes, our Sales Manager is an advisor to and significant shareholder of the Company. The Company incurred $180,000 and $180,000 in professional fees for management consulting services in the three months ended November 30, 2019, and 2018, respectively.

F-19

Note 8: Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will be resolved only when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

During the ordinary course of business, the Company is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

Convertible Note related litigation:

During 2019, three of the Company’s note holders have filed complaints:

Alpha Capital v. ShiftPixy, Inc.

On July 3, 2019 ShiftPixy was served with a complaint filing by Alpha Capital Anstalt (ACA) in the United States District Court, Southern District of New York alleging breach of contract in refusing to honor the conversion of certain convertible notes, specifically one for $310,000 submitted on June 20, 2019. ACA sought an injunction requiring the Company to issue 25,000 common shares, damages for the claimed breaches, and attorney’s fees. In August 2019, the court denied the motion for a preliminary injunction but granted accelerated discovery which was completed in September 2019. As of November 30, 2019, the Company had convertible notes outstanding with ACA for approximately $1.7 million consisting of $0.3 million of the June 2018 series, $0.2 million of the December 2018 series and $1.2 million of the March 2019 series. In January 2020, Alpha was awarded a judgement for $500,000 consisting of the $310,000 notes and $190,000 of damages. The damages are fully accrued for as of November 30, 2019 in the default penalty accrual as described in Note 4 above. On January 16, 2020 Alpha Capital converted all remaining June and December 2018 Note balances at $12.20 per share. On January 20, 2020 the Company paid the damages award in cash.

Dominion Capital LLC v. ShiftPixy, Inc.;

On July 18, 2019 ShiftPixy was served with a complaint filing by Dominion Capital LLC in the United States District Court, Southern District of New York alleging breach of contract in refusing to honor the conversion of certain convertible notes. Dominion sought injunctive relief, injunction to prohibit buyback, breach of contract on the June 2018, December 2018, and March 2019 notes, and declaratory judgment. In August 2019, the court denied the motion for a preliminary injunction but granted accelerated discovery which was completed in September 2019. As of November 30, 2019, the Company had convertible notes outstanding with Dominion for approximately $1.5 million consisting of $0.7 million of the June 2018 series, $0.2 million of the December 2018 series and $0.6 million of the March 2019 series. The Company expects to have a judgment awarded to Dominion later in January 2020 and is in discussions to settle the litigation.

MEF I, LP v. ShiftPixy, Inc.;

On August 27, 2019 MEF filed a complaint in the United States District Court, Southern District of New York. MEF seeks monetary relief of $2.1 million and seeks to appoint themselves as receiver of the Company. As of November 30, 2019 the Company had convertible notes outstanding to MEF at approximately $0.7 million face value consisting of approximately $0.5 million and $0.2 million for the June 2018 and December 2018 notes respectively. In November 2019 the Company filed a motion in response to the receiver request. On January 17, 2020 the Company and MEF I settled all claims and repaid all note principal remaining, accrued damages, and accrued interest and with issuance of 20,000 shares of common stock and payment of $725,000 in cash. The total of $969,000 was fully accrued for as of November 30, 2019.

F-20

Kadima Ventures

The Company is in dispute with its software developer, Kadima Ventures, over incomplete but paid for software development work. In May 2016, the Company entered into a contract with Kadima Ventures for the development and deployment of user features that were proposed by Kadima for an original build cost of $8.5 million to complete. As of the date of this filing, the Company has spent approximately $11 million but has not received the majority of certain software modules. In addition to the non-delivery of the paid for user features, Kadima Ventures asserts that it is owed additional funds to turn over the work completed. The Company initiated litigation to force the delivery of the software modules paid for through fiscal 2019 and exit the development engagement. In April 2019, Kadima filed a complaint against ShiftPixy in the County of Maricopa, AZ alleging breach of contract, promissory estoppel and unjust enrichment and has demands for an additional $10 million prior to releasing the remaining features. The parties agreed to a transfer of the matter to an Arizona Commercial Court with the expectation that the matter would be sent to arbitration or mediation. In October 2019, Kadima provided the software code to a third party for technical evaluation of the software in question. The Company expects to enter into mediation once the technical evaluation is completed later in fiscal 2020. An answer to the Complaint is due January 31, 2020.

Splond Litigation

On April 8, 2019, claimant, Corey Splond, filed a class action lawsuit, naming ShiftPixy, Inc. and its client as defendants, claiming that he was scheduled to work for more than 8 hours during 24-hour periods without being paid overtime, to which he was entitled.  In addition, claimant is seeking waiting time penalties for the delay in payment. This lawsuit is in the initial stages; the financial impact to the Company, if any, cannot be estimated.  No liability has been recorded for this matter at this time.  In the event of an unfavorable outcome the Company’s client is contractually obligated to indemnify the Company for misreported hours and portions of the claim would be covered under the Company’s employment practices liability insurance.

Note 9: Subsequent Events

On December 5, 2019, the Company entered into an exchange agreement with the holder of a majority of its March 2019 Convertible Notes. The exchange agreement and the related revised March 2019 note agreement revised the conversion price to $40.00 per share, extended the term of the March 2019 notes to March 1, 2022, provided for a revised quarterly amortization schedule beginning April 1, 2020, and removed certain anti-dilution terms of the related March 2019 warrants. The holder also exchanged $222,000 of December 2018 Notes by extending the term to coincide with the revised term of the March 2019 notes and for the revised amortization schedule. The Company agreed to issue an additional $200,000 of consideration to the holder, payable in common stock, as consideration for this exchange and agreed to increase the principal outstanding on the notes exchanged by 10% from $222,000 for the December 2018 notes to $244,000 and from $2,445,000 for the March 2019 notes to $2,890,000. On December 11, 2019, the Company issued 21,750 shares of common stock to the holder in satisfaction of the additional $200,000 of consideration. As of November 30, 2019, the Company classified $778,000 of the $1,245,000 carrying value of the notes exchanged as long-term liabilities.

On December 17, 2019 the Company effected a 1 for 40 reverse stock split. All common shares, common share warrants, common share options, and convertible note conversion prices have been retroactively adjusted.

On December 23, 2019, the Company issued 428 shares to each of Messrs. Higgins and White, both Directors of the Company, in settlement of shares promised in December 2018 but not issued. The fair value on the date issued for the combined issuance of 856 shares was $7,000.

On January 6, 2020 the Company entered into an asset purchase agreement with a third party that assigned client contracts representing approximately 60% of the recurring business as of November 30, 2019 and certain operating assets in exchange for up to approximately $19.2 million of consideration. The Company received $9.7 million upon closing and expects to receive additional proceeds of approximately $2.4 million per year, payable monthly, for the next four years after certain transaction conditions are met. The Company evaluated the transaction and determined that as of November 30, 2019 the criteria were not met to designate any assets as assets held for sale.

In January 2020, Alpha Capital Anstalt (ACA) was awarded a judgment for $500,000 consisting of the $310,000 notes and $190,000 of damages. The damages were fully accrued for as of November 30, 2019. On January 16, 2020, Alpha Capital converted all remaining June and December 2018 Note balances at $12.20 per share. January 20, 2020, the Company paid the damages award in cash.

On January 17, 2020, the Company and MEF I settled all claims and repaid all note principal remaining, accrued damages, and accrued interest with the issuance of 20,000 shares of common stock and payment of $725,000 in cash.

On January 22, 2020, the Company and Dominion Capital LLC settled all claims and repaid all note principal remaining, accrued damages, and accrued interest with the issuance of 83,543 shares of common stock and payment of $1,322,000 in cash.

Management has evaluated subsequent events pursuant to the issuance of the interim unaudited consolidated financial statements and has determined that other than listed above, no other subsequent events exist through the date of this filing.

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

ShiftPixy, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ShiftPixy, Inc. (the “Company”) as of August 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended August 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended August 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2017.

New York, NY

December 13, 2019, except as to Note 15 as to which the date is March 27, 2020

F-22

ShiftPixy Inc.
Consolidated Balance Sheets

	August 31, 2019	August 31, 2018
ASSETS
Current assets
Cash	$1,561,000	$1,650,000
Accounts receivable	272,000	111,000
Unbilled accounts receivable	9,478,000	6,193,000
Deposits-workers’ compensation	1,957,000	1,672,000
Prepaid expenses	519,000	563,000
Other current assets	244,000	259,000
Total current assets	14,031,000	10,447,000

Fixed assets, net	3,360,000	3,032,000
Deposits- workers’ compensation	6,281,000	2,202,000
Deposits and other assets	124,000	121,000
Total assets	$23,796,000	$15,802,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$3,061,000	$1,246,000
Accrued payroll and related liabilities	16,412,000	9,477,000
Convertible Notes, Net	3,351,000	6,171,000
Derivative liability	3,756,000	-
Accrued workers’ compensation costs	1,957,000	305,000
Default penalties accrual	1,800,000	3,500,000
Other current liabilities	1,850,000	1,956,000
Total current liabilities	32,187,000	22,656,000
Noncurrent liabilities
Accrued workers’ compensation costs	4,379,000	901,000
Total liabilities	36,566,000	23,557,000
Commitments and contingencies
Stockholders’ deficit
Preferred stock, 50,000,000 authorized shares; $0.0001 par value; no shares issued and outstanding	-	-
Common stock, 750,000,000 authorized shares; $0.0001 par value; 907,048 and 721,295 shares issued as of August 31, 2019 and 2018, respectively	-	-0
Additional paid-in capital	32,505,000	18,468,000
Treasury stock, at cost - 13,954 shares and no shares as of August 31, 2019 and 2018, respectively	(325,000)	-
Accumulated deficit	(44,950,000)	(26,223,000)
Total stockholders’ deficit	(12,770,000)	(7,755,000)
Total liabilities and stockholders’ deficit	$23,796,000	$15,802,000

The accompanying notes are an integral part of these consolidated financial statements.

F-23

ShiftPixy Inc.

Consolidated Statements of Operations

	For the Years Ended
	August 31, 2019	August 31, 2018
Revenues (gross billings of $352.6 million and $222.4 million (unaudited) less worksite employee payroll cost of $299.2 million and $187.5 million (unaudited), respectively)	$53,436,000	$34,959,000

Cost of revenue	41,046,000	29,458,000
Gross profit	12,390,000	5,500,000
Operating expenses:
Salaries, wages and payroll taxes	7,702,000	5,383,000
Share-based compensation - general and administrative	632,000	363,000
Commissions	2,732,000	1,594,000
Professional fees	3,918,000	2,078,000
Software development	1,209,000	3,828,000
Marketing and advertising	1,208,000	547,000
General and administrative	3,823,000	3,005,000
Depreciation and amortization	839,000	274,000
Total operating expenses	22,063,000	17,072,000
Operating Loss	(9,673,000)	(11,572,000)
Other income (expense)
Interest expense	(8,507,000)	(1,751,000)
Loss on debt extinguishment	(3,927,000)	-
Change in fair value of derivative	2,569,000	-
Gain (Loss) associated with note defaults, net	811,000	(3,500,000)
Total Other income (expense)	(9,054,000)	(5,251,000)

Net Loss	$(18,727,000)	$(16,823,000)

Net loss per common share
Basic and diluted	$(22.90)	$(23.36)

Weighted average number of common shares
Basic and diluted	817,720	720,253

The accompanying notes are an integral part of these consolidated financial statements.

F-24

ShiftPixy Inc.

Consolidated Statements of Stockholders’ Deficit

	Common Stock Issued		Additional Paid-In	Treasury	Accumulated	Total Stockholders’
	Shares	Amount	Capital	stock	Deficit	Deficit
Balance, August 31, 2017	719,064	$-	$15,016,000	$-	$(9,400,000)	$5,615,000
Warrants exercised for cash	938	-	75,000	-	-	75,000
Warrants issued with convertible debt	-	-	859,000	-	-	859,000
Intrinsic value due to beneficial conversion feature	-	-	2,155,000	-	-	2,156,000
Stock-based compensation expense	-	-	200,000	-	-	200,000
Common stock issued for services rendered	1,293	-	163,000	-	-	163,000
Net Loss	-	-	-	-	(16,823,000)	(16,823,000)
Balance, August 31, 2018	721,295	$-	$18,468,000	$-	$(26,223,000)	$(7,755,000)
Warrants exercised for cash	6,688	-	660,000	-	-	660,000
Common stock issued for services rendered	4,985	-	263,000	-	-	263,000
Stock-based compensation expense	-	-	369,000	-	-	369,000
Reclass of derivative liability upon conversion of related convertible notes	-	-	12,000	-	-	12,000
Common shares issued upon conversion of convertible notes and interest	105,776	-	8,904,000	-	-	8,904,000
Shares issued to induce debt conversion	68,304	-	3,829,000	-	-	3,829,000
Treasury stock received for settlement of note receivable	-	-	-	(325,000)	-	(325,000)
Net Loss	-	-	-	-	(18,727,000)	(18,727,000)
Balance, August 31, 2019	907,048	$-	$32,505,000	$(325,000)	$(44,950,000)	$(12,770,000)

The accompanying notes are an integral part of these consolidated financial statements.

F-25

ShiftPixy Inc.

Consolidated Statements of Cash Flows

	For the Years Ended
	August 31, 2019	August 31, 2018
OPERATING ACTIVITIES
Net loss	$(18,727,000)	$(16,823,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	839,000	274,000
Inducement loss on Note Conversions	3,829,000	-
Excess of derivative liabilities over Notes at issuance	2,588,000	-
Amortization of note discount and financing costs	5,607,000	951,000
Stock issued for services	263,000	163,000
Stock based compensation	369,000	200,000
Loss (Gain) associated with note defaults, net	(811,000)	3,500,000
Interest paid in common shares	509,000	-
Change in fair value derivative and warrant liability	(2,569,000)	-
Changes in operating assets and liabilities
Accounts receivable	(161,000)	318,000
Unbilled accounts receivable	(3,286,000)	(6,193,000)
Prepaid expenses	43,000	(210,000)
Other current assets	15,000	(243,000)
Deposits – workers’ compensation	(4,364,000)	(1,538,000)
Deposits and other assets	(3,000)	6,000
Accounts payable	1,815,000	86,000
Payroll related liabilities	6,935,000	7,088,000
Accrued workers’ compensation costs	5,129,000	1,206,000
Other current liabilities	(106,000)	1,677,000
Net cash used in operating activities	(2,086,000)	(9,538,000)
INVESTING ACTIVITIES
Purchase of fixed assets	(1,167,000)	(3,019,000)
Issuance of related party note receivable	(325,000)	-
Net cash used in investing activities	(1,492,000)	(3,019,000)

FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	3,750,000	9,000,000
Issuance costs related to convertible notes	(485,000)	(765,000)
Repayment of convertible notes	(436,000)	-
Proceeds from exercise of warrants	660,000	75,000
Net cash provided by financing activities	3,489,000	8,310,000
Net decrease in cash and cash equivalents	(89,000)	(4,247,000)
Cash - beginning of year	1,650,000	5,897,000
Cash - end of year	$1,561,000	$1,650,000

SUPPLEMENTAL INFORMATION:
Cash paid during the year for:
Interest	$226,000	$133,000
Income taxes	$–	$–
Non-cash investing and financing activities:
Conversion of debt and accrued interest into common stock	$8,904,000	$–
Additional principal to settle registration rights penalties	$889,000	$–
Discharge of related party note receivable for common shares	$325,000	$–
Allocated fair value of beneficial conversion feature	$1,479,000	$–
Allocated fair value of warrants included with convertible notes	$2,271,000	$–
Debt discount due to the intrinsic value of beneficial conversion feature	$–	$924,000
Debt discount due to warrants included with convertible notes	$–	$859,000

The accompanying notes are an integral part of these consolidated financial statements.

F-26

ShiftPixy. Inc.

Notes to Consolidated Financial Statements

Note 1: Nature of Operations

ShiftPixy, Inc. (the “Company”) was incorporated on June 3, 2015. The Company is a specialized staffing service provider that provides solutions for large contingent part-time workforce demands, primarily in the restaurant, hospitality and maintenance service trades. The Company’s focus is on the restaurant industry in Southern California.

Both ShiftPixy, Inc and its wholly-owned subsidiary, Shift Human Capital Management Inc. (“SHCM”), function as an employment administrative services (“EAS”) provider including services such as administrative and processing services, performing functions in the nature of a payroll processor, human resources consultant, administrator of workers’ compensation coverages and claims and provides workers compensation coverage written in the names of the clients (as may be required by some states). The Company has built a human resources information systems platform to assist in customer acquisition and hopes that this mechanism may become a way to onboard new clients into the ShiftPixy Ecosystem when eligible clients recognize the value of the services provided by the parent Company.

Note 2: Summary of significant accounting policies

Basis of Presentation

The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The Company and its wholly-owned subsidiary have been consolidated in the accompanying consolidated financial statements. All intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include:

•	Liability for legal contingencies;

•	Useful lives of software, property and equipment;

•	Assumptions made in valuing equity instruments;

•	Assumptions made in valuing embedded derivatives and freestanding equity-linked instrument classified as liabilities;

•	Deferred income taxes and related valuation allowance; and

•	Projected development of workers’ compensation claims.

F-27

Revenue and Direct Cost Recognition

The Company provides an array of human resources and business solutions designed to help improve business performance.

The Company accounts for its EAS revenues in accordance with Accounting Standards Codification (“ASC”) 605-45, Revenue Recognition, Principal Agent Considerations. EAS solutions revenue is primarily derived from the Company’s gross billings, which are based on (i) the payroll cost of the Company’s worksite employees and (ii) a mark-up computed as a percentage of payroll costs for payroll taxes and workers compensation premiums.

The Company’s revenues are primarily attributable to fees for providing staffing solutions and EAS/HCM (“Employment Administration Services”/ “Human Capital Management”) services. The Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the services have been rendered to the customer; (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. The Company enters into contracts with its clients for EAS services based on a stated rate and price in the contract. Contracts generally have a term of 12 months but are cancellable at any time by either party with 30 days’ notice. Contract performance obligations are satisfied as services are rendered and the term between invoicing and when the performance obligations are satisfied is not significant. The Company does not have significant financing components or significant payment terms for its customers and consequently has no material credit losses.

Gross billings are invoiced to each client concurrently with each periodic payroll of the Company’s worksite employees which coincides with the services provided and which is typically a fixed percentage of the payroll processed. Revenues, which exclude the payroll cost component of gross billings and therefore consist solely of markup are recognized ratably over the payroll period as worksite employees perform their service at the client worksite. Revenues that have been recognized but not invoiced are included in unbilled accounts receivable on the Company’s consolidated balance sheets and were $6,878,000 and $6,193,000 for the years ended August 31, 2019 and August 31, 2018, respectively.

Consistent with the Company’s revenue recognition policy, direct costs do not include the payroll cost of its worksite employees. The cost of revenue associated with the Company’s revenue generating activities is primarily comprised of all other costs related to its worksite employees, such as the employer portion of payroll-related taxes, employee benefit plan premiums and workers’ compensation insurance costs.

The Company has evaluated its revenue recognition policies in conjunction with its future expected business which may be migrating to a staffing business model. For fiscal years 2018 and 2019, there were no revenues which should have been evaluated under a staffing business model. Such a staffing business model would have included the payroll costs in revenues with a corresponding increase to cost of revenues for payroll costs associated with staffing services.

The Company reviewed the costs associated with acquiring its customers under ASC 340-10 Other Assets and Deferred Costs and determined that no such costs should be capitalized. Costs relating to its customers are typically commissions paid as a percentage of some of the Company’s revenue components and are expensed as they are incurred because the terms of its contracts generally are cancellable by either party with a 30-day notice. These costs are recorded in commissions in the Consolidated Statement of Operations.

Segment Reporting

The Company operates as one reportable segment under ASC 280, Segment Reporting. The Chief operating decision maker regularly reviews the financial information of the Company at a consolidated level in deciding how to allocate resources and in assessing performances. The Company expects to operate in multiple segments in the future as its business evolves and will evaluate these changes prospectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased as cash equivalents. The Company had no such investments as of August 31, 2019 or 2018.

F-28

Concentration of Credit Risk

The Company maintains cash with a commercial bank, which is insured by the Federal Insurance Corporation (“FDIC”). At various times, the Company has deposits in this financial institution in excess of the amount insured by the FDIC. The Company has not experienced any losses related to these balances and believes its credit risk to be minimal. As of August 31, 2019, there were $2,354,000 of cash in excess of the amounts insured by the FDIC.

The Company had no individual client that represented more than 10% of its annual revenues for either fiscal years 2019 or 2018. Four clients represent 92% of total accounts receivable at August 31, 2019, compared to four clients representing approximately 86% of its total accounts receivable at August 31, 2018.

Fixed Assets

Fixed assets are recorded at cost, less accumulated depreciation and amortization. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When fixed assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Leasehold improvements are being amortized over the shorter of the useful life or the initial lease term.

Fixed assets are recorded at cost and are depreciated over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives of property and equipment for purposes of computing depreciation are as follows:

Equipment:	5 years
Furnitures & Fixtures:	5 - 7 years

The amortization of these assets is included in depreciation expense on the consolidated statements of operations.

Computer Software Development

Software development costs relate primarily to software coding, systems interfaces and testing of the Company’s proprietary employer information systems and are accounted for in accordance with Accounting Standards Codification (“ASC”) 350-40, Internal Use Software.

Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred. The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheets.

The Company determined that there were no material internal software development costs for the years ended August 31, 2018 or 2019. All capitalized software recorded was purchased from third party vendors. Capitalized software development costs are amortized using the straight-line method over the estimated useful life of the software, generally five years.

Impairment and Disposal of Long-Lived Assets

The Company periodically evaluates its long-lived assets for impairment in accordance with ASC 360-10, Property, Plant, and Equipment . ASC 360-10 requires that an impairment loss be recognized for assets to be disposed of or held-for-use when the carrying amount of an asset is deemed to not be recoverable. If events or circumstances were to indicate that any of its long-lived assets might be impaired, the Company would assess recoverability based on the estimated undiscounted future cash flows to be generated from the applicable asset. In addition, the Company may record an impairment loss to the extent that the carrying value of the asset exceeded the fair value of the asset. Fair value is generally determined using an estimate of discounted future net cash flows from operating activities or upon disposal of the asset.

F-29

Workers’ compensation

Everest Program

Up to July 2018, a portion of the Company’s workers’ compensation risk was covered by a retrospective rated policy, which calculates the final policy premium based on the Company’s loss experience during the term of the policy and the stipulated formula set forth in the policy. The Company funds the policy premium based on standard premium rates on a monthly basis and based on the gross payroll applicable to workers covered by the policy. During the policy term and thereafter, periodic adjustments may involve either a return of previously paid premiums or a payment of additional premiums by the Company or a combination of both. If the Company’s losses under that policy exceed the expected losses under that policy, then the Company could receive a demand for additional premium payments.

The Company utilizes a third-party to estimate its loss development rate, which is based primarily upon the nature of worksite employees’ job responsibilities, the location of worksite employees, the historical frequency and severity of workers’ compensation claims, and an estimate of future cost trends. Each reporting period, changes in the assumptions resulting from changes in actual claims experience and other trends are incorporated into its workers’ compensation claims cost estimates. As of August 31, 2019, the Company classified $0.1 million in short term accrued workers’ compensation and $0.3 million in long term accrued workers’ compensation in the Company’s consolidated balance sheets.

Sunz Program

Starting in July 2018, the Company’s workers’ compensation program for its worksite employees has been provided through an arrangement with United Wisconsin Insurance Company (“UWIC”) and administered by Sunz. Under this program, the Company has financial responsibility for the first $0.5 million of claims per occurrence. The Company provides and maintains a loss fund that will be used to pay claims and claim related expenses. The workers’ compensation insurance carrier established monthly funding requirements comprised of premium costs and funds to be set aside for payment of future claims (“claim loss funds”). The level of claim loss funds is primarily based upon anticipated worksite employee payroll levels and expected worker’s compensation loss rates, as determined by the insurance carrier. Monies funded into the program for incurred claims expected to be paid within one year are recorded as Deposit - workers’ compensation, a short-term asset, while the remainder of claim funds are included in deposits- workers’ compensation, a long-term asset in its consolidated balance sheets.

As of August 31, 2019, the Company had $1.9 million in deposit – workers’ compensation classified as a short-term asset and $6.3 million classified as a long-term asset.

The Company’s estimate of incurred claim costs expected to be paid within one year is included in short-term liabilities, while its estimate of incurred claim costs expected to be paid beyond one year is included in long-term liabilities on its consolidated balance sheets. As of August 31, 2019, the Company had short term accrued workers’ compensation costs of $1.8 million and long term accrued workers’ compensation costs of $4.1 million.

Because the Company bears the financial responsibility for claims up to the level noted above, such claims, which are the primary component of its workers’ compensation costs, are recorded in the period incurred. Workers’ compensation insurance includes ongoing health care and indemnity coverage whereby claims are paid over numerous years following the date of injury. Accordingly, the accrual of related incurred costs in each reporting period includes estimates, which takes into account the ongoing development of claims and therefore requires a significant level of judgment. In estimating ultimate loss rates, the Company utilizes historical loss experience, exposure data, and actuarial judgment, together with a range of inputs which are primarily based upon the worksite employee’s job responsibilities, their location, the historical frequency and severity of workers’ compensation claims, and an estimate of future cost trends. For each reporting period, changes in the actuarial assumptions resulting from changes in actual claims experience and other trends are incorporated into its workers’ compensation claims cost estimates. The estimated incurred claims are based upon: (i) the level of claims processed during each quarter; (ii) estimated completion rates based upon recent claim development patterns under the plan; and (iii) the number of participants in the plan.

F-30

Debt issuance Costs and Debt discount

Debt issuance costs and debt discounts are being amortized over the lives of the related financings on a basis that approximates the effective interest method. Costs and discounts are presented as a reduction of the related debt in the accompanying consolidated balance sheets. Portions attributable to notes converted into equity are accelerated to interest expense upon conversion.

Beneficial Conversion Features

The intrinsic value of a beneficial conversion feature (“BCF”) inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the stated maturity using the straight-line method which approximates the effective interest method. If the note payable is retired prior to the end of the contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the BCF is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

Derivative financial instruments

When a Company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirement to be treated as a derivative: a) the settlement amount is determined by one or more underlying, typically the price of the Company’s stock, b) the settlement amount is determined by one or more notional amounts or payments provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provision, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. There are certain scope exceptions from derivative treatment, but these typically exclude conversion features that provide for a variable number of shares. When ShiftPixy, Inc., issues warrants to purchase its common stock, the Company evaluates whether they meet the requirements to be treated as derivative. Generally, warrants would be treated as a derivative if the provisions of the warrants agreements create uncertainty as to a) the number of shares to be issued upon exercise, or b) whether shares may be issued upon exercise. If the conversion feature within convertible debt or warrants meet the requirements to be treated as a derivative, ShiftPixy estimates the fair value of the derivative liability using the lattice-based option valuation model upon the date of issuance. If the fair value of the derivative liability is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The derivative liability is revalued at the end of each reporting period and any change in fair value is recorded as a change in fair value in the consolidated statement of operations. The debt discount is amortized through interest expense over the life of the debt. Derivative instrument liabilities and the host debt agreements are classified on the consolidated balance sheets as current or non-current based on whether settlement of the derivative instrument could be required within twelve months of the consolidated balance sheet date.

The accounting treatment of derivative financial instruments requires that the Company record the embedded conversion option and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

Fair Value of Financial Instruments

FASB ASC 825, “Financial Instruments,” requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practical to estimate fair value. FASB 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At August 31, 2019 and August 31, 2018, the carrying value of certain financial instruments (cash, accounts receivable and payable, and other financial instruments) approximates fair value due to the short-term nature of the instruments. Convertible notes approximate fair value based on comparison of terms from similar instruments in the marketplace.

F-31

The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs which prioritize the inputs used in measuring fair value are:

•	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2: Inputs to the valuation methodology include:

o	Quoted prices for similar assets or liabilities in active markets;

o	Quoted prices for identical or similar assets or liabilities in inactive markets

o	Inputs other than quoted prices that are observable for the asset or liability;

o	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

o	If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability

•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not have any Level 1 or Level 2 assets and liabilities at August 31, 2019. The derivative liabilities associated with its March 2019 Convertible Notes (see Note 8), consisted of conversion feature derivatives and warrants at August 31, 2019, are Level 3 fair value measurements.

The table below sets forth a summary of the changes in the fair value of the Company’s derivative liabilities classified as Level 3 for the year ended August 31, 2019:

	Conversion Features	Warrant Liability	Total
Balance at August 31, 2018	$-	-	$-
Initial recognition	2,421,000	3,917,000	6,338,000
Reclassification to equity	(13,000)		(13,000)
Change in fair value	444,000	(3,013,000)	(2,569,000)
Balance at August 31, 2019	$2,852,000	904,000	$3,756,000

At August 31, 2019, the Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures based on weighted probabilities of assumptions used in the Lattice-based option valuation model. The key valuation assumptions used consists, in part, of the price of the Company’s common stock, a risk free interest rate based on the average yield (1.76%) of a Treasury note and expected volatility of the Company’s common stock (100%) all as of the measurement dates, and the various estimated reset exercise prices weighted by probability.

At August 31, 2019, the Company estimated the fair value of the warrant liabilities based on the Lattice-based option valuation model. The key valuation assumptions used consists, in part, of the price of the Company’s common stock, a risk-free interest rate based on the average yield of a Treasury note (1.39%) and expected volatility of the Company’s common stock (119%) all as of the measurement dates.

When the Company changes its valuation inputs for measuring financial assets and liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the periods ended August 31, 2019 and August 31, 2018, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

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Advertising Costs

The Company expenses advertising costs when incurred. Advertising costs incurred amounted to approximately $1.2 million and $0.5 million for the years ended August 31, 2019, and 2018, respectively.

Research and Development

During the years ended August 31, 2019 and 2018 the Company incurred research and development costs of approximately $2.3 million and $4.0 million, respectively. All costs were related to internally developed and contracted software and related technology for the Company’s HRIS system and related mobile application. In addition, $0.9 million and $2.8 million of software costs were capitalized for the years ended August 31, 2019 and 2018, respectively.

Income Taxes

The Company accounts for income taxes pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Income Taxes.” Under FASB ASC 740 deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FASB ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. Under FASB ASC 740, the impact of an uncertain tax position on the income tax return may only be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.

Share-Based Compensation

At August 31, 2019 and 2018, the Company has one stock-based compensation plan under which the Company may issue both share and stock option awards. The Company accounts for this plan under the recognition and measurement principles of ASC 718, Compensation- Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations on their fair values. Share grants are valued at the closing market price on the date of issuance which approximates fair value.

For option grants, the grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. Option grants are typically issued with vesting depending on a term of service. For all employee stock options granted, the Company recognizes expense over the requisite service period over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility and expected term. The expected volatility is based on the historical volatility of the Company since its Initial Public Offering. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Following the adoption of Accounting Standards Update ASU 2016-09, the Company elected to account for forfeitures as they occur. Any compensation cost previously recognized for an unvested award that is forfeited because of a failure to satisfy a service condition is reversed in the period of the forfeiture.

Earnings (Loss) Per Share

The Company utilizes FASB ASC 260, “Earnings per Share.” Basic loss per share is computed by dividing loss attributable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include additional common share equivalents available upon exercise of stock options and warrants using the treasury stock method. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method, excluding any common share equivalents if their effect would be anti-dilutive.

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The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.

	For the year ended August 31,
	2019	2018
Losses per common share:
Net loss allocated to common shareholders	$(18,727,000)	$(16,823,000)
Weighted average shares outstanding	817,720	720,253
Basic and Fully Diluted net loss per common share	$(22.90)	$(23.36)

Securities that are excluded from the calculation of weighted average dilutive common shares, because their inclusion would have been antidilutive are:

	For the year ended August 31, 2019	For the year ended August 31, 2018
Options	50,749	33,594
Senior Secured Convertible Notes (Note 8)	491,868	100,402
Warrants	107,410	94,470
Total potentially dilutive shares	650,027	228,466

Treasury Stock

Treasury stock represents shares of common stock provided to the company in satisfaction of the related party advance, described in Note 13. Shares provided are recorded at cost as treasury stock. The Company intends to retire all treasury stock outstanding as of August 31, 2019 in fiscal 2020. Any treasury stock retired is recorded to additional paid-in capital, limited to the amount previously credited to additional paid-in capital, if any. Any excess is charged to accumulated deficit.

Revision of Financial Statements

During 2019, the Company determined that it had improperly calculated the volatility of the Company’s common stock, which had been used to calculate the relative fair value of the warrants issued in connection with the June 2018 convertible notes. This resulted in an overstatement of the net carrying amount of the convertible note by the understatement of the corresponding debt discount with the offset to additional paid-in capital as of February 28, 2019. The Company assessed the materiality of the misstatements in accordance with Staff Accounting Bulletin No.99, “Materiality” and No. 108, “Quantifying Misstatements”, and concluded that this error was not qualitatively material on the Company’s consolidated balance sheet, statements of operations, statements of cash flows, statement of stockholders’ deficit and net loss for the periods then ended.

The effect of this revision on the line items within the Company’s consolidated financial statements as of August 31, 2018, was as follows:

	August 31, 2018
	As Previously Reported	Adjustments	As Restated
Convertible note, net	$7,156,000	(985,000)	$6,171,000
Additional Paid-In Capital	17,234,000	1,231,000	18,465,000
Accumulated deficit	(25,977,000)	(246,000)	(26,223,000)
Net Loss	$(16,577,000)	(246,000)	$(16,823,000)
Net loss per share – Basic and diluted	$(23.02)	-	$(23.36)

F-34

Reclassifications

Certain reclassifications have been made to prior year’s data to confirm to the current year’s presentation. Such reclassifications had no impact on the Company’s financial condition, operating results, cash flows or stockholder’s equity.

Significant Recent Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” The standard provides enhancements to the quality and consistency of how revenue is reported by companies, while also improving comparability in the financial statements of companies reporting using International Financial Reporting Standards or U.S. GAAP. The new standard also will require enhanced revenue disclosures, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. This accounting standard becomes effective for the Company for reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early adoption is permitted for annual reporting periods (including interim periods) beginning after December 15, 2016. This new standard permits the use of either the retrospective or cumulative effect transition method.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. The purpose of this standard is to clarify the implementation of guidance on principal versus agent considerations related to ASU 2014-09. The standard has the same effective date as ASU 2014-09 described above.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which provides clarity related to ASU 2014-09 regarding identifying performance obligations and licensing implementation. The standard has the same effective date as ASU 2014-09 described above.

In May 2016, the FASB issued ASU 2016-12: Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which provides narrow scope improvements and practical expedients related to ASU 2014-09. The purpose of this standard is to clarify certain narrow aspects of ASU 2014-09, such as assessing the collectability criterion, presentation of sales taxes, and other similar taxes collected from customers, noncash considerations, contract modifications at transition, completed contracts are transition, and technical correction. The standard has the same effective date as ASU 2014-09 described above.

F-35

In December 2016, the FASB issued ASU 2016-20: Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The amendments in this standard affect narrow aspects of guidance issued in ASU 2014-09. The standard has the same effective date as ASU 2014-09 described above. Topic 606 is effective for the company beginning with the fiscal year ending August 31, 2020. The Company has evaluated Topic 606 and we plan to utilize the modified retrospective transition method upon the adoption of ASC 606. The Company is still in the process of finalizing its evaluation for the adoption of ASC 606, however, no material difference is expected.

In February 2016, the FASB issued new accounting guidance on leases ASU 2016-02, Leases. The new standard requires that a lessee recognize assets and liabilities on the balance sheet for leases with terms longer than 12 months. The recognition, measurement and presentation of lease expenses and cash flows by a lessee will depend on its classification as a finance or operating lease. The guidance also includes new disclosure requirements providing information on the amounts recorded in the financial statements.

In March 2019, the FASB issued ASU 2019-01, which added guidance to ASC 842 that is similar to the guidance in ASC 840-10-55-44 and states that, for lessors that are not manufacturers or dealers, the fair value of the underlying asset is its cost, less any volume or trade discounts, as long as there isn’t a significant amount of time between acquisition of the asset and lease commencement. The amendments also clarify that lessors in the scope of ASC 942 must classify principal payments received from sales-type and direct financing leases in investing activities in the statement of cash flows. In addition, the amendments clarify that entities are not subject to the transition disclosure requirements in ASC 250-10-50-3 related to the effect of an accounting change on certain interim period financial information.

In November 2019, the FASB issued ASU 2019-10, which provides a one-year deferral of the effective dates of the new lease standard. The ASU is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that this standard will have on its consolidated financial statement.

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard will be effective for the Company in the first quarter of fiscal year 2020, although early adoption is permitted (but no sooner than the adoption of Topic 606). The Company does not expect that the adoption of this ASU will have a significant impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820). The ASU eliminates such disclosures as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy. The ASU adds new disclosure requirements for Level 3 measurements. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for any eliminated or modified disclosures. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

In November 2016, the FASB issued Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230): Restricted cash (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown in the statement of cash flow. This guidance is effective for fiscal year beginning after December 15, 2018 and early adoption is permitted. The Company does not expect the adoption of ASU 2016-18 to have a material impact on the Company’s financial statements.

F-36

Note 3: Going Concern

As of August 31, 2019, the Company had cash of $1.6 million and a working capital deficiency of $15.9 million. During the year ended August 31, 2019, the Company used approximately $2.1 million of cash in its operations, consisting of a net loss of $18.7 million, reduced by net non-cash charges and gains of $10.8 million and working capital changes of $6.0 million. For the most recent quarter ending August 31, 2019, cash flows used in operations were $0.5 million. The Company has incurred recurring losses resulted in an accumulated deficit of $45 million as of August 31, 2019. These conditions raise substantial doubt as to the Company’s ability to continue as going concern within one year from issuance date of the financial statements.

The ability of the Company to continue as a going concern is dependent upon generating profitable operations in the future and obtaining additional funds by way of public or private offering to meet the Company’s obligations and repay its liabilities when they become due. The Company has a recurring revenue business model that generated $12.4 million of gross profit for the year of which $3.6 million is attributable to the fourth fiscal quarter. On an annualized basis, a projected twelve-month gross profit based solely on the fourth quarter would be $14.4 million. For the year ended August 31, 2019, the Company had $22.1 million of operating expenses, of which $1.4 million was non-cash depreciation and share based compensation. Of the remaining $20.7 million, $4.9 million was for software development and marketing related spending for the HRIS and mobile application systems, including licensing and related salaries and consulting fees, with an additional $1.4 million for legal services, settlements and costs.

The Company’s plans and expectations for the next 12 months include raising additional capital to help fund expansion of its operations, including the continued development and support of its IT and HR platform and settling its outstanding debt as it comes due. The Company engaged an investment banking firm to assist the Company in (i) preparing information materials, (ii) advising the Company concerning the structure, price and conditions and (iii) organizing the marketing efforts with potential investors in connection with a financing transaction. With the added development and marketing investment into the mobile application, the Company anticipates the need to raise additional capital coupled with using its actual cash position and continue leveraging its payables until it reaches breakeven at about 25,000 worksite employees.

Historically, the Company’s principal source of financing has come through the sale of its common stock and issuance of convertible notes. The Company successfully completed an Initial Public Offering (IPO) on NASDAQ on June 29, 2017, raising a total of $12 million ($10.9 million net of costs). In June 2018, the Company completed a private placement of 8% senior secured convertible notes to institutional investors raising $9 million of gross proceeds ($8.4 million net of costs). In March 2019, the Company completed a private placement of senior secured notes to institutional investors raising $3.75 million ($3.3 million net of costs).

The Company believes that its current cash position, along with its revenue growth and the financing from potential institutional investors will be sufficient to fund its operations for at least a year from the date these financials are available. If these sources do not provide the capital necessary to fund the Company’s operations during the next twelve months from the date of this report, the Company may need to curtail certain aspects of its operations or expansion activities, consider the sale of its assets, or consider other means of financing. The Company can give no assurance that it will be successful in implementing its business plan and obtaining financing on terms advantageous to the Company or that any such additional financing would be available to the Company. As such, these conditions raise substantial doubt as to its ability to continue as a going concern within one year from the issuance date of the financial statements. These consolidated financial statements do not include any adjustments from this uncertainty.

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Note 4: Accounts Receivable

Accounts receivables, which represent outstanding gross billings to clients, are reported net of allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectability of specific accounts and by making a general provision, based on its past experiences, for other potentially uncollectible amounts. The provision for doubtful accounts during the fiscal years ending August 31, 2019 and 2018 was not material.

The Company makes an accrual at the end of each accounting period for the obligations associated with the earned but unpaid wages of its worksite employees and for the accrued gross billings associated with such wages. These accruals are included in unbilled accounts receivable. The Company generally requires clients to pay invoices for service fees no later than 1 day prior to the applicable payroll date. As such the Company generally does not require collateral.

Note 5: Fixed Assets

Fixed assets consisted of the following at August 31, 2019 and 2018:

	August 31, 2019	August 31, 2018
Equipment	$372,000	$228,000
Furniture & fixtures	412,000	329,000
Software	3,737,000	2,797,000
Leasehold improvements	41,000	41,000
	4,562,000	3,395,000
Accumulated depreciation & amortization	(1,202,000)	(363,000)
Fixed assets, net	$3,360,000	$3,032,000

Depreciation and amortization expense for the years ended August 31, 2019 and 2018, was $839,000 and $274,000, respectively.

Software consists primarily of customized software purchased from third party providers and which is incorporated into the Company’s HRIS platform and related mobile application.

F-38

Information related to capitalized software costs is as follows:

	August 31, 2019	August 31, 2018
Software costs capitalized	$3,737,000	$2,797,000
Software costs amortized	(904,000)	(190,000)
Software costs, Net	$2,833,000	$2,607,000

The Company has evaluated certain development costs of its software solution in accordance with ASC Topic 350-40, Internal Use Software, which outlines the stages of computer software development and specifies when capitalization of costs is required. Projects that are determined to be in the development stage are capitalized and amortized over their useful lives of five years. Projects that are determined to be within the preliminary stage are expensed as incurred. For the years ended August 31, 2019 and 2018 no internally developed software was capitalized. A substantial portion of the capitalized software is attributable to a third party with whom the Company is in litigation. The Company evaluated the asset value as of August 31, 2019 and determined that no asset impairment is required for this customized third party software.

Amortization expense included in the depreciation and amortization expense disclosed above for the years ended August 31, 2019 and 2018, was $714,000 and $190,000, respectively. The weighted average remaining life of amortizable software assets was 3.56 years as August 31, 2019. Amortization expense for capitalized software is expected to approximate the following for each of the next five fiscal years and thereafter:

Amount
2020	814,000
2021	814,000
2022	744,000
2023	458,000
2024	3,000

Note 6: Workers Compensation

The Company has two workers compensation programs in effect during the years ended August 31, 2019 and 2018. The Everest program covered corporate and worksite employees from July 1, 2017 until June 30, 2018 and the SUNZ program covered corporate and worksite employees since July 1, 2018. The following table summarizes the workers’ compensation deposit for the years ended August 31, 2019 and 2018:

	Everest Program	SUNZ Program	Total
Workers’ Comp Deposit at August 31, 2017	$2,335,000	-	$2,335,000
Premiums paid	(819,000)	-	(819,000)
Paid in deposits	-	2,386,000	2,386,000
Claim losses	-	(28,000)	(28,000)
Workers’ Comp Deposit at August 31, 2018	$1,516,000	2,358,000	$3,874,000
Premiums paid	(144,000)	-	(144,000)
Paid in deposits	-	7,730,000	7,730,000
Claim losses	(149,000)	(1,850,000)	(1,999,000)
Deposit refund	(1,223,000)	-	(1,223,000)
Workers’ Comp Deposit at August 31, 2019	$-	8,238,000	$8,238,000
Less Current Amount	-	(1,957,000)	(1,957,000)
Long Term Balance at August 31, 2019	$-	6,281,000	$6,281,000

F-39

The following table summarizes the accrued workers’ compensation liability for the years ended August 31, 2019 and 2018:

	Everest Program	SUNZ Program	Total
Workers’ Comp Liability at August 31, 2017	-	-	-
Claim loss development	$572,000	662,000	$1,234,000
Paid in losses	-	(28,000)	(28,000)
Workers’ Comp Liability at August 31, 2018	$572,000	634,000	$1,206,000
Claim loss development	-	7,129,000	7,129,000
Paid in losses	(149,000)	(1,850,000)	(1,999,000)
Workers’ Comp Liability at August 31, 2019	$423,000	5,913,000	$6,336,000
Less Current Amount	(159,000)	(1,798,000)	(1,957,000)
Long Term Balance at August 31, 2019	$264,000	4,115,000	$4,379,000

Note 7: Accrued Payroll and Related Liabilities

Accrued payroll liabilities consisted of the following at August 31, 2019 and 2018:

	August 31, 2019	August 31, 2018
Accrued Payroll	$7,812,000	$4,522,000
Accrued Payroll Taxes	8,201,000	4,609,000
Corporate employee accrued paid time off	399,000	346,000
Accrued Payroll and related liabilities	$16,412,000	$9,477,000

Accrued payroll and accrued payroll taxes represent payroll liabilities associated with its client worksite employees as well as corporate employees of the Company.

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Note 8: Senior Secured Convertible Notes Payable (in default)

The Company has issued three series of senior secured convertible notes payable. In general, each series is convertible into common shares of the Company. Senior Secured Convertible Notes Payable consist of the following:

	August 31,	August 31,
	2019	2018
Senior Secured Convertible notes, Principal	$6,808,000	$10,000,000
Less debt discount and deferred financing costs	(3,457,000)	(3,829,000)
Total outstanding convertible notes, net	$3,351,000	$6,171,000
Less current portion of convertible notes payable	3,351,000)	(6,171,000)
Long-term convertible notes payable	$-	$-

The following table rolls forward the Convertible Notes Payable balances from August 31, 2018 to August 31, 2019:

	Gross Principal	Deferred Financing Costs	Note Discount	Net
Balance at August 31, 2018	$10,000,000	(617,000)	(3,212,000)	$6,171,000
Issuance of Notes Payable	5,639,000	(485,000)	(4,750,000)	404,000
Conversion of Principal into Equity	(8,395,000)	-	-	(8,395,000)
Amortization of Interest Expense	-	758,000	4,849,000	5,607,000
Repayment of Principal in cash	(436,000)	-	-	(436,000)
Balance at August 31, 2019	$6,808,000	(344,000)	(3,113,000)	$3,351,000
Less Current Amount	(6,808,000)	344,000	3,113,000	(3,351,000)
Long Term Balance at August 31, 2019	$-	-	-	$-

The following table outlines the gross principal balance rollforward for each series from August 31, 2018 to August 31, 2019. Each series is described in further detail below.

	June 2018 Notes	December 2018 Notes	March 2019 Notes	Total
Gross Balance at August 31, 2018	$10,000,000	-	-	$10,000,000
Issuance of Notes Payable	-	889,000	4,750,000	5,639,000
Repayment of Principal in cash	(436,000)	-	-	(436,000)
Conversion of Principal into Equity	(8,098,000)	(22,000)	(275,000)	(8,395,000)
Gross Balance at August 31, 2019	$1,466,000	867,000	4,475,000	$6,808,000

Less Discount and Debt Issuance Costs:
Debt Issuance Costs	(27,000)	-	(317,000)	(344,000)
Deferred Financing Costs	(5,000)	-	(3,108,000)	(3,113,000)
Carrying Balance at August 31, 2019	$1,434,000	867,000	1,050,000	$3,351,000
Less Current Amount	(1,434,000)	(867,000)	(1,050,000)	(3,351,000)
Long Term Balance at August 31, 2019	$-	-	-	$-

During the years ended August 31, 2019 and 2018 the Company amortized $5,607,000 and $951,000, respectively, to interest expense from the combined amortization of deferred financing costs and note discounts recorded at issuance for the June 2018 and March 2019 Notes.

During the year ended August 31, 2019, investors converted $8,395,000 of principal and $509,000 of interest expense into approximately 172,500 shares of common stock of the company. The Company has been converting the convertible notes in its shares of common stock at a fifteen percent (15%) discount to the lowest volume weighted average price (“VWAP”) whereas the terms of the agreement state that such discount to the original conversion price of $99.60 should have been initiated on or after the maturity date of the convertible notes or September 4, 2019. The accounting standards require the recognition through earnings of an inducement charge equal to the fair value of the consideration delivered in excess of the consideration issuable under the original conversion terms. Included in the 172.500 shares issued for the 2019 conversions were approximately 67,500 shares valued at $3.9 million on the date of issuance at fair value and issued related to consideration delivered in excess of the consideration issuable under the original conversion terms. This resulted in a non-cash charge of $3.9 million for the year ended August 31, 2019 recorded as loss on debt extinguishment in the statement of operations. There were no conversions of convertible notes during fiscal 2018.

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On June 3, 2019, one of its institutional investors filed claim in the United States District Court, Southern District of New York seeking preliminary injunctive relief against the Company to immediately deliver one million shares of the Company’s common stock and to honor all future conversion requests duly submitted in accordance with the terms of the notes.

On June 7, 2019, and June 10, 2019, the Company received notices from two of its institutional investors that the Company was in default due to missed principal and interest payments under the terms of the Notes. On June 27, 2019, the Company reported that is has informed its convertible note holders that it will cease honoring conversion requests of the 2018 and 2019 Notes forcing a voluntary default of these instruments. The Company is pursuing a renegotiation and amendment of these instruments in an effort to avoid litigation. The Company is requesting to amend the terms of the notes to remove the conversion features and revise the cash amortization, among other items.

See also Note 13 for litigation related to the Convertible Notes Payable.

From June 10, 2019 until year end, the Company has accrued interest at the default interest rate for all note series representing approximately $0.3 million of additional interest payable. The Company has accrued an additional $1.8 million to accrued default liabilities as of August 31, 2019 and charged to a loss on note default on the statement of operations for the year ending August 31, 2019, representing potential liability associated with the default of the notes payable for default premium, potential liquidating damages, and other costs associated with the notes in default.

June 2018 Senior Convertible Notes (in default)

On June 4, 2018, the Company issued $10 million of senior convertible notes (“June 2018 Notes”) to institutional investors with an original issue discount of $1 million for a purchase price of $9 million. The notes bear interest at a rate of 8%, with one year’s interest guaranteed, and have a maturity date of September 4, 2019. The Notes remain outstanding as of November 22, 2019. The company received cash proceeds of $8.4 million representing the $9 million purchase price, reduced by approximately $0.6 million of financing costs directly related to the issuance of the June 2018 Notes.

Concurrent with the sale of the June 2018 Notes, the Company granted warrants to purchase 25,100 shares of common stock to its institutional investors and warrants to purchase 5,422 shares of common stock to its investment banker as placement fees, at an exercise price of $99.60, subject to down round price protection adjustment, as defined in the agreements. The warrants were valued at the date of issuance using the lattice-based option pricing model at $86.80 per warrant. Both the June 2018 Notes and the related warrants were issued with registration rights, whereby the Company was obligated to register the shares underlying the June 2018 Notes or was subject to registration rights penalties. During the year ended August 31, 2018, the Company accrued a loss of $3,500,000 for penalties associated with the registration rights penalties. With the issuance of the December 2018 Notes described below, the Company reduced the loss accrual to $889,000 and recorded a gain of $2,611,000 to the statement of operations during the year ended August 31, 2019. Combined with the $1.8 million loss described above for the 2019 default loss estimate resulted in a net gain of $811,000 for the year ended August 31, 2019.

The terms of June 2018 notes are summarized as follows:

•	Term: September 4, 2019;
•	Coupon: 8%; Default interest rate: 18%;
•	Convertible at the option of the holder at any time;
•

Conversion price is initially set at $99.60 but subject to down round price protection. After maturity, the conversion price will be set subsequently at the lesser of the then conversion price and 85% of the volume weighted average price for the trading date immediately prior to the application conversion date; and

•	Monthly amortization of principal either in cash at a 10% premium or in stock, subject to equity conditions, at a 15% discount to the lowest volume weighted average price, at the option of the Company.

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Debt issuance costs

The Company paid approximately $0.8 million of incremental issuance costs directly attributable to the issuance of the senior secured convertible notes. These costs were recorded as a discount to the convertible notes and they are amortized straight line over the term to interest expense, which approximates the effective interest method.

Debt Discount

During the year ended August 31, 2018, the Company recorded an aggregate debt discount of $4.1 million for the June 2018 Notes. The debt discount includes an initial $1 million resulting from the original issuance discount on the convertible notes and an initial $2.2 million resulting from the fair value of the warrants and $0.9 million resulting from the beneficial conversion feature on the non-detachable conversion option. The Company evaluated the warrants and determined that the warrants did not qualify for derivative accounting as the warrants contained a set exercise price with an adjustment only based upon customary items including stock dividends and splits, subsequent rights offering and pro rata distributions and subject to down round price protection. The Company reviewed the guidance under ASC 470 Debt and allocated the proceeds from the sale of a debt instrument with stock purchase warrants based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. As a result, the Company allocated $2.2 million to the warrants and was recorded as a debt discount with an offset to additional paid in capital in the accompanying financial statements.

The Company valued the issued warrants using the Lattice pricing model at $52.80 per warrant with the following assumptions: dividend yield of zero, years to maturity of 5 years, risk free rates of 2.78 percent, and annualized volatility of 122%. The debt discount is amortized straight-line over the stated life of the obligation, which approximates the effective interest method. Any conversions results in a pro-rata acceleration of unamortized debt discount and debt issuance costs to interest expense on the date of conversion.

Event of default – August 2018

At the June 2018 issuance, the Company executed registration rights agreements with each of its institutional investors. These registration rights agreements require, among other things, that the initial registration statement should be (a) filed within 30 days of June 4, 2018, and (b) declared effective within 90 days of June 4, 2018. The Company’s registration statement was filed on October 1, 2018 and it was declared effective by the SEC on October 29, 2018; thus, both the filing and effectiveness deadlines were missed.

The Company recorded in its consolidated financial statements the mandatory default amount as stipulated in the convertible note agreements. As of August 31, 2018, the Company recorded approximately $3.5 million, which is reported under current liabilities in its consolidated statement of operations, and a further $0.6 million of accrued interest.

On December 20, 2018, the Company entered into settlement agreements with its institutional investors, which resolved all disputes relating to technical defaults by the Company in failing to meet deadlines for filing a registration statement and for having a registration statement effective by the SEC. As a result of such settlement, the Company increased the principal amount of the convertible notes by issuing $889,000 of December 2018 Notes in full settlement of the previously accrued $3.5 million default. The Company accrued an additional $1.8 million in liquidating damages and recognized an $811,000 gain on recovery of these accrued penalties.

December 2018 Notes (in default)

On December 20, 2018, the Company entered into settlement agreements with its institutional investors, which resolved all disputes relating to technical defaults by the Company in failing to meet deadlines for filing a registration statement and for having a registration statement effective by the SEC. As a result of such settlement, the Company issued additional notes (“December 2018 Notes” in the amount of $889,000 on substantially the same terms as the June 2018 Notes except that the stated interest rate was 0% and the term of the December 2018 Notes was December 31, 2019. There was no recorded discount or deferred financing costs for the December 2018 Notes issued.

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March 2019 Bridge Financing (in default)

On March 12, 2019, the Company issued convertible notes in the principal amount of $4,750,000 with an original issue discount of $1 million for a purchase price of $3,750,000 to certain of its existing institutional investors (“March 2019 Notes”) and mature on September 12, 2020. The Company received net cash proceeds of $3.3 million to be used for mobile application development and working capital. The Company incurred approximately $0.5 million of debt issuance costs that are incremental costs directly related to the issuance of the bridge financing senior convertible notes payable.

The terms of the March 2019 convertible notes are summarized as follows:

•	Term: September 12, 2020;
•	Coupon: 0%;
•	Default interest rate: 18%;
•	Original issue discount: $1,000,000;
•	Convertible at the option of the holder at any time;
•	Initial conversion price is set at $66.80 but subject to down round price protection;
•

Alternate conversion price at the greater of the floor price of $12.40 and the lower of the conversion price in effect and alternate conversion percentage of the lowest VWAP of the common share during the 10 consecutive trading day prior to the applicable conversion date;

•	Alternate conversion percentage is 75% if the alternate conversion is an alternate conversion event of default as a result of bankruptcy or 80% for all alternate event of default conversion or 85% is such alternate conversion is an alternate optional conversion;
•	Redemption at the option of the Company at 15% premium at any time after 45 days from March 12, 2019.

In connection with the note, the Company issued 74,390 warrants (“March 2019 Warrants”), exercisable at $70.00, with a five-year term. The Company evaluated the warrants issued and determined that they were derivative liabilities. The Company estimated the fair value of the warrants using the Lattice pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $63.60, a risk-free interest rate of 2.49% and expected volatility of the Company’s common stock of 122%, resulting in a fair value of $3,917,000.

The Company estimated the aggregate fair value of the conversion feature derivative embedded in the debenture (“March 2019 Conversion Feature”) at issuance at $2,421,000 based on weighted probabilities of assumptions using the Lattice pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $63.60, a risk-free interest rate of 2.49% and expected volatility of the Company’s common stock of 122%, and the various estimated reset exercise prices weighted by probability.

This resulted in the calculated fair value of the debt discount resulted from bifurcating the warrants and the conversion feature being greater than the face amount of the debt and the original issue discount, and the excess amount of $2.6 million was immediately expensed as financing costs.

F-44

March 2019 Derivative Liabilities:

Both the March 2019 Warrants and the March 2019 Conversion Feature are accounted for as derivative liabilities. As such, each derivative is marked to market at each reporting date. Prior to March 2019, the Company had no derivative liabilities. The following table provides the activity for the Company’s derivative liabilities for the year ended August 31, 2019.

	March 2019 Conversion Feature	March 2019 Warrant Liability	Total
Balance at August 31, 2018	$-	-	$-
Initial recognition	2,421,000	3,917,000	6,338,000
Reclassification to equity	(13,000)		(13,000)
Change in fair value	444,000	(3,013,000)	(3,069,000)
Balance at August 31, 2019	$2,852,000	904,000	$3,256,000

The Company used the following assumptions to estimate fair value of the derivatives as of August 31, 2019, using the default rate of 75% of market price as a conversion price:

	March 2019 Conversion Feature	March 2019 Warrant Liability
Risk free rate	1.76%	1.39%
Market price per share	$19.04	$19.04
Life of instrument in years	1.04	4.47
Volatility	100%	119%
Dividend yield	0%	0%

F-45

Note 9: Stockholders’ Equity

Preferred Stock

In September 2016, the Company issued options to purchase preferred stock at $0.0001 per share. This issuance was approved by its shareholders. The number of options is equal to the lesser of (a) the number of shares of common stock held by such shareholder on September 28, 2016, which accounts for approximately 25.6 million shares, or (b) the number of shares of common stock held by such shareholder on date of the shareholder’s exercise of the aforesaid option. The preferred stock that is the subject of such contingent option provides a right to elect a majority of the directors on the Board of Directors of the Corporation and does not include any rights to dividends, conversion to shares of common stock, or preference upon liquidation of the Corporation. The contingent option is exercisable only upon the acquisition of a 20% or greater voting interest in the Corporation by a party other than the founding shareholders, or prior to any proposed merger, consolidation (in which the Corporation’s common stock is changed or exchanged), or sale of at least 50% of the Corporation’s assets or earning power (other than a reincorporation). The right to exercise the option terminates on December 31, 2023.

Common Shares

During the year ended August 31, 2019, the Company issued 6,688 shares of common stock following the exercise of warrants and received gross proceeds of $660,000. During the year ended August 31, 2018, the Company issued 938 shares of common stock following the exercise of warrants with an exercise price of $80.00 and received gross proceeds of $75,000.

As described more fully in Note 8, during the year ended August 31, 2019, the Company issued 174,081 shares of common stock in satisfaction of principal and accrued interest following conversion of convertible notes into shares of common stock.

Issuances of common shares to directors for services

The Company awards shares of common stock to its independent directors under its 2017 Stock Option / Stock Issuance Plan (the “Plan”) as compensation for their services as directors. These awards are typically valued at market value on the date of the award. For the year ended August 31, 2019 the Company issued 4,985 shares valued at $263,000 to its directors.

F-46

Treasury Stock

In June 2019, the Company advanced $325,000 in cash to Steven Holmes, a significant shareholder and service provider to the Company. In July 2019, Mr. Holmes repaid the advance by returning 13,954 shares of Mr. Holmes common share holdings, valued at $23.28 per share in full settlement of the advance and which was the market value on the date of settlement. The shares were retired in fiscal 2019 in accordance with company policy. See also Note 11.

Common Stock Warrants

During the year ended August 31, 2018, the Company issued warrants to purchase 30,523 shares of common stock to investors in connection with the senior secured convertible notes, with exercise price of $99.60 per warrant with expiration date of 5 years and subject to down round price protection and reset the warrant price to $70.00 in 2019 concurrent with the March 2019 Note financing warrant issuance. The Company valued the warrants at issuance using the Lattice option-pricing model with the following assumptions: dividend yield of zero, years to maturity of 5 years, risk free rates of 2.78 percent, and annualized volatility of 120%. The Company valued the revised warrants on March 12, 2019 using the Lattice option-pricing model with the following assumptions: dividend yield of zero, years to maturity of 4.2 years, risk free rates of 2.41 percent, and annualized volatility of 122%.

During the year ended August 31, 2019, the Company issued warrants to purchase 74,390 shares of common stock in connection with the March 2019 Notes, with exercise price of $70.00 per warrant with expiration date of 5 years. The Company valued the issued warrants using the Black-Scholes option-pricing model at $52.80 per warrant with the following assumptions: dividend yield of zero, years to maturity of 5 years, risk free rates of 2.49%, and annualized volatility of 122%. The fair value of the warrants issued were incorporated into the financing loss and March 2019 Notes discount described in Note 8 above.

The following tables summarize the Company’s warrants outstanding as of August 31, 2019 and 2018:

	Number of shares	Weighted average remaining life (years)	Weighted average exercise price
Warrants outstanding, August 31, 2017	64,887	1.5	$119.60
Issued	30,526	5.3	$99.60
(Exercised)	(938)	1.2	80.00
(Cancelled)	-	-	-
(Expired)	-	-	-
Warrants outstanding, August 31, 2018	94,475	2.13	$113.60
Issued	74,390	5.0	$70
(Exercised)	(6,688)	0.45	98.80
(Cancelled)	-	-	-
(Expired)	(54,761)	-	114.80
Warrants outstanding, August 31, 2019	107,416	4.42	$74.80

The following table summarizes information about warrants outstanding as of August 31, 2019:

	Exercise price	Warrants Outstanding	Weighted average life of outstanding warrants in years
March 2019 Notes Warrants	$70.00	74,390	4.6
June 2018 Notes Warrants	$70.00	30,526	3.8
2017 PIPE Warrants	$276.00	2,500	2.9
		107,416	4.4

F-47

Note 10: Share based compensation

In March 2017, the Company adopted the 2017 Stock Option / Stock Issuance Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, directors and consultants in the form of incentive stock options (“ISOs”), non-qualified stock options (“NQs”), each of which is exercisable into shares of common stock (“Options”) or shares of common stock (“share grants”). The Company has reserved a total of 250,000 shares of common stock for issuance under the Plan as of August 31, 2019.

Of these shares, as of August 31, 2019, approximately 82,500 options and 7,500 shares have been designated by the Board of Directors for issuance and approximately 32,500 of the options have been forfeited and returned to the option pool under the Plan due to employment terminations. As of August 31, 2019, approximately 195,000 shares remain issuable of which 167,500 are eligible to be issued as ISOs and 195,000 are eligible to be issued as either share grants or NQ stock options.

During 2018 and 2019 both common share grants and stock options were issued to employees and non-officer directors of the Company. Shares issued for services for 2019 and 2018 consist solely of grants to non-officer directors.

For all options granted thus far to August 31, 2019, each option is immediately exercisable and has a term of service vesting provision over a period of time as follows: 25% vest after a 12-month service period following the award, and the balance vest in equal monthly installments over the next 36 months of service. All options granted to date have a ten year term.

Share grants are issued at fair value, considered to be the market price on the grant date. The fair value of option awards is estimated on the grant date using the Black-Scholes stock option pricing model and the following assumptions:

	2019	2018
Expected life	4.0 years	4.0 years
Estimated volatility	119%	121%
Risk-free interest rate	1.70%-2.90%	2.01%-2.83%
Dividends	-	-

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us.

Following the adoption of Accounting Standards Update ASU 2016-09, the Company elected to account for forfeitures as they occur. Any compensation cost previously recognized for an unvested award that is forfeited because of a failure to satisfy a service condition is reversed in the period of the forfeiture.

F-48

Share based compensation expense consisted of the following for the years ended August 31, 2019 and 2018:

	Year ended August 31, 2019	Year ended August 31, 2018
Shares issued for services	$263,000	$163,000
Employee stock options	369,000	200,000
Balance at August 31, 2019	$632,000	$363,000

At August 31, 2019, the total unrecognized deferred share-based compensation expected to be recognized over the remaining weighted average vesting periods of 1.7 years for outstanding grants was $1.6 million.

A summary of option activity was as follows:

	Options Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number	Remaining	Average
	of	Contractual	Exercise
	Options	Life	Price
		(In years)
Balance, August 31, 2017	19,750	9.58	$184.80
Granted	23,719	10.0	$105.60
Exercised	–	–	$–
Forfeited	(9,750)	8.49	$154.80
Balance, August 31, 2018	33,719	9.77	$138.00
Granted	36,073	10.0	$63.60
Exercised	–	–	$–
Forfeited	(19,043)	8.06	$111.20
Balance at August 31, 2019	50,749	8.95	$95.20

Options outstanding as of August 31, 2019 and 2018 had aggregate intrinsic value of $575,000 and $1,000 respectively.

Option vesting activity was as follows:

		Weighted	Weighted
	Number	Remaining	Average
	of	Contractual	Exercise
Options Vested	Options	Life	Price
		(In years)
Balance, August 31, 2017	--	--	$-
Vested	5,364	8.83	$184.80
Exercised	–	–	$–
Forfeited	(850)	8.54	$177.20
Balance, August 31, 2018	4,514	8.57	$182.40
Vested	7,410	–	$137.20
Exercised	–	–	$–
Forfeited	(1,633)	8.10	$164.40
Balance at August 31, 2019	10,291	8.04	$152.80

F-49

The following table summarizes information about stock options outstanding and vested at August 31, 2019:

	Options Outstanding and Exercisable				Options Vested
		Weighted
		Average	Weighted		Weighted	Weighted
	Number	Remaining	Average	Number	Remaining	Average
	of	Contractual	Exercise	of	Contractual	Exercise
Exercise Prices	Options	Life	Price	Options	Life	Price
		(In years)			(In years)
$18.80-40.00	8,125	9.77	$22.40	–	–	$–
$40.01–$80.00	15,761	9.59	$51.60	–	–	$–
$80.01–$120.00	12,864	8.67	$104.00	4,202	8.63	$105.20
$120.01–$160.00	12,625	8.04	$155.20	5,373	7.60	$158.40
$160.01-$391.60	1,375	7.88	$391.60	716	7.88	$391.60
	50,749	8.95	$95.20	10,291	8.04	$152.80

Note 11: Related Parties

Scott Absher, Chief Executive Officer, Director, and a significant shareholder of the Company became a Company employee on April 1, 2016. During the year ended August 31, 2019 and 2018, the Company recorded $750,000 and $750,000, respectively as compensation for his role as CEO in accordance with his employment agreement. On March 15, 2017, Scott Absher was granted 1,250 options to purchase common stock as part of the 2017 Plan, exercisable on March 15, 2017, with an expiration date of March 14, 2027, at an exercise price of $160.00.

J. Stephan Holmes is an advisor to and a significant shareholder of the Company. The Company incurred $720,000 and $700,000 in such professional fees to J. Stephen Holmes for management consulting services for the year ended August 31, 2019 and 2018, respectively and recorded in professional fees on the statement of operations. On March 15, 2017, Stephan Holmes was granted 1,250 options to purchase common stock as part of the 2017 Plan, exercisable on March 15, 2017, with expiration date of March 14, 2027, at an exercise price of $160.00.

In June 2019 the Company advanced Mr. Holmes $325,000 in cash and recorded the advance as a short term note receivable. In July 2019, Mr. Holmes provided 13,954 shares of common stock of the Company valued at $23.20 per share in satisfaction of the cash advance.

On May 15, 2017, Mark Absher, Director, In-House Counsel, and brother of Scott Absher, was granted 1,250 options to purchase common stock as part of the 2017 Plan, exercisable on March 15, 2017 with expiration date of March 14, 2027, at an exercise price of $160.00. On May 10, 2018, Mark Absher was also granted an additional 1,250 options to purchase common stock at an exercise price of $100.00 and exercisable in May 2018 with expiration date in May 2028. During the year ended August 31, 2019 and 2018, the Company recorded $275,000 and $300,000, respectively as compensation for his role as Registered In-House Counsel in accordance with his employment agreement. Mark Absher resigned in February 2019 and all options granted were cancelled during the fiscal year ending August 31, 2019.

For the year ended August 31, 2019 the following issuances were made to the Company’s directors:

	Date Issued	Shares	Issue Price per Share		Value
Ken Weaver	August 2019	1,995	$18.80	(A)	$37,500
Ken Weaver	May 2019	1,202	$31.20	(B)	37,500
Ken Weaver	November 2018	308	$122.00	(C)	37,500
Sean Higgins	September 2018	329	$114.00	(D)	37,500
Sean Higgins	April 2019	412	$91.20	(E)	37,500
Whitney White	September 2018	329	$114.00	(D)	37,500
Whitney White	April 2019	412	$91.20	(E)	37,500
		4,987			$262,500

(A)	Represents share grant for services performed between June 1, 2019 and November 30, 2019 and awarded in August 2019.

(B)	Represents share grant for services performed between December 1, 2019 and May 31, 2019 and awarded in May 2019.

(C)	Represents share grant for services performed between June 1, 2018 and November 30, 2018 and awarded by the Board of Directors in August 2018.

(D)

On September 28, 2017 the Company awarded two directors 658 shares of common stock of which 50% vested on the date marking their six-month service anniversary and 50% for the remaining service through November 28, 2018.

(E)	Represents share grant for services performed between September 29, 2018 and March 28, 2019 and awarded in March 2019

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Note 12: Income Taxes

Current income taxes are based upon the year’s income taxable for federal and state tax reporting purposes. Deferred income taxes (benefits) are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes.

Deferred tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. The Company’s deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers would be limited under the Internal Revenue Code should a significant change in ownership occur within a three-year period.

As of August 31, 2019, and 2018, the Company had cumulative net operating loss carryforwards of approximately $30,686,000 and $26,673,000 respectively, which begin to expire in 2029. The deferred tax assets primarily comprise net operating loss carryforwards and other net temporary deductible differences such as stock-based compensation, deferred rent, depreciation and workers’ compensation accrual. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. Based on management’s analysis, they concluded that it was more likely than not that the deferred tax asset would not be realized. Therefore, the Company established a full valuation allowance against the deferred tax assets. The change in the valuation allowance in 2019 and 2018 was approximately $5,159,000 and $3,493,000, respectively.

Significant components of the net deferred tax assets as reflected on the Consolidated Balance Sheets are as follows:

	August 31,
	2019	2018
	in thousands
Deferred tax liabilities:
Depreciation	$(122,000)	$(21,000)
Software development costs	(845,000)	(835,000)
Total deferred tax liabilities	(967,000)	(856,000)

Deferred tax assets:
Net operating loss carryforward	9,157,000	8,010,000
Business interest	2,539,000	-
Workers’ compensation accruals	1,763,000	360,000
Stock-based compensation	354,000	172,000
Deferred rent	15,000	16,000
Total deferred tax assets	13,828,000	8,558,000
Valuation allowance	(12,861,000)	(7,702,000)
Total net deferred tax assets	$967,000	$856,000

Net deferred tax assets	$-	$-

Income tax expense consists of the following

	For the Year Ended
	August 31,
	2019	2018
Current
Federal	$-	$-
State	-	-
Total current	-	-
Deferred
Federal	4,422,000	2,994,000
State	737,000	499,000
Total deferred	5,159,000	3,493,000
Change in valuation allowance	$(5,159,000)	$(3,493,000)
Total Income Tax Expense (Benefit)	$-	$-

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The reconciliation of the statutory federal rate to the Company’s effective income tax rate is as follows:

	August 31,	August 31,
	2019	2018
Pre-tax book loss	$3,933,000	$4,145,000
Non-deductible penalties and other permanent differences	(430,000)	(177,000)
State taxes (8.84%)	1,656,000	1,466,000
Redetermination of prior year taxes	-	-
Enactment of the 2017 Tax Reform Act	-	(1,941,000)
Change in valuation allowance	(5,159,000)	(3,493,000)
Net income tax provision	$-	$-

In December 2017, the Tax Cuts and Jobs Act was enacted, which reduces the U.S. statutory corporate tax rate from a maximum rate of 35% to 21% for the tax years beginning after December 31, 2017. For a corporation whose fiscal year begins before December 31, 2017 and ends after December 31, 2017, the IRS has issued guidance, in notice 2018-38, regarding the calculation of a blended current year tax rate. The Company followed this guidance in the calculation of the prior year tax benefit for the fiscal year ended August 31, 2018. The Calculation resulted in a 25% effective tax rate for fiscal year 2018. The Tax Cuts and Jobs Act resulted in the re-measurement of the federal portion of the Company’s deferred tax assets and valuation allowance as of August 31, 2018 from 35% to the new 21% tax rate. As a result, the reduction of the corporate tax rate resulted in a write-down of the gross deferred tax assets of approximately $1,277,000 and a corresponding write-down of the valuation allowance.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of August 31, 2019, and 2018, the Company had no accrued interest and penalties related to uncertain tax positions.

The Company’s net operating losses (“NOL”) may be limited by the provisions of IRC Section 382, for which the Company has not performed an analysis of the potential limitations. These limitations will be imposed when the Company attains taxable income against which the NOL will be utilized. The company had a NOL of $3,843,000 during the period ending August 31, 2019. This NOL has an indefinite life but are limited to 80%. As explained above, the Company has determined that it is more likely than not that the Company’s deferred tax assets related to NOL Carryforwards will not be utilized.

The Company is subject to taxation in the U.S. The tax years for 2016 and forward are subject to examination by tax authorities. The Company is not currently under examination by any tax authority.

Management has evaluated tax positions in accordance with FASB ASC 740, and has not identified any tax positions, other than those discussed above, that require disclosure.

Note 13: Commitments and Contingencies

Software License

The Company licenses software from a third party for utilization in its mobile application and HRIS system. The license agreement is for three years and contains an annual escalation beginning in May 2020. The license is month to month and is cancelable but is subject to a cancellation penalty calculated as 30% of the remaining contracted license payments if cancelled by the Company. Future minimum license payments under the license agreement at August 31, 2019, are as follows:

Years ended August 31,
2020	$922,000
2021	1,015,000
2022	817,000
Total minimum payments	$2,754,000

Operating Lease

Effective April 15, 2016, the Company entered into a non-cancelable five-year operating lease for its Irvine facility. On July 25, 2017, the Company entered into a non-cancelable operating lease for expansion space at its Irvine offices with a termination date that coincides with the termination date of the prior lease and extended the terms of the original lease to extend until 2022. The leases for certain facilities contain escalation clauses relating to increases in real property taxes as well as certain maintenance costs.

Future minimum lease payments under non-cancelable operating leases at August 31, 2019, are as follows:

Years ended August 31,
2020	$382,000
2021	382,000
2022	319,000
Total minimum payments	$1,083,000

Non-contributory 401(k) Plan

The Company has a non-contributory 401(k) Plan (the “401(k) Plan”). The 401(k) Plan covers all non-union employee who are at least 21 years of age and have completed 3 months of service. There were no employer contributions to the Plan for the years ended August 31, 2019 and 2018.

F-52

Share Repurchase Plan

On July 9, 2019, the Company’s Board of Directors authorized the repurchase of up to 250,000 shares of its outstanding common shares as market conditions warrant over a period of 18 months. The Company has not implemented the share repurchase plan to date and has not repurchased any shares under the plan.

Litigation

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will be resolved only when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

During the ordinary course of business, the Company is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

Convertible Note related litigation:

During 2019, three of the Company’s note holders have filed complaints:

Alpha Capital v. ShiftPixy, Inc.

On July 3, 2019 ShiftPixy was served with a complaint filing by Alpha Capital Anstalt (ACA) in the United States District Court, Southern District of New York alleging breach of contract in refusing to honor the conversion of certain convertible notes, specifically one for $310,000 submitted on June 20, 2019. ACA sought an injunction requiring the Company to issue 25,000 common shares, damages for the claimed breaches, and attorney’s fees. In August 2019, the court denied the motion for a preliminary injunction but granted accelerated discovery which was completed in September 2019. As of August 31, 2019, the Company had convertible notes outstanding with ACA for approximately $1.7 million consisting of $0.3 million of the June 2018 series, $0.2 million of the December 2018 series and $1.2 million of the March 2019 series.

Dominion Capital LLC v. ShiftPixy;

On July 18, 2019 ShiftPixy was served with a complaint filing by Dominion Capital LLC in the United States District Court, Southern District of New York alleging breach of contract in refusing to honor the conversion of certain convertible notes. Dominion sought injunctive relief, injunction to prohibit buyback, breach of contract on the June 2018, December 2018, and March 2019 notes, and declaratory judgment. In August 2019, the court denied the motion for a preliminary injunction but granted accelerated discovery which was completed in September 2019. As of August 31, 2019, the Company had convertible notes outstanding with Dominion for approximately $1.5 million consisting of $0.7 million of the June 2018 series, $0.2 million of the December 2018 series and $0.6 million of the March 2019 series.

Both ACA and Dominion have filed for summary judgment on their cases. The court referred those motions to a magistrate judge for a report and recommendation, and the magistrate judge filed his report on November 22, 2019, recommending that the court enter judgment for money damages in both cases consistent with the amounts accrued for by the Company, denying permanent injunctive relief, and granting declaratory relief with respect to the stock buyback program. The Company is awaiting a response from the court as of the date of this filing.

MEF I, LP v. ShiftPixy, Inc.;

On August 27, 2019 MEF filed a complaint in the United States District Court, Southern District of New York based upon the Company’s refusal to convert June 2018 notes. MEF seeks monetary relief of $2.1 million and seeks to appoint themselves as receiver of the Company. As of August 31, 2019 the Company had convertible notes outstanding to MEF at approximately $0.7 million face value consisting of approximately $0.5 million and $0.2 million for the June 2018 and December 2018 notes respectively. In November 2019 the Company filed a motion in response to the receiver request. A hearing on the receiver matter was conducted on November 20, 2019 and the Company is awaiting a response from the court on the hearing as of the date of this filing.

Lyons Capital, LLC Litigation

On June 21, 2018, ShiftPixy was served with a summons and complaint in connection with a claim by Lyons Capital, LLC, arising out of a contract wherein ShiftPixy, Inc., agreed to pay Lyons Capital, LLC, a total of 210,000 shares of the company’s common stock in exchange for introductions to brokers, research coverage, funds, investment banking firms, and market makers as well as board representation and business opportunities and for promotion of the company at Lyons Capital, LLC’s annual conference. This lawsuit was settled during fiscal 2019 for an immaterial amount which was included in general and administrative expenses on the statement of operations.

Kadima Ventures

The Company is in dispute with its software developer, Kadima Ventures, over incomplete but paid for software development work. In May 2016, the Company entered into a contract with Kadima Ventures for the development and deployment of user features that were proposed by Kadima for an original build cost of $8.5 million to complete. As of the date of this filing, the Company has spent approximately $11 million but has not received the majority of certain software modules. In addition to the non-delivery of the paid for user features, Kadima Ventures asserts that it is owed additional funds to turn over the work completed. The Company initiated litigation to force the delivery of the software modules paid for through fiscal 2019 and exit the development engagement. In April 2019, Kadima filed a complaint against ShiftPixy in the County of Maricopa, AZ alleging breach of contract, promissory estoppel and unjust enrichment and has demands for an additional $10 million prior to releasing the remaining features. The parties agreed to a transfer of the matter to an Arizona Commercial Court with the expectation that the matter would be sent to arbitration or mediation. In October 2019, Kadima provided the software code to a third party for technical evaluation of the software in question. The Company expects to enter into mediation once the technical evaluation is completed later in fiscal 2020. An answer to the Complaint is due January 31, 2020.

F-53

Splond Litigation

On April 8, 2019, claimant, Corey Splond, filed a class action lawsuit, naming ShiftPixy, Inc. and its client as defendants, claiming that he was scheduled to work for more than 8 hours during 24-hour periods without being paid overtime, to which he was entitled.  In addition, claimant is seeking waiting time penalties for the delay in payment. This lawsuit is in the initial stages; the financial impact to the Company, if any, cannot be estimated.  No liability has been recorded for this matter at this time.  In the event of an unfavorable outcome the Company’s client is contractually obligated to indemnify the Company for misreported hours and portions of the claim would be covered under the Company’s employment practices liability insurance.

Note 14: Subsequent Events

On November 14, the Company filed a preliminary proxy requesting a 1 for 40 reverse split of our common shares. We have received the majority shareholder approval for the reverse split and the Company expects the reverse split to be effective on December 16, 2019.

On December 4, 2019 the Company received a notice from the Nasdaq Capital Market stating that the Company will be delisted on December 13, 2019 unless the Company files for a hearing by December 11, 2019. The Company requested a hearing on December 9, 2019 and has a hearing scheduled for January 23, 2020.

On December 5, 2019, the Company entered into an exchange agreement with the holder of a majority of its March 2019 Convertible Notes. The exchange agreement and the related revised March 2019 note agreement revised the conversion price to $40.00 per share, extended the term of the March 2019 notes to March 1, 2022, provided for a revised quarterly amortization schedule beginning April 1, 2020, and removed certain anti-dilution terms of the related March 2019 warrants. The holder also exchanged $222,000 of December 2018 Notes by extending the term to coincide with the revised term of the March 2019 notes and for the revised amortization schedule. The Company agreed to issue an additional $200,000 of consideration to the holder, payable in common stock, as consideration for this exchange and agreed to increase the principal outstanding on the notes exchanged by 10% from $222,000 for the December 2018 notes to $244,000 and from $2,445,000 for the March 2019 notes to $2,890,000. On December 11, 2019, the Company issued 21,750 shares of common stock to the holder in satisfaction of the additional $200,000 of consideration.

Management has evaluated subsequent events pursuant to the issuance of the consolidated financial statements and has determined that no additional subsequent events occurred through the date of this filing that would require disclosure.

Note 15: Reverse Stock Split

On December 17, 2019, the Company implemented a 1 for 40 reverse stock split for all common share and common share equivalents including, options, warrants, and convertible notes. All common shares and common share equivalents are presented retroactively to reflect the reverse split.

F-54

Shares of Common Stock

Pre-Funded Warrants to Purchase      Shares of Common Stock

 Prospectus

Sole Book-Running Manager

A.G.P.

, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, expected to be incurred by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee		$3,150
FINRA filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

* To be filed by amendment.

Item 14.     Indemnification of Directors and Officers

Sections 17-16-851 through -856 of the Wyoming Statutes (the “Applicable Statutes”) provide that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The Applicable Statutes also provide that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article V of our articles of incorporation, as amended, also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“[t]o the fullest extent permitted by the Wyoming Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (A) the amount of financial benefit received by a director to which he or she is not entitled; (B) an intentional infliction of harm on the Corporation or the Shareholders; (C) a violation of Section 17-16-833 of the Wyoming Business Corporation Act; or (D) an intentional violation of criminal law. If the Wyoming Business Corporation Act is amended after the effective date of this Amendment to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended.

The Corporation shall indemnity to the fullest extent permitted by the Wyoming Business Corporation Act, as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the Wyoming Business Corporation Act. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of shareholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

Any repeal or modification of this Article V or amendment to the Wyoming Business Corporation Act shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of or increase the liability of any director, officer, agent, or other person of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article V.”

Further, Article XIV of our Bylaws also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“The corporation shall indemnify any person acting on its behalf in accord with the law of Wyoming. The indemnification provided hereby shall not be deemed exclusive of any other right to which anyone seeking indemnification thereunder may be entitled under any bylaw, agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The corporation may purchase and maintain insurance on the behalf of any Director, officer, agent, employee or former Director or officer or other person, against any liability asserted against them and incurred by him.”

Item 15.     Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

•	On September 18, 2017 we issued 625 shares of common stock to a non-employee director in connection with services rendered.

•	On September 28, 2017 we issued 329 shares of common stock to a non-employee director in connection with services rendered.

•	On September 28, 2017 we issued 329 shares of common stock to a non-employee director in connection with services rendered.

•	On February 26, 2018 we issued 625 shares of common stock to a non-employee director in connection with services rendered.

•	On June 4, 2018, we completed an offer and sale to certain accredited investors in a private placement of (i) the June 2018 Notes, convertible into 250,000 shares of our common stock and (ii) warrants to purchase an aggregate of 30,526 shares of our common stock.

•	On August 9, 2018 we issued 615 shares of common stock to a non-employee director in connection with services rendered.

•	On September 28, 2018 we issued a total of 329 shares of common stock to a non-employee director in connection with services rendered.

•	On September 28, 2018 we issued a total of 329 shares of common stock to a non-employee director in connection with services rendered.

•	On December 20, 2018, we issued the December 2018 Notes, convertible into 17,778 shares of our common stock, to certain holders of the June 2018 Notes pursuant to the terms of that certain Limited Settlement Agreement and Mutual Release, dated December 20, 2018.

•	On March 12, 2019, we completed an offer and sale to certain accredited investors in a private placement of (i) the March 2019 Notes, convertible into 389,345 shares of our common stock and (ii) warrants to purchase up to an aggregate of 74,390 shares of our common stock.

•	On April 16, 2019 we issued we issued 407 shares of common stock to a non-employee director in connection with services rendered.

•	On April 16, 2019 we issued we issued 407 shares of common stock to a non-employee director in connection with services rendered.

•	On May 15, 2019 we issued 1,202 shares of common stock to a non-employee director in connection with services rendered.

•	On August 19, 2019 we issued 1,995 shares of common stock to a non-employee director in connection with services rendered.

•	On December 5, 2019 we issued 21,750 shares of common stock to CVI Investments, Inc. (“CVI”) pursuant to that certain Exchange Agreement dated December 5, 2019.

•	On January 8, 2020 we issued 27,178 shares of common stock to Alpha Capital Anstalt (“Alpha”) pursuant to conversions of the June 2018 Notes held by Alpha.

•	On January 9, 2020 we issued 24,049 shares of common stock to CVI pursuant to conversions of the December 2018 Notes and March 2019 Notes held by CVI.

•	On January 14, 2020 we issued 12,915 shares of common stock to Osher Capital Partners LLC (“Osher”) pursuant to the conversion of March 2019 Notes held by Osher.

•	On January 17, 2020 we issued 18,033 shares of common stock to Alpha pursuant to the conversion of December 2018 Notes held by Alpha.

•	On January 17, 2020 we issued 20,000 shares of common stock to MEF I, LP (“MEF”) pursuant to the conversion of June 2018 Notes held by MEF.

•	On January 22, 2020 we issued 83,543 shares of common stock to Dominion Capital, LLC pursuant to that certain Settlement Agreement and Mutual Release, dated January 22, 2020.

•	On March 23, 2020 we issued (i) 66,123 shares of common stock, (ii) warrants to purchase 130,360 common stock, (iii) an amended and restated senior convertible note convertible into 78,582 shares of common stock and (iv) a senior convertible note convertible into 15,717 shares of our common stock to Alpha pursuant to that certain Amendment and Exchange Agreement with Alpha, dated March 23, 2020.

•	On March 23, 2020 we issued (i) 16,531 shares of common stock, (ii) warrants to purchase 32,590 shares of common stock, (iii) an amended and restated senior convertible note convertible into 11,687 shares of common stock and (iv) a senior convertible note convertible into 2,338 shares of our common stock to Osher Capital Partners LLC (“Osher”) pursuant to that certain Amendment and Exchange Agreement with Osher, dated March 23, 2020.

•	On March 24, 2020 we issued (i) warrants to purchase 260,719 shares of common stock and (ii) a senior convertible note convertible into 198,756 shares of our common stock to CVI pursuant to that certain Exchange Agreement with CVI, dated March 24, 2020.

Item 16.     Exhibits and Financial Statement Schedules

(a)     Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1	Articles of Incorporation of ShiftPixy, Inc. (incorporated by reference from Exhibit 2.1 to our Offering Circular, filed with the SEC on Form 1-A on May 31, 2016).
3.2	Amendment to Articles of Incorporation of ShiftPixy, Inc., dated September 28, 2016 (incorporated by reference from Exhibit 2.6 to our Form 1-A/A, filed with the SEC on October 18, 2016).
3.3	Amendment to Articles of Incorporation of ShiftPixy, Inc., dated January 7, 2020 (incorporated by reference from Exhibit 3 to our current Report on Form 8-K, filed with the SEC on January 23, 2020).
3.4	Bylaws of ShiftPixy, Inc., as amended through February 16, 2018 (incorporated by reference from Exhibit 3.2 to our 8-K, filed with the SEC on February 22, 2018).
3.5	Articles of Incorporation of Shift Human Capital Management Inc. (incorporated by reference from Exhibit 2.4 to our Form 1-A/A, filed with the SEC on August 16, 2016).
3.6	Bylaws of Shift Human Capital Management Inc. (incorporated by reference from Exhibit 2.5 to our Form 1-A/A, filed with the SEC on August 16, 2016).
4.1	Amended Principal Shareholder Option (incorporated by reference as Exhibit 3.5 to our 1-A/A, filed with the SEC on October 18, 2016).
4.2*	Form of Pre-Funded Warrant.
4.3*	Form of Underwriter Warrant.
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1†	2017 Stock Option and Share Issuance Plan (incorporated by reference as Exhibit 3.8 to our 1-A POS, filed with the SEC on April 4, 2017).
10.2	Form of 8% Senior Secured Convertible Note Due September 4, 2019, dated June 4, 2018 (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on June 8, 2018).
10.3	Form of Security Agreement, dated June 4, 2018 (incorporated by reference from Exhibit 4.2 to our Current Report on Form 8-K, filed with the SEC on June 8, 2018).
10.4	Form of Common Stock Purchase Warrant, dated June 4, 2018 (incorporated by reference from Exhibit 4.3 to our Current Report on Form 8-K, filed with the SEC on June 8, 2018).
10.5	Form of Securities Purchase Agreement, dated June 4, 2018 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on June 8, 2018).
10.6	Form of Registration Rights Agreement, dated June 4, 2018 (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on June 8, 2018).

10.7†	First Amendment to Director Agreement, by and between Shift Pixy, Inc. and Kenneth W. Weaver Agreement, dated August 1, 2017 (incorporated by reference from Exhibit 10.7 to our Annual Report on form 10-K/A, Amendment No. 2, filed with the SEC on October 18, 2018).
10.8	Form of Limited Settlement Agreement and Mutual Release, dated December 20, 2018 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 21, 2018).
10.9	Form of 8% Senior Secured Convertible Note Due December 31, 2019, dated December 20, 2018 (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on December 24, 2018).
10.10	Form of Senior Convertible Note (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on March 12, 2019).
10.11	Form of Warrant to Purchase Common Stock (incorporated by reference from Exhibit 4.2 to our Current Report on Form 8-K, filed with the SEC on March 12, 2019).
10.12	Form of Securities Purchase Agreement, dated March 11, 2019 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 12, 2019).
10.13	Form of Registration Rights Agreement (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on March 12, 2019).
10.14	Form of Amendment Agreement (incorporated by reference from Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on March 12, 2019).
10.15	Form of Amended and Restated 8% Senior Secured Convertible Note, dated June 4, 2018 (incorporated by reference from Exhibit 10.4 to our Current Report on Form 8-K, filed with the SEC on March 12, 2019).
10.16	Form of Amended and Restated 8% Senior Secured Convertible Note Due December 31, 2019, dated December 20, 2018 (incorporated by reference from Exhibit 10.5 to our Current Report on Form 8-K, filed with the SEC on March 12, 2019).
10.17†	Offer Letter to Domonic Carney, dated July 16, 2019 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 1, 2019).
10.18	Form of Amended and Restated 8% Senior Secured Convertible Note, dated June 4, 2018 (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on December 6, 2019).
10.19	Senior Secured Convertible Note, dated March 12, 2019 (incorporated by reference from Exhibit 4.2 to our Current Report on Form 8-K, filed with the SEC on December 6, 2019).
10.20	Form of Exchange Agreement, dated December 5, 2019 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 6, 2019).
10.21	Asset Purchase Agreement, dated January 3, 2020, by and between ShiftPixy, Inc. and Shiftable HR Acquisition, LLC, dated January 3, 2020 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 7, 2020).
10.22	Settlement Agreement and Mutual Release, dated January 22, 2020, by and between ShiftPixy, Inc. and Dominion Capital LLC (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 23, 2020.
10.23	Settlement Agreement, dated January 16, 2020, by and between ShiftPixy, Inc. and MEF I, LP.
10.24	Amendment and Exchange Agreement, dated March 23, 2020, by and between ShiftPixy, Inc. and Alpha Capital Anstalt (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 24, 2020).
10.25	Amendment and Exchange Agreement, dated March 23, 2020, by and between ShiftPixy, Inc. and Osher Capital Partners LLC (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on March 24, 2020).

10.26	Exchange Agreement, dated March 24, 2020, by and between ShiftPixy, Inc. and CVI Investments, Inc. (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 25, 2020).
10.27†	Offer Letter to Scott Absher, dated March 23, 2016.
21.1	List of subsidiaries of ShiftPixy, Inc.
23.1	Consent of Marcum, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).
101.1NS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definitions Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement.

(b)    Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.     Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, CA on the day of March 27, 2020.

ShiftPixy, Inc.

By:	/s/ Scott W. Absher
Name: Scott W. Absher
Title: Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of ShiftPixy, Inc. constitutes and appoints Scott W. Absher, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that the said attorney-in-fact and agent, or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott W. Absher	Chief Executive Officer and Director
Scott W. Absher	(Principal Executive Officer)	March 27, 2020

/s/ Domonic Carney	Chief Financial Officer
Domonic Carney	(Principal Financial Officer and Principal Accounting Officer)	March 27, 2020

/s/ Kenneth Weaver	Director	March 27, 2020
Kenneth Weaver

/s/ Whitney White	Director	March 27, 2020
Whitney White

/s/ Sean Higgins	Director	March 27, 2020
Sean Higgins

/s/ Christopher Sebes	Director	March 27, 2020
Christopher Sebes

/s/ Amanda Murphy	Director	March 27, 2020
Amanda Murphy